UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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LUXFER HOLDINGS PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021

LUXFER HOLDINGS PLC

Annual General Meeting of
Shareholders

Proxy Statement

Lumns Lane
Manchester M27 8LN	Telephone No. +1-414-269-2419
United Kingdom	investor.relations@luxfer.com

ANNUAL GENERAL MEETING

April 27, 2021

Dear Luxfer Shareholders:

I have the pleasure of enclosing the notice of Luxfer’s 2021 Annual General Meeting of Shareholders (“AGM” or the “Annual General Meeting”). The AGM will be held at our headquarters, particularly at the Luxfer MEL Technologies site, which is located at Lumns Lane, Manchester M27 8LN, United Kingdom, on June 9, 2021, at 2:00 p.m. BST.1 The formal notice of the AGM is set out on page i of this document (the “Notice”). As a holder of ordinary shares, you may attend and/or vote at the AGM, or you may appoint another person as your proxy. To be valid, a form of proxy must be submitted in accordance with the instructions set out in the Notes to the Notice on page iii.

In a year that brought everyone’s health sharply into focus, Luxfer’s priority continues to be the health and safety of our employees, customers, shareholders, and communities. From the early stages of the COVID-19 pandemic, we found innovative ways to better serve the evolving needs of our customers and took active steps to modify our business practices to ensure the well-being of all those involved. We provided personal protective equipment to our employees, retooled our operational manufacturing processes, rearranged shift patterns and production floor layouts, and enabled remote work wherever possible. Our comprehensive response allowed us to continue operations throughout the pandemic and ensure the supply of critical Luxfer products that support the public health response. For example, in November 2020 we launched our new non-limited life medical cylinders used for oxygen therapy for millions with respiratory-related illnesses, including COVID-19. Our cylinders are also used by over 20 million firefighters and first responders across the U.S. today. Additionally, Luxfer’s HeaterMeals® support humanitarian and disaster relief feeding programs, along with the U.S. Military’s Meals Ready-to-Eat program, through the use of our flameless ration heating technology.

Despite the exceptional challenges of 2020, I am extremely proud of the Luxfer team’s ingenuity and tenacity, which allowed us to deliver customer value, accelerate many of our lean initiatives, and maintain a strong balance sheet throughout the year. Although progress on our growth initiatives was slower than expected due to the pandemic, we continued to make progress on our strategic Transformation Plan. Through the ongoing use of the Luxfer Business Excellence Standard Toolkit (“Luxfer BEST”) – which focuses on using lean principles to drive operational excellence, new product development, and back-office standardization – we were able to make significant strides in seeding organic and inorganic growth. We achieved strong organic growth in 2020, most notably in alternative fuel with our compressed natural gas (“CNG”) and hydrogen storage products. In order to increase our Gas Cylinder Segment’s focus on composite cylinders used for portable CNG, hydrogen and oxygen storage, we recently announced the divesture of the majority of our aluminum product lines, including Luxfer Superform. We are confident that this divesture will simplify the gas cylinder portfolio, unlock value for shareholders, and enable us to capture a greater share of the high-growth portable CNG and hydrogen storage market with our world-class composite cylinders. Overall, I am proud of the momentum established by our commercial and innovation initiatives, and I am confident that these efforts will continue delivering differentiated share gains in the future.

The ongoing success of our Transformation Plan allowed us to better deal with pandemic-related economic fallout, as our reduced fixed costs enabled us to remain profitable even at lower demand levels. Our agile organization structure and updated communication tools supported effective remote work when needed. In addition, fewer facilities and lean manufacturing helped us generate strong free cash flow, which further strengthened our balance sheet and reduced our net debt to a multi-

year low. Throughout 2020, we continued to pay regular dividends and even made an early payment on $25 million of our private placement loan.

Productivity remained an important focus in 2020, as the Luxfer team completed several projects aimed to increase efficiency and cost savings as we navigated the pandemic. Through multiple projects, we further developed lean manufacturing talent, invested in manufacturing automation, and delivered the commercial excellence that our customers expect and deserve. Our focus on cost reductions and waste elimination resulted in $21.5 million of net cost savings through year end 2020, which represents the third full year of our Transformation Plan. We remain on track to deliver the committed $24 million of net cost reductions by the end of 2021. In sum, strong productivity savings enabled us to partially offset the impact of COVID-19 on our 2020 financial results, as revenue declined 13% to $325 million and adjusted EBITDA declined 19.7% to $53.9 million.2

Fiscal 2020 was also a critical year for Luxfer’s environmental, social, and governance (“ESG”) initiatives. In addition to the extraordinary challenges presented by the pandemic, the past year has demonstrated how environmental and social issues around the world – from climate change to social justice and inclusion – impact all businesses. With the publication of our first ESG Report in November 2020, we increased our focus on sustainability; established quantifiable targets to reduce our emissions, freshwater usage, and waste; and took initiatives to promote and maintain an inclusive culture. Through these commitments and increased transparency on non-financial metrics, we have fostered better communication with our stakeholders. We are confident that our commitment to ESG initiatives, among other improvements to our high-performance culture and lean operations, will promote resilience and allow us to emerge stronger following the pandemic.

Our progress in 2020, driven by the hard work of Luxfer’s team, has paved the way for a better future. Through commercial excellence and innovation, we are confident that we will continue driving profitable organic growth and enhancing long-term shareholder value. We are committed to living our values, doing business with integrity, and putting our customers first.

The Board considers all resolutions set out in the Notice to be in the best interest of the Company and its shareholders and believes that such resolutions are likely to contribute to the Company’s success. Accordingly, the Board recommends that you vote in favor of each resolution being put before the shareholders at the AGM in the same way as the Directors intend to vote their own shareholdings.

Thank you for being a Luxfer shareholder.

Sincerely,

Alok Maskara

Chief Executive Officer

___________________

1 As a result of the COVID-19 pandemic, we are planning for the possibility that the format or location of the AGM may change. In the event of such necessity, we will announce the decision in advance, including details on how to participate, in accordance with the SEC's Staff Guidance for Conducting Annual General Meetings in Light of COVID-19 Concerns.

2 Adjusted EBITDA is a non-GAAP measure. For a reconciliation and explanation of this non-GAAP measure, see Appendix A.

NOTICE OF ANNUAL GENERAL MEETING

TO BE HELD ON JUNE 9, 2021

Notice is hereby given that the Annual General Meeting of LUXFER HOLDINGS PLC (the “Company” or "Luxfer"), a public limited company organized under the laws of England and Wales, will be held at the Company's headquarters, particularly the Luxfer MEL Technologies site, which is located at Lumns Lane, Manchester M27 8LN, United Kingdom (with entrance on Rake Lane), on June 9, 2021, at 2:00 p.m. BST to consider and, if thought fit, pass the resolutions set out below.

The Company will provide, without charge, a copy of its 2020 Annual Report on Form 10-K (without exhibits) filed with the SEC and any other documents incorporated by reference in this proxy statement (the “Proxy Statement”). Please refer to the section entitled “Where You Can Find More Information” on page 60 of the Proxy Statement for more information.

The Company’s U.K. Annual Report and Accounts for the year ended December 31, 2020, which consist of the U.K. statutory accounts, the U.K. statutory Directors’ Report, the U.K. statutory Directors’ Remuneration Report, the U.K. statutory Strategic Report, and the U.K. statutory Auditor’s Report (collectively, the “U.K. Annual Report and Accounts”) will be made available on our website at https://www.luxfer.com/investors/reports-and-presentations/ prior to the Annual General Meeting. There will be an opportunity at the Annual General Meeting for shareholders to review, ask questions, or make comments on the U.K. Annual Report and Accounts and the other proxy materials.

Resolutions 1 through 12 are proposed as ordinary resolutions. Further information on each resolution is provided on pages 8 through 14 of the Proxy Statement.

ORDINARY RESOLUTIONS

  To re-elect Alok Maskara as a Director of the Company.
  To re-elect David Landless as a Director of the Company.
  To re-elect Clive Snowdon as a Director of the Company.
  To re-elect Richard Hipple as a Director of the Company.
  To re-elect Allisha Elliott as a Director of the Company.
  To re-elect Lisa Trimberger as a Director of the Company.
  To approve the Directors’ Remuneration Policy (the “Directors’ Remuneration Policy”).
  To approve, by non-binding advisory vote, the Directors’ Remuneration Report for the year ended December 31, 2020 (the “Directors’ Remuneration Report”), excluding the part containing the Directors’ Remuneration Policy.
  To approve, by non-binding advisory vote, the compensation of Luxfer’s Named Executive Officers (the “Named Executive Officers”).
  To approve, by non-binding advisory vote, the frequency of “Say-On-Pay” votes.

i

  To ratify the re-appointment of PricewaterhouseCoopers LLP as the independent auditors (the “Independent Auditors”) of Luxfer Holdings PLC until conclusion of the 2022 Annual General Meeting.
  To authorize the Audit Committee of the Board of Directors to set the Independent Auditors’ remuneration.
INFORMATION AND CONCERNS RELATED TO COVID-19

The Annual General Meeting is an important event on the Company’s corporate calendar, as it provides an opportunity to engage with shareholders and allows for shareholders to pass the resolutions necessary for the Company to conduct its business and affairs. Although we are currently planning to hold the Annual General Meeting in person, in light of the ongoing public health concerns surrounding the COVID-19 pandemic, we may deem it necessary to hold the Annual General Meeting solely by means of remote communication (i.e., a virtual-only meeting) or as a hybrid meeting (i.e., permitting both virtual and limited in-person attendance) in lieu of an in-person meeting at the Company’s headquarters. In the event of such necessity, we will announce the decision in a press release, and details will be posted on our website at https://www.luxfer.com/ and filed as additional proxy soliciting material with the U.S. Securities and Exchange Commission. The health and well-being of our shareholders, colleagues, and the communities in which we operate is a priority to Luxfer. Nevertheless, we are also committed to ensuring that shareholders can exercise their right to vote. Due to the potential risks of aiding the spread of COVID-19 by gathering at the Annual General Meeting, as well as restrictions on travel and public gatherings, we encourage our shareholders to vote by Internet or mail. In particular, your attention is drawn to the proxy voting methods set out in the section entitled “Notes to the Notice of Annual General Meeting" on page iii of the Proxy Statement.

By Order of the Board of Directors:

Megan E. Glise

Company Secretary

LUXFER HOLDINGS PLC

Lumns Lane

Manchester M27 8LN

United Kingdom

(incorporated and registered in England

and Wales under number 3690830)

April 27, 2021

Notes to the notice of the annual general meeting

Each Luxfer ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting. Resolutions 1 through 12 will be proposed as ordinary resolutions, which means, assuming a quorum is present, each of Resolutions 1 through 12 will be approved if a simple majority of the votes cast are cast in favor thereof. With respect to the non-binding, advisory votes on Resolutions 8, 9, and 10 regarding the approval of the Directors’ Remuneration Report, the compensation of our Named Executive Officers, and the frequency of “Say-On-Pay” votes, the result of these votes will not require the Board of Directors or any committee thereof to take any action. However, our Board of Directors values the opinions of our shareholders as expressed through their advisory votes on such non-binding resolutions and other communications. Accordingly, the Board of Directors will carefully consider the outcome of the advisory votes on Resolutions 8, 9, and 10. Additionally, Luxfer shareholders may be asked to consider and act on other business as may properly come before the Annual General Meet.ing or any adjournment thereof.

Please review the Proxy Statement accompanying this Notice for more complete information regarding the Annual General Meeting, as well as the full text of each resolution to be proposed at the Annual General Meeting. If you are in any doubt as to what action you should take, please seek your own financial advice from your stockbroker or other independent advisor.

Only Luxfer shareholders of record at the close of business, Eastern Standard Time, on April 15, 2021, the voting notice record date (the “Voting Record Date”) for the Annual General Meeting, are entitled to receive notice of and vote at the Annual General Meeting. Changes to entries on the register after the Voting Record Date will be disregarded in determining the rights of any person to attend or vote at the Annual General Meeting. If you are the beneficial owner of Luxfer ordinary shares (i.e., hold your Luxfer ordinary shares in “street name”) as of April 15, 2021, you will have the right to direct your broker, bank, trust, or other nominee on how to vote such Luxfer ordinary shares at the Annual General Meeting.

In accordance with provisions of the Companies Act 2006 and the Company's Articles of Association, a shareholder of record is entitled to appoint another person as their proxy to exercise all or any of their rights to attend, speak, and vote at the Annual General Meeting and to appoint more than one proxy in relation to the Annual General Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by them). Such proxy need not be a shareholder of record.

WE ENCOURAGE YOU TO VOTE YOUR SHARES BY SUBMITTING A PROXY AS SOON AS POSSIBLE. IF YOU PLAN TO SUBMIT A PROXY, YOU MUST SUBMIT YOUR PROXY BY INTERNET NO LATER THAN 11:59 P.M. EST ON JUNE 8, 2021 (4:59 A.M. BST ON JUNE 9, 2021) OR, IF YOU ARE VOTING BY MAIL, YOUR PRINTED PROXY CARD MUST BE RECEIVED AT THE ADDRESS STATED ON THE CARD BY JUNE 8, 2021.

how to vote

By Mail	You can vote by mail by marking, signing, and dating your proxy card or voting instruction form and returning it in the postage-paid envelope, which will be forwarded to Luxfer Holdings PLC’s registered address electronically.
By Internet	You can vote over the Internet at www.envisionreports.com/LXFR.
Vote in Person	If you are a registered shareholder, plan to attend the Annual General Meeting, and wish to vote your ordinary shares in person, we will give you a ballot at the Annual General Meeting.

If your Luxfer ordinary shares are held in “street name” by your broker, bank, trust, or other nominee, only that holder can vote your Luxfer ordinary shares, and the vote cannot be cast unless you provide instructions to your broker, bank, trust, or other nominee or obtain a legal proxy from your broker, bank, trust, or other nominee. You should follow the directions provided by your broker, bank, trust, or other nominee regarding how to instruct such person to vote your Luxfer ordinary shares.

Please note that holders of Luxfer ordinary shares through a broker, bank, trust, or other nominee may be required to submit voting instructions to their applicable broker or nominee at or prior to the deadline applicable for the submission by registered holders of Luxfer ordinary shares. Such holders should, therefore, follow the separate instructions that will be provided by their broker, bank, trust, or other nominee.

YOUR VOTE IS IMPORTANT. Even if you plan to attend the Annual General Meeting, please submit a proxy card or voting instruction form for the Annual General Meeting as soon as possible. For specific instructions on voting, please refer to the Proxy Statement accompanying this Notice or the proxy card included with the proxy materials.

proxy statement summary

This summary includes information contained elsewhere in this Proxy Statement. Luxfer urges you to carefully read the remainder of this Proxy Statement, including the attached appendices, as this summary does not provide all the information that might be important to you with respect to the other matters being considered at the Annual General Meeting. See also the section entitled “Where You Can Find More Information" on page 60.

LUXFER HOLDINGS PLC 2021 ANNUAL GENERAL MEETING

The Annual General Meeting of Luxfer shareholders will be held at the Company's headquarters, particularly the Luxfer MEL Technologies site, which is located at Lumns Lane, Manchester M27 8LN, United Kingdom (entrance on Rake Lane), on June 9, 2021, at 2:00 p.m. BST.

Voting Matters and Board Recommendations

Ordinary Resolutions		Recommendation
1	To re-elect Alok Maskara as a Director of the Company.	FOR
2	To re-elect David Landless as a Director of the Company.	FOR
3	To re-elect Clive Snowdon as a Director of the Company.	FOR
4	To re-elect Richard Hipple as a Director of the Company.	FOR
5	To re-elect Allisha Elliott as a Director of the Company.	FOR
6	To re-elect Lisa Trimberger as a Director of the Company.	FOR
7	To approve the Directors’ Remuneration Policy.	FOR
8	To approve, by non-binding advisory vote, the Directors’ Remuneration Report, excluding the part containing the Directors’ Remuneration Policy.	FOR
9	To approve, by non-binding advisory vote, the compensation of Luxfer’s Named Executive Officers.	FOR
10	To approve, by non-binding advisory vote, the frequency of “Say-On-Pay” votes.	EVERY 1 YEAR
11	To ratify the re-appointment of PricewaterhouseCoopers LLP as the Independent Auditors of Luxfer Holdings PLC until conclusion of the 2022 Annual General Meeting.	FOR
12	To authorize the Audit Committee of the Board of Directors to set the Independent Auditors’ remuneration.	FOR

Voting

Only Luxfer shareholders of record at the close of business, Eastern Standard Time, on April 15, 2021 (the “Voting Record Date”) are entitled to receive notice of and vote at the Annual General Meeting. If you are the beneficial owner of Luxfer ordinary shares (i.e., hold your Luxfer ordinary shares in “street name”) as of the Voting Record Date, you will have the right to direct your broker, bank, trust, or other nominee on how to vote such Luxfer ordinary shares at the Annual General Meeting. If you are a shareholder of record or a beneficial owner as of the Voting Record Date, we encourage you to cast your vote as soon as possible. You can cast your vote in the following ways:

By Mail	You can vote by mail by marking, signing, and dating your proxy card or voting instruction form and returning it in the postage-paid envelope, which will be forwarded to Luxfer Holdings PLC’s registered address electronically.
By Internet	You can vote over the Internet at www.envisionreports.com/LXFR.
In Person	If you are a registered shareholder, plan to attend the Annual General Meeting, and wish to vote your ordinary shares in person, we will give you a ballot at the Annual General Meeting.
2020 BUSINESS AND PERFORMANCE HIGHLIGHTS

Although we faced challenges in 2020 due to the COVID-19 pandemic and related macro-economic conditions, we continued to launch growth and lean manufacturing initiatives, deliver strong productivity, and invest in our culture and talent. This strategic progress reflects our focus on executing our Transformation Plan, which is designed to profitably grow the Luxfer business and increase returns to our shareholders. From 2016 to 2019, our top line growth averaged 3%. However, due to the impact of COVID-19 in 2020, our revenue performance from 2016 to 2020 remained flat. Nonetheless, our cost reduction efforts are a primary driver of our 4% annual EBITDA growth over the same time, and the resulting EPS has grown over 10% per year with an average EBITDA margin over 17%. We ended the fourth quarter of 2020 with a stronger balance sheet, including an improvement in our net debt to $51.9M and a net debt to EBITDA ratio of 1x. We generated $41.3M in free cash flow for the year, using approximately $4M in cash for restructuring activities related to our Transformation Plan. On a trailing twelve-month basis, we delivered 15.2% ROIC from adjusted earnings.3 These results demonstrate the favorable impact our Transformation Plan has delivered. As markets recover and we return to growth in 2021, Luxfer is well positioned to create additional value for our shareholders.

________________________________________________________________

3 Adjusted EBITDA, adjusted EPS, and ROIC are non-GAAP measures. For a reconciliation and explanation of these non-GAAP measures, see Appendix A.

OUR BOARD OF DIRECTORS

Name	Age	Independent	Director Since	Board Committee Memberships
Alok Maskara (CEO)	50		2017	None
David Landless (Board Chair)	61	✓	2013	Nominating & Governance
Clive Snowdon	68	✓	2016	Nominating & Governance (Chair); Audit
Richard Hipple	68	✓	2018	Remuneration (Chair); Audit
Allisha Elliott	50	✓	2019	Nominating & Governance; Remuneration
Lisa Trimberger	60	✓	2019	Audit (Chair); Remuneration

For more information on the Directors, please see “Directors Standing for Election or Re-Election” on page 15.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to strong corporate governance practices and policies, which support effective Board leadership and prudent management practices. Key features of our corporate governance practices include the following:

▪	Annual election of all Directors, with majority voting in uncontested Director elections;
▪	All Director nominees are independent, except for our CEO, Alok Maskara;
▪	Independent Audit, Nominating and Governance, and Remuneration Committees;
▪	No Director nominees have disclosable related party transactions or conflicts of interest;
▪	Range of Director tenures and experience facilitate effective oversight and a balance between historical experience and fresh perspectives;
▪	Annual Board and Committee self-assessments to enable evolution and improvement of Board skill and perspective;
▪	Annual review of Committee Charters and Corporate Governance Guidelines to ensure alignment with best practices;
▪	Stock Ownership Guidelines for Directors and Executive Officers to encourage investment in the Company and alignment with shareholder interests;
▪	Robust risk oversight by the full Board, with specific responsibilities delegated to the relevant Board Committees;
▪	Purposeful inclusion of key risk areas on Board and/or Committee agendas, enabling continuous Board oversight of risk mitigation;
▪	Engagement with business leaders to discuss short-term and long-term strategic opportunities and associated risks;
▪	Annual advisory vote on executive compensation;
▪	Incentive compensation includes design features intended to balance Pay for Performance with the appropriate level of risk taking;
▪	Policies prohibiting hedging, pledging, short sales, and margin accounts in relation to Company securities; and
▪	Commitment to health, safety, and environmental sustainability.

For more information on Corporate Governance, please see the section entitled “Corporate Governance” on page 18.

ENVIRONMENT, SOCIAL AND GOVERNANCE HIGHLIGHTS

Fiscal 2020 marked an important milestone for Luxfer, as we published our first Environmental, Social and Governance (“ESG”) Report in November. The Report details our actions and various goals to fully integrate ESG into our strategy and daily actions, which reflects our commitment to sustainable growth and long-term financial performance. The Board is responsible for overseeing our management's handling of environmental, social, and enterprise risks and opportunities. Key features of our ESG practices include the following:

  Board’s oversight of ESG matters through regular briefings on strategic planning, risks, and opportunities related to ESG by senior management, including our CEO;
  Fostering a performance culture with high ethical standards that values integrity, accountability, and innovation designed to encourage individual growth and operational effectiveness;
  Uncompromising adherence to our Code of Ethics and Business Conduct, applicable to all Directors, Executive Officers, and Luxfer employees;
  Biennial publication of ESG Reports;
  Investment in people and the communities in which we operate;
  Demonstrated track record of safety performance;
  Commitment to reducing our environmental footprint through efficiency of our products, facilities and operations; and

  Expectations of third-parties (e.g., contractors, suppliers, agents, service providers, etc.) to comply with or exceed the standards set forth in our Third Party Code of Conduct, which includes policies on ethical business practices, anti-corruption, human rights, health and safety, and environmental protection.

For more information on Luxfer's commitment to and practices on ESG matters, please see the section entitled “Environment, Social and Governance” on page 22.

EXECUTIVE COMPENSATION HIGHLIGHTS

The Remuneration Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish this alignment by rewarding the achievement of specific annual, longer-term and strategic goals that create lasting shareholder value. Luxfer's compensation program includes the following compensation elements: (i) base salary; (ii) non-equity incentive awards; (iii) long-term incentive stock awards; (iv) pension or 401(k) contributions; (v) employee share purchase plans; and (vi) other benefits, such as flex perks and healthcare, life, and disability insurance coverage.

2020 NAMED EXECUTIVE OFFICERS' COMPENSATION STRUCTURE

Throughout 2020, Luxfer continued to emphasize Pay for Performance, specifically through the use of non-equity incentive awards for most employees and the Long-Term Umbrella Incentive Plan ("LTIP") for Executives and Senior Management. The LTIP ensures alignment between Luxfer's management team and our shareholders, as the majority of the LTIP awards are based upon the achievement of specific targets involving (i) earnings per share and (ii) relative total shareholder return, as measured against a group of the Company’s peers. Furthermore, the non-equity incentive awards are based upon the income and cash conversion of each Executive’s business unit or Luxfer's overall performance, as applicable, and, with respect to the Business Unit Leaders, the Executive’s individual balanced scorecard objectives. Due to COVID-19, Luxfer’s 2020 financial performance fell short of levels experienced in 2019. As such, the non-equity incentive awards were lower than awards in previous years, as the Company’s income was lower than budgeted and anticipated. Additionally, the equity awards granted to Executive Officers under the LTIP with respect to 2020 performance is expected to be at the low end, as the Company did not achieve its adjusted earnings per share target and the measurement period for the total shareholder return metric remains ongoing.4

These Executive Compensation Highlights should be read in connection with the Executive Compensation information included in this Proxy Statement, including the sections entitled “Executive Compensation Discussion and Analysis” and “Executive Compensation Tables” (see pages 34 and 45, respectively).

___________________

4 Adjusted earnings per share is a non-GAAP measure. For a reconciliation and explanation of this non-GAAP measure, see Appendix A.

questions and answers about the annual general meeting

This Proxy Statement relates to the solicitation of proxies by the Board of Directors of Luxfer Holdings PLC (“Luxfer” or the “Company”) to be used at the Annual General Meeting of Shareholders and any adjournments thereof. The meeting will be held at Luxfer’s headquarters, which is located at Lumns Lane, Manchester M27 8LN, United Kingdom, on June 9, 2021, at 2:00 p.m. BST.

The following are questions that Luxfer shareholders may have regarding the proposals being considered at the Annual General Meeting and brief answers to those questions. Luxfer urges you to carefully read this entire Proxy Statement and the appendices, as the information in this section does not provide all information that may be important to you.

Q:	Who can vote at the Luxfer Annual General Meeting?

A:	The Board has set the close of business, Eastern Standard Time, on April 15, 2021, as the Voting Record Date for the Annual General Meeting. At the close of business on the Voting Record Date, we had 28,649,665 ordinary shares outstanding and entitled to vote. All Luxfer shareholders of record at the close of business on the Voting Record Date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting. Beneficial owners whose banks, brokers, or other custodians or nominees are shareholders registered in our share register with respect to the beneficial owners’ shares at the close of business on the Voting Record Date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting.

Each ordinary share is entitled to one vote on each matter that is properly brought before the Annual General Meeting.

Q:	What is a proxy statement and what is a proxy?

A:	A proxy statement is a document that U.S. Securities and Exchange Commission (“SEC”) regulations require us to provide when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person (a “proxy”) to vote on your behalf. By voting your proxy, you are giving the persons named on the proxy card the authority to vote your shares in the manner you indicate on your proxy card. You may vote your proxy over the Internet or by signing and dating the proxy card and submitting it by mail.

Q:	Upon what am I being asked to vote at the Annual General Meeting?

A:	You are being asked to consider and vote upon the following ordinary resolutions:

1.	To re-elect Alok Maskara as a Director of the Company.
2.	To re-elect David Landless as a Director of the Company.
3.	To re-elect Clive Snowdon as a Director of the Company.
4.	To re-elect Richard Hipple as a Director of the Company.
5.	To re-elect Allisha Elliott as a Director of the Company.
6.	To re-elect Lisa Trimberger as a Director of the Company.
7.	To approve the Directors’ Remuneration Policy.
8.	To approve, by non-binding advisory vote, the Directors’ Remuneration Report, excluding the part containing the Directors’ Remuneration Policy.
9.	To approve, by non-binding advisory vote, the compensation of Luxfer’s Named Executive Officers.
10.	To approve, by non-binding advisory vote, the frequency of “Say-On-Pay” votes.
11.	To ratify the re-appointment of PricewaterhouseCoopers LLP as the Independent Auditors of Luxfer Holdings PLC until conclusion of the 2022 Annual General Meeting.
12.	To authorize the Audit Committee of the Board of Directors to set the Independent Auditors’ remuneration.

Q:	What is the recommendation of Luxfer’s Board of Directors?

A:	The Board of Directors unanimously recommends that you vote “for” Resolutions 1 - 9 and 11 - 12, and “every 1 year” for Resolution 10.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), you are a “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other custodian or nominee, you are considered the “beneficial owner” of shares held in “street name.” As a beneficial owner, you have the right to direct your broker, bank, or other custodian or nominee on how to vote your shares.

Q:	How do I vote my shares?

A:	Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing. If you are a holder of record, you may vote your shares in any of the following ways:

▪	By Mail: You may vote your shares by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

▪	By Internet: You may vote your shares via the website www.envisionreports.com/LXFR. You may vote via the Internet 24 hours a day through 11:59 p.m. EST on June 8, 2021 (4:59 a.m. BST on June 9, 2021). You may confirm that the system has properly recorded your vote. If you vote via the Internet, you do not need to mail a proxy card. You may incur costs, such as Internet access charges, if you vote via the Internet.

▪	In person at the Annual General Meeting: If you are a registered shareholder and choose not to vote via the Internet or by mail, you may still attend the meeting and vote in person. If you vote prior to the meeting, you may still attend the meeting and vote in person.

If you are a beneficial holder, the instructions that accompany your proxy materials will indicate how you may vote. If you wish to attend the meeting and vote in person, you must bring a legal proxy from the organization that holds your Luxfer ordinary shares or a brokerage statement showing ownership of Luxfer ordinary shares as of the close of business, Eastern Standard Time, on the Voting Record Date.

Q:	What is the deadline to vote my shares if I do not vote in person at the Annual General Meeting?

A:	If you are a shareholder of record, you may vote by Internet until 11:59 p.m. EST on June 8, 2021 (4:59 a.m. BST on June 9, 2021). If you are a shareholder of record and submit a proxy card, the proxy card must be received at the address stated on the proxy card by June 8, 2021. If you are a beneficial owner, please follow the voting instructions provided by your bank, broker or other custodian or nominee.

Q:	How do I attend the Annual General Meeting?

A:	All shareholders of record, whether registered or beneficial, as of the close of business, Eastern Standard Time, on the Voting Record Date are invited to attend the Annual General Meeting. Representatives of institutional shareholders must bring a legal proxy or other proof that they are representatives of an institution that held shares as of the close of business, Eastern Standard Time, on the Voting Record Date and are authorized to vote on behalf of such institution.

Q:	May I change or revoke my proxy?

A:	If you are a shareholder of record and have already voted, you may change or revoke your proxy before it is exercised at the Annual General Meeting in the following ways:

▪	By mailing a proxy card that is properly signed and dated later than your previous vote and that is received by June 8, 2021;
▪	By voting via Internet at a date later than your previous vote but prior to the voting deadline of 11:59 p.m. EST on June 8, 2021 (4:59 a.m. BST on June 9, 2021); or
▪	By attending the Annual General Meeting and voting in person.

If you are a beneficial owner, you must contact the record holder of your shares to revoke a previously authorized proxy or voting instructions.

Q:	If my Luxfer ordinary shares are held in “street name” by my broker, bank, or other custodian or nominee, will my broker, bank, or other custodian or nominee vote my shares for me?

A:	Yes. If your Luxfer ordinary shares are held in “street name” by your broker, bank, or other custodian or nominee, only that holder can vote your Luxfer ordinary shares, and the vote cannot be cast unless you provide instructions to your broker, bank, or other custodian or nominee or obtain a legal proxy from your broker, bank, or other custodian or nominee. Please follow the directions provided by your broker, bank, or other custodian or nominee regarding how to instruct such person to vote your Luxfer ordinary shares.

Q:	What is the effect of broker non-votes and abstentions?

A:	A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to NYSE rules. If you do not provide voting instructions for matters considered “non-routine,” a broker non-vote occurs. If a broker does not receive voting instructions from you regarding non-routine matters, the broker non-vote will have no effect on the vote on such agenda items. For example, the ratification of the selection of independent auditors is considered a routine matter, and your broker can vote for or against this resolution at its discretion, but the election of Directors is not considered routine for these purposes.

Q:	How will my shares be voted if I do not specify how they should be voted?

A:	If you submit a proxy to Luxfer-designated proxy holders and do not provide specific voting instructions, you instruct Luxfer-designated proxy holders to vote your shares in accordance with the recommendations of the Board of Directors.

Q:	How will voting on any other business be conducted?

A:	Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, you instruct Luxfer-designated proxy holders, in the absence of other specific instructions or the appointment of other proxy holders, to vote your shares in accordance with the recommendations of the Board of Directors.

Q:	What constitutes a quorum for the Annual General Meeting?

A:	A quorum is necessary to hold a valid meeting of shareholders. Our Articles of Association require a quorum of two members present in person or by proxy and entitled to vote in order to transact business at a general meeting. A shareholder that is a company is to be considered present if it is represented by a duly authorized representative.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual General Meeting. If there is not a quorum, the Annual General Meeting shall be adjourned to another day (being not less than 10 days later, excluding the day on which the meeting is adjourned and the day for which it is reconvened) and at such other time or place as the Chair of the meeting may decide.

Q:	What happens if the Annual General Meeting is adjourned or postponed?

A:	Your proxy will still be effective and will be voted at the rescheduled Annual General Meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	How can I find the results of the Annual General Meeting?

A:	Preliminary results will be announced at the Annual General Meeting. Results will also be published in a current report on Form 8-K to be filed with the SEC within four business days after the meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Q:	Why did I receive more than one set of proxy materials or multiple proxy cards?

A:	You may have received multiple sets of proxy materials if you hold your shares in different ways or accounts (for example, 401(k) accounts, joint tenancy, trusts, custodial accounts) or in multiple accounts. If you are the beneficial owner of shares held in “street name,” you will receive your voting information from your bank, broker, or other custodian or nominee, and you will vote as indicated in the materials you receive from your bank, broker, or other custodian or nominee. Please vote your proxy for each separate account you have.

Q:	Why did my household receive only one copy of the proxy materials?

A:	We take advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one set of proxy materials is delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. If you are a shareholder sharing an address and wish to receive a separate copy of the proxy materials, you may so request by contacting Computershare by phone at 1-866-641-4276 or by email at investorvote@computershare.com (please include “Proxy Materials Luxfer Holdings PLC” in the subject line and include your full name and address). A separate copy will promptly be provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another shareholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting Computershare at the phone number or email address shown above.

resolutions 1 - 6

TO APPROVE THE ELECTION OR RE-ELECTION OF THE DIRECTORS

On the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the Directors listed below for election or re-election for a one-year term expiring on the completion of the 2022 Annual General Meeting. Management has no reason to believe that any of the Directors named below will be unable to serve their full term if elected.

Biographies of the Director nominees are included in the section entitled “Directors Standing for Election or Re-Election.” These biographies include for each Director their ages; their business experience; the publicly held and other organizations of which they are or have been Directors within the past five years; and a discussion of the specific experience, qualifications, attributes, or skills that led to the conclusion that each should serve as a Director.

The resolutions in respect of Resolutions 1 - 6 are ordinary resolutions. The text of the resolutions in respect to Resolutions 1 - 6 are as follows:

1.       To re-elect Alok Maskara as a Director of the Company.

2.       To re-elect David Landless as a Director of the Company.

3.       To re-elect Clive Snowdon as a Director of the Company.

4.       To re-elect Richard Hipple as a Director of the Company.

5.       To re-elect Allisha Elliott as a Director of the Company.

6.       To re-elect Lisa Trimberger as a Director of the Company.

Vote Required and Board of Directors’ Recommendation

Under our Articles of Association, the election or re-election of each Director requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting. A nominee who does not receive a majority of the votes cast on the relevant resolution will not be elected to our Board. Your proxies cannot be voted for a greater number of persons than the number of Directors named in this Proxy Statement.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION

OR RE-ELECTION OF EACH DIRECTOR.

resolution 7

TO APPROVE THE DIRECTORS' REMUNERATION POLICY

As required by Sections 439 and 440 of the Companies Act 2006, a company incorporated in the United Kingdom whose shares are publicly listed, whether in or outside of the U.K., must submit its Directors’ Remuneration Policy to a binding shareholders’ vote at least once every three (3) years. The Directors' Remuneration Policy was last approved at the 2018 Annual General Meeting, where 86.84% of the votes cast were cast in favor of approving the Directors' Remuneration Policy. The Company’s proposed Directors’ Remuneration Policy is set out in the U.K. Annual Report and Accounts and is reproduced in Appendix B of this Proxy Statement.

Director remuneration is an important matter to the Board of Directors, the Remuneration Committee, and our shareholders. The Directors' Remuneration Policy sets forth the Company's forward-looking policy in relation to Director remuneration and describes the various components of the Executive and Non-Executive Directors' remuneration. We believe that our Director remuneration program provides competitive remuneration that motivates and rewards Directors for achieving strategic objectives that create long-term shareholder value.

The key proposed changes to the Directors' Remuneration Policy are as follows:

  The maximum amount of long-term equity incentive awards available to the Executive Director for achievement of certain financial targets under the Company’s Long-Term Umbrella Incentive Plan (“LTIP”) is increased from 220% to 300% of the Executive Director’s base salary;

  The long-term equity awards available to Non-Executive Directors are increased from 55% to 100% of the Non-Executive Directors’ annual retainer fee; and

  Clawback policies relating to certain incentive compensation have been added as a standalone provision of the Policy.

In accordance with the Companies Act 2006, the Directors’ Remuneration Policy has been approved by, and signed on behalf of, the Board of Directors, and, if approved, will be delivered to the Registrar of Companies in the United Kingdom following the Annual General Meeting. If approved, the Directors’ Remuneration Policy will take effect immediately following the conclusion of the Annual General Meeting, without requiring further shareholder approval. Once the Directors' Remuneration Policy is approved, the Company may not make any remuneration payment to a current or prospective Director unless that payment is consistent with the Directors’ Remuneration Policy or has been approved by a separate shareholder resolution. If the Directors' Remuneration Policy is approved and remains unchanged, it is valid for up to three (3) years. In the event the Directors' Remuneration Policy is not approved for any reason, the Company will, if and to the extent permitted by the Companies Act 2006, continue to make payments to Directors in accordance with the existing Directors' Remuneration Policy and seek shareholder approval for a further revised Directors’ Remuneration Policy as soon as reasonably practicable.

The resolution in respect of this Resolution 7 is an ordinary resolution. The text of the resolution in respect to Resolution 7 is as follows:

7.	To approve the Directors’ Remuneration Policy.

Vote Required and Board of Directors’ Recommendation

Approval of the Directors’ Remuneration Policy requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

THE BOARD AND THE REMUNERATION COMMITTEE RECOMMEND

A VOTE “FOR” THE APPROVAL OF THE DIRECTORS’ REMUNERATION POLICY.

resolution 8

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE DIRECTORS’

REMUNERATION REPORT FOR THE YEAR ENDED DECEMBER 31, 2020

In accordance with Sections 439 and 440 of the Companies Act 2006, our shareholders have the opportunity to cast an advisory vote to approve the Directors’ Remuneration Report. The Directors’ Remuneration Report will be made available on our website at https://www.luxfer.com/investors/reports-and-presentations/annual-reports/ prior to the Annual General Meeting.

The resolution in respect of this Resolution 8 is an ordinary resolution. The text of the resolution in respect to Resolution 8 is as follows:

8.	To approve, by non-binding advisory vote, the Directors’ Remuneration Report, excluding the part containing the Directors’ Remuneration Policy.

Vote Required and Board of Directors’ Recommendation

As Resolution 8 is an advisory vote, the results of the vote are advisory and will not be legally binding on the Board of Directors or any committee thereof to take any action or refrain from taking any action. However, our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote.

THE BOARD AND THE REMUNERATION COMMITTEE RECOMMEND

A VOTE “FOR” THE APPROVAL OF THE DIRECTORS’ REMUNERATION REPORT

FOR THE YEAR ENDED DECEMBER 31, 2020.

resolution 9

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers disclosed in the sections of this Proxy Statement entitled “Executive Compensation Discussion and Analysis” and “Executive Compensation Tables.”

Executive compensation is an important matter to the Board of Directors, the Remuneration Committee, and our shareholders. We have designed our executive compensation program to align executive and shareholder interests by rewarding the achievement of specific annual, longer-term, and strategic goals that create long-term shareholder value. We believe that our executive compensation program (i) provides competitive compensation that will motivate and reward executives for achieving financial and strategic objectives; (ii) provides rewards commensurate with performance to incentivize the Executive Officers to perform at their highest levels; (iii) encourages growth and innovation; (iv) attracts and retains the Named Executive Officers and other key executives; and (v) aligns our executive compensation with shareholders’ interests through the use of equity-based incentive awards.

The Remuneration Committee has overseen the development and implementation of our executive compensation program in line with the foregoing compensation objectives. The Remuneration Committee also continuously reviews, evaluates, and updates our executive compensation program to ensure that we provide competitive compensation that motivates the Named Executive Officers and other key executives to perform at their highest levels, while increasing long-term value to our shareholders.

The resolution in respect of this Resolution 9 is an ordinary resolution. The text of the resolution in respect to Resolution 9 is as follows:

9.	To approve, by non-binding advisory vote, the compensation of Luxfer’s Named Executive Officers.

Vote Required and Board of Directors’ Recommendation

As Resolution 9 is an advisory vote, the results of the vote are advisory and will not be legally binding on the Board of Directors or any committee thereof to take any action or refrain from taking any action. However, our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote.

THE BOARD AND THE REMUNERATION COMMITTEE RECOMMEND

A VOTE “FOR” THE APPROVAL OF THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS.

resolution 10

TO APPROVE, BY NON-BINDING ADVISORY VOTE,

THE FREQUENCY OF SAY-ON-PAY VOTES

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers. This Resolution 10 affords shareholders the opportunity to cast an advisory vote on how often we should include a Say-On-Pay proposal in our proxy materials for future annual shareholder meetings or any special shareholder meeting for which we must include executive compensation information in that meeting’s proxy statement (a “Say-On-Pay frequency proposal”). Under this Resolution 10, shareholders may vote to hold the Say-On-Pay vote every year, every two years, or every three years.

As an advisory vote, this proposal is not binding on Luxfer, the Board of Directors, or the Remuneration Committee. However, the Board of Directors and the Remuneration Committee value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a Say-On-Pay vote.

It is expected that the next vote on a Say-On-Pay frequency proposal will occur at the 2022 Annual General Meeting.

The resolution in respect of this Resolution 10 is an ordinary resolution. The text of the resolution in respect of Resolution 10 is as follows:

10.	To approve, by non-binding advisory vote, the frequency of “Say-On-Pay” votes.

Vote Required and Board of Directors’ Recommendation

As Resolution 10 is an advisory vote, the results of the vote are advisory and will not be legally binding on the Board of Directors or any committee thereof to take any action or refrain from taking any action. However, our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote.

THE BOARD AND THE REMUNERATION COMMITTEE RECOMMEND

A VOTE OF “EVERY 1 YEAR” AS TO THE FREQUENCY OF SAY-ON-PAY

VOTES ON EXECUTIVE COMPENSATION.

resolution 11

TO RATIFY THE RE-APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT
AUDITORS OF LUXFER HOLDINGS PLC FOR 2021

The Audit Committee has selected and appointed PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s financial statements for the fiscal year ending December 31, 2021. The Board, upon the recommendation of the Audit Committee, is asking Luxfer’s shareholders to ratify the re-appointment of PwC as the Independent Auditors of the Company. Although approval is not required by our Articles of Association, the Board of Directors is submitting the re-appointment of PwC to our shareholders because we value our shareholders’ views on our Independent Auditors. If the re-appointment of PwC is not ratified by shareholders, it will be considered a notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different Independent Auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. In accordance with the Companies Act 2006, any appointment of the Company's Independent Auditors will continue to be subject to shareholder ratification.

The Audit Committee is directly responsible for the appointment, remuneration, retention, and oversight of the Independent Auditors retained to audit the Company's financial statements. PwC has been retained as the Company’s Independent Auditors since 2015. In determining whether to re-appoint PwC as the Company’s Independent Auditors, the Audit Committee took into account a number of factors, including PWC’s independence and objectivity; PwC’s capability and expertise in handling our industry, including the expertise and capability of the lead engagement partner; historic and recent performance, including the extent and quality of PwC’s communications with the Audit Committee; the results of management and Audit Committee evaluations of PwC’s overall performance; the appropriateness of PwC’s fees, both on an absolute basis and as compared with its peers; and the length of time that PwC has been engaged. Consistent with regular rotation requirements, a new lead engagement partner was appointed to lead PwC's audit of Luxfer's financial statements for the 2020 fiscal year. The members of the Audit Committee and the Board of Directors believe that the continued retention of PwC as the Company’s Independent Auditors is in the Company's and our shareholders’ best interests.

We expect that a representative of PwC will be present at the Annual General Meeting and will have the opportunity to make a statement, if he or she desires, as well as be available to respond to any questions.

The resolution in respect of this Resolution 11 is an ordinary resolution. The text of the resolution in respect of Resolution 11 is as follows:

11.	To ratify the re-appointment of PricewaterhouseCoopers LLP as the Independent Auditors of Luxfer Holdings PLC until conclusion of the 2022 Annual General Meeting.

Vote Required and Board of Directors’ Recommendation

Ratification of the re-appointment of PricewaterhouseCoopers LLP as the Independent Auditors of Luxfer Holdings PLC for the year ending December 31, 2021 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

THE BOARD AND THE AUDIT COMMITTEE RECOMMEND A VOTE “FOR”

THE RATIFICATION OF THE RE-APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE INDEPENDENT AUDITORS OF LUXFER HOLDINGS PLC FOR 2021.

resolution 12

TO AUTHORIZE THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE

INDEPENDENT AUDITORS’ REMUNERATION

The Board, upon the recommendation of the Audit Committee, is asking Luxfer’s shareholders to authorize the Audit Committee of the Board of Directors to set the Independent Auditors’ remuneration.

The Audit Committee is directly responsible for the appointment, remuneration, retention, and oversight of the Independent Auditors retained to audit Luxfer's financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP. The Audit Committee and the Board of Directors believe that the remuneration level set for our Independent Auditors is in the Company's and our shareholders’ best interests.

The resolution in respect of this Resolution 12 is an ordinary resolution. The text of the resolution in respect of Resolution 12 is as follows:

12.	To authorize the Audit Committee of the Board of Directors to set the Independent Auditors’ remuneration.

Vote Required and Board of Directors’ Recommendation

Authorization of the Audit Committee to set the Independent Auditors’ remuneration requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

THE BOARD AND THE AUDIT COMMITTEE RECOMMEND A VOTE “FOR”

THE AUTHORIZATION OF THE AUDIT COMMITTEE TO SET

THE INDEPENDENT AUDITORS’ REMUNERATION.

dIRECTORS STANDING FOR ELECTION OR RE-ELECTION

ALOK MASKARA Chief Executive Officer Age: 50 Director Since: 2017 Committees: None

Alok Maskara was named Chief Executive Officer designate of Luxfer and was appointed to the Board of Directors on May 23, 2017. He became Luxfer’s Chief Executive Officer on July 1, 2017. Since joining Luxfer, Mr. Maskara has led significant growth and transformation initiatives across the Company. He has changed the structure of the public listing and instituted new corporate governance policies, which enabled the Company to join the Russell 2000 index in 2019.

Mr. Maskara has over twenty-five years of leadership experience in multiple manufacturing and technology industries, including advanced materials, water and flow technologies, and electrical protection. Before joining Luxfer, he was a business segment President at Pentair Plc, a water solutions company, for eight years, where he led businesses of progressively larger sizes. During his time at Pentair, he delivered organic growth in mature industries while also successfully completing multiple global acquisitions, divestures, and joint ventures. Prior to Pentair, Mr. Maskara was with General Electric Corporation, an industrial manufacturing company, where he gained significant experience in Lean Manufacturing through his leadership of an executive corporate initiative group focused on Lean. He subsequently led a stand-alone business unit in the water industry, which was later sold to Pentair. Mr. Maskara also worked at McKinsey & Company, a management consultant firm, in both their Chicago and Amsterdam offices. While at McKinsey, he advised businesses on industrial turnarounds and driving growth through customer insights and segmentation.

Mr. Maskara is a co-author of nine patents in advanced materials. He holds an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University, an M.S. in Chemical Engineering from the University of New Mexico, and a Bachelor of Technology degree in Chemical Engineering from the Indian Institute of Technology, Mumbai.

Mr. Maskara’s qualifications to be a member of our Board include his extensive leadership experience in global industrial manufacturing businesses, his value-enhancing growth and acquisition experience, his educational background, and his knowledge of advanced materials.

DAVID LANDLESS Chair of the Board Age: 61 Director Since: 2013 Committees: Nominating & Governance

David Landless was appointed a Non-Executive Director in March 2013. Effective May 16, 2019, he was appointed the Chair of the Board of Directors. Mr. Landless currently serves as a member of the Nominating and Governance Committee. Prior to his appointment as Board Chair, Mr. Landless served as the Audit Committee Chair from May 2015 through May 2019. Mr. Landless previously acted as a financial expert, as defined by SEC standards, on the Audit Committee from March 2013 through April 2020. He was also a member of the Remuneration Committee from January 2015 through November 2017.

Mr. Landless started his career with Bowater Plc, a pulp, paper, and related products manufacturer, and Carrington Viyella Plc, a manufacturer of woven textiles. He joined the fiber and chemical manufacturer, Courtaulds Plc, in 1984. Mr. Landless was appointed Finance Director in several U.K. and U.S. divisions of Courtaulds Plc from 1989 to 1997 and the Finance Director of Courtaulds Coatings (Holdings) Limited from 1997 to 1999. In 1999, Mr. Landless was appointed Group Finance Director of Bodycote plc, the leading provider of heat treatment and specialist thermal processing services worldwide, and he held that position until he retired on January 1, 2017. He is a Non-Executive Director of Innospec, Inc., as well as Renold plc and European Metal Recycling Limited. He chairs the Audit Committees at Innospec and Renold.

Mr. Landless is a Chartered Management Accountant. He graduated from the University of Manchester Institute of Science and Technology.

Mr. Landless’ qualifications to be a member of our Board include his extensive experience in manufacturing and engineering businesses, particularly as Group Finance Director of a global industrial business that operates in similar markets as Luxfer. In addition, he has a strong understanding of financial controls and audit requirements. He also brings significant experience from serving on the boards of other publicly traded companies in both the U.S. and the U.K.

CLIVE SNOWDON Non-Executive Director Age: 68 Director Since: 2016 Committees: Nominating & Governance (Chair); Audit

Clive Snowdon was appointed a Non-Executive Director in July 2016. Effective April 2020, he was appointed Chair of the Nominating and Governance Committee, which he joined upon his appointment to the Board in 2016. Mr. Snowdon previously served as Chair of the Nominating and Governance Committee from December 2017 through May 2019. He also currently acts as a financial expert, as defined by SEC standards, on the Audit Committee, which he joined in August 2016 and upon which he served as Chair from May 2019 through April 2020. Additionally, Mr. Snowdon was a member of the Remuneration Committee from 2016 through January 30, 2017.

Mr. Snowdon served as Chairman of the Midlands Aerospace Alliance, an association supporting the aerospace industry across the Midlands region of England, from 2007 through 2016. He currently serves as a Trustee of the Stratford Town Trust and is also the Aerospace Industry Advisor to Cooper Parry Corporate Finance, a corporate finance advisory. In May 2016, Mr. Snowdon stepped down from the Board of Hill & Smith Holdings PLC, an international group of companies operating within the infrastructure and galvanizing markets, where he had been a Senior Non-Executive Director since May 2007, the Chair of the Remuneration Committee, and a member of the Audit and Nominating and Governance Committees.

In June 2011, Mr. Snowdon retired from Umeco PLC, a provider of advanced composite materials, after serving as Chief Executive since April 1997. Further, Mr. Snowdon was the Executive Chairman of Shimtech Industries Group Limited until the sale of the business in May 2015. From 1992 to 1997, Mr. Snowdon served as Managing Director of Burnfield PLC, after being promoted to that position from Finance Director. He has also held senior positions with Vickers plc, BTR plc, and Hawker Siddeley Group. Mr. Snowdon is a Chartered Accountant. He received his Bachelor of Arts degree in Economics from the University of Leeds.

Mr. Snowdon’s qualifications to be a member of our Board include his experience as a former Chief Executive of a U.K. public company, his strong understanding of U.K. PLC requirements, his significant experience in mergers and acquisitions, and his skill in interacting with investors.

RICHARD HIPPLE Non-Executive Director Age: 68 Director Since: 2018 Committees: Remuneration (Chair); Audit

Richard Hipple was appointed a Non-Executive Director in November 2018, at which time he was also appointed the Chair of the Remuneration Committee and a member of the Audit Committee. Mr. Hipple currently acts as a financial expert, as defined by SEC standards, on the Audit Committee.

Mr. Hipple served as the Chairman and Chief Executive Officer of Materion Corporation, a producer of high-performance advanced engineered materials, from 2006 until his retirement in 2017, as well as President and Chief Operating Officer from 2005 to 2006. Prior to that, Mr. Hipple worked in the steel industry for twenty-six years in a number of capacities, including project engineering, strategic planning, supply chain management, operations, sales and marketing, and executive management. Mr. Hipple has served as a Director of KeyCorp, a bank-based financial services company, since 2012 and is Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Since 2017, he has also served as a Director of the Barnes Group, Inc., a global industrial manufacturing company, and is a member of the Compensation and Corporate Governance Committee. From 2007 through 2018, Mr. Hipple served on the Board of Ferro Corporation, a leading supplier of technology-based functional coatings and color solutions. Mr. Hipple is the Chair Emeritus and a Trustee of the Cleveland Institute of Music and has served as a Director of the Greater Cleveland Partnership, as well as the Manufacturers Alliance for Productivity and Innovation. Mr. Hipple received his Bachelor of Engineering degree from Drexel University.

Mr. Hipple’s qualifications to be a member of our Board include his extensive executive management and leadership experience with a global manufacturer of high-performance engineered materials, his experience in business development and strategic transformation, and his broad involvement in both domestic and international acquisitions. He also brings experience serving on the boards of other publicly traded companies.

ALLISHA ELLIOTT Non-Executive Director Age: 50 Director Since: 2019 Committees: Nominating & Governance; Remuneration

Allisha Elliott was appointed a Non-Executive Director in March 2019, at which time she joined the Remuneration Committee and the Nominating and Governance Committee. Ms. Elliott previously served as Chair of the Nominating and Governance Committee from May 2019 through April 2020.

Ms. Elliott currently serves as the Chief Human Resources Officer at Bose Corporation, a global consumer electronics company. Prior to Bose, Ms. Elliott was the Chief Human Resources Officer and Senior Vice President for Human Resources and Communications at Sensata Technologies, Inc., a global leader in providing sensor-rich solutions. Prior to joining Sensata Technologies, Ms. Elliott served in several human resource leadership roles in the global manufacturing industry, culminating as Vice President of Human Resources and Communications for Transportation Systems at Honeywell International Inc.

Ms. Elliott received her Master of Labor and Human Resources degree from the University of Illinois Urbana-Champaign and her Bachelor of Arts degree in Sociology from Purdue University.

Ms. Elliott’s qualifications to be a member of our Board include her significant experience in Human Resources, particularly in relation to public and industrial companies, including her extensive knowledge in talent development, succession planning, and executive compensation.

LISA TRIMBERGER Non-Executive Director Age: 60 Director Since: 2019 Committees: Audit (Chair); Remuneration

Lisa Trimberger was appointed a Non-Executive Director in September 2019, at which time she joined the Remuneration Committee and the Audit Committee. Effective April 2020, Ms. Trimberger was appointed Chair of the Audit Committee, upon which she acts as a financial expert, as defined by SEC standards.

Ms. Trimberger retired as an Audit Partner of Deloitte & Touche LLP, a Big Four accounting firm, in 2014 after spending thirty-one years with the firm. As a lead Client Service Partner, Ms. Trimberger audited and interacted with the management and boards of publicly traded companies. She worked on significant transactions, as well as control and risk-assessment issues. Additionally, she was actively involved in the firm’s quality review practice, serving as a Deputy Professional Practice Partner and Engagement Quality Control Review Partner. During her tenure with Deloitte, Ms. Trimberger also served as Co-Chair of the firm’s Nominating Committee and was leader of the firm’s National Women’s Initiative for the development and retention of women professionals. Currently, Ms. Trimberger is a principal and owner of a private investment company, Mack Capital Investments LLC. She is also a Trustee of the Board, Chair of the Audit Committee, and member of the Nominating and Governance Committee of Corporate Office Properties Trust, an investment trust.

Ms. Trimberger is a Certified Public Accountant. She received a Bachelor of Science degree in Accounting from St. Cloud State University. Ms. Trimberger is a member of the National Association of Corporate Directors (“NACD”), as well as the National Association of Real Estate Investment Trusts. Further, she is a NACD Board Leadership Fellow and earned the CERT Certificate in Cybersecurity Oversight, as developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division. Ms. Trimberger also completed the Women’s Director Development Executive Program at J.L. Kellogg School of Management at Northwestern University.

Ms. Trimberger’s qualifications to be a member of our Board include her experience as an Audit Partner in a Big Four accounting firm, her public board experience, and her significant experience as a financial expert in areas including financial and audit oversight, corporate governance, and risk management.

corporate governance

Luxfer is committed to the highest standards of corporate governance and ethics. As such, the Board of Directors has adopted a set of Corporate Governance Guidelines. These guidelines describe the principles and best practices that the Board follows in carrying out its responsibilities in order to (i) ensure that the Company is run in a transparent and ethical manner and (ii) support the Company’s core objectives in furtherance of its values. The Board has also adopted a Code of Ethics and Business Conduct, which is the designated code of ethics applicable to our Chief Executive Officer, Executive Officers, Board of Directors, and everyone conducting business on Luxfer’s behalf.

The Board regularly reviews best practices and developments in corporate governance, and, if appropriate, revises the Corporate Governance Guidelines, Code of Ethics and Business Conduct, Committee Charters, and other governance instruments in accordance with the rules of the SEC and the NYSE.

Copies of these documents are available on our website at https://www.luxfer.com/investors/governance/.

DIRECTOR INDEPENDENCE

The Board determines the independence of each Director based upon the NYSE listing standards and the Directors’ answers to questions on independence included in our annual Directors' and Officers' Questionnaire. Based on these standards, the Board of Directors has affirmatively determined that all Non-Executive Directors (i.e., David Landless, Clive Snowdon, Richard Hipple, Allisha Elliott, and Lisa Trimberger) are independent and have no material relationship with the Company that would interfere with their exercise of independent judgment. The Board has affirmatively determined that Alok Maskara, the only Executive Director, is not independent because he serves as Luxfer’s Chief Executive Officer.

In determining independence, the Board considers several factors related to the materiality of each Director's relationship with Luxfer, including the Director's affiliations with other organizations, such as employment, officer, shareholder, commercial, industrial, banking, consulting, legal, accounting, charitable, and familial affiliations. Given the nature of the advanced materials industry, an important factor the Board considers is whether the Director serves as an employee of another company that is a customer, supplier, or competitor of Luxfer. While the Board has reviewed relevant relationships and found no significant relationships that would interfere with a Director’s independent judgment, the Board discloses the following relationships as part of its commitment to transparency:

▪	Richard Hipple serves as a Director of KeyCorp, a provider of retail and commercial banking services in the United States. A Metals Equity Research Analyst at KeyCorp has conducted research on Luxfer in the past and continues to do so; however, KeyCorp began research coverage of Luxfer prior to Mr. Hipple joining the Luxfer Board of Directors, and he has not been directly involved in such research. Additionally, KeyCorp has provided banking services to Luxfer prior to Mr. Hipple joining the Board and may continue to do so in the future. Because Luxfer’s relationship with KeyCorp is at arms-length and Mr. Hipple has not been directly involved in any of Luxfer’s dealings with KeyCorp, the Board does not view this relationship significant enough to affect Mr. Hipple's independence as a Director of Luxfer.

▪	Richard Hipple is also a Non-Executive Director of Barnes Group, Inc., a producer of superformed titanium parts and a peer company of Luxfer Superform, one of the business units within Luxfer. However, the level of competition between Barnes Group and Luxfer Superform is de minimis, and the Board does not view this competition significant enough to affect Mr. Hipple's independence as a Director of Luxfer.

▪	Richard Hipple previously served as the Chairman and Chief Executive Officer of Materion Corporation, a producer of high-performance advanced engineered materials and a peer company of Luxfer, from 2006 until his retirement in 2017. Given that Mr. Hipple is no longer employed by or otherwise involved with Materion Corporation, the Board does not view this previous relationship significant enough to affect Mr. Hipple's independence as a Director of Luxfer.

▪	Prior to her retirement, Lisa Trimberger served as an Audit Partner at Deloitte & Touche LLP. Deloitte provides non-audit advisory services to the Company. Because Luxfer's relationship with Deloitte is at arms-length, not independent audit-related, and Ms. Trimberger is not directly involved in any of Luxfer's dealings with Deloitte, the Board does not view this previous relationship significant enough to affect Ms. Trimberger's independence as a Director of Luxfer.

DIRECTOR QUALIFICATIONS

The Nominating and Governance Committee and the Board of Directors recognize that the Board’s contributions and effectiveness depend on the character and abilities of each Director individually, as well as their collective strengths.

Accordingly, the Committee and the Board evaluate candidates based on several criteria. Directors are chosen with a view of (i) bringing to the Board a variety of experience and backgrounds and (ii) establishing a core team of business advisors with relevant financial and management expertise.

The Committee and the Board also consider candidates with substantial experience outside of the business community, such as in the public, academic, or scientific communities. In addition, the Committee and the Board consider the tenure of incumbent Directors, with the goal of having a mix of shorter-tenured Directors who provide fresh perspectives and longer-tenured Directors who provide experience regarding the Company and its business. Further, the Committee and Board consider candidate diversity as one of many factors in determining its preferred director candidate(s). Board composition, effectiveness, and processes are all subject areas of our annual Board self-assessment, which is described in more detail below.

DIRECTOR DIVERSITY

We recognize the importance of diversity in the experience, expertise, competencies, personal histories, thoughts, and skills across our Board. While Luxfer has not adopted a formal diversity policy in connection with the evaluation of director candidates or the selection of nominees, consideration is given to diversity in terms of gender, ethnic background, age, and other similar attributes that contribute to Board perspective and effectiveness. Promoting diversity is consistent with our goal of creating a Board that best serves the needs of the Company and the interests of our shareholders. As such, diversity is one of many factors that the Nominating and Governance Committee considers in identifying director candidates and determining nominees. Three new Directors have been appointed since 2018, including two female Directors, in furtherance of the Board’s active role in succession planning. We believe that our Directors bring experience and a variety of skills to Luxfer's Board.

DIRECTOR SELECTION PROCESS

The Nominating and Governance Committee selects director candidates and nominees in accordance with a procedure by which it:

▪	Reviews the experience, qualifications, attributes, and skills of existing Directors;
▪	Determines the experience, qualifications, attributes, and skills desired and/or required in new Directors;
▪	Solicits suggestions from the Chief Executive Officer and Directors on potential candidates;
▪	Considers candidates recommended by shareholders;
▪	Retains a search consultant as needed to identify candidates;
▪	Evaluates the experience, qualifications, attributes, and skills of all candidates recommended for consideration;
▪	Contacts the preferred candidate(s) to assess their interest;
▪	Interviews the preferred candidate(s) to assess their experience, qualifications, attributes, and skills; and
▪	Recommends candidate(s) for consideration by the Board of Directors.

RECOMMENDATIONS, NOMINATIONS AND PROXY ACCESS

Our Nominating and Governance Committee Charter provides that the Nominating and Governance Committee will consider persons properly recommended by shareholders or interested parties to become nominees for election as Directors in accordance with the criteria described above under “Director Qualifications.” Recommendations for consideration by the Nominating and Governance Committee, together with appropriate biographical information concerning each proposed nominee, should be sent in writing to c/o Company Secretary, Luxfer Holdings PLC, Lumns Lane, Manchester M27 8LN, United Kingdom.

Further information relating to shareholder nominations can be found in the section entitled “Shareholder Proposals and Nominations for the 2022 Annual General Meeting of Shareholders” on page 60.

board's role in corporate governance

RISK OVERSIGHT

At the direction of our Board, we have instituted an enterprise-wide risk management process to assess, monitor, and mitigate risks that arise in the course of our business. The Board has determined that the Board of Directors as a whole will oversee our risk management process, which includes the implementation of its strategic plan; its acquisitions and divestures; its capital structure, allocation, and liquidity; and its organizational structure. The Board fulfills its risk oversight function both directly and through delegation of certain responsibilities to the Board Committees, as appropriate. Each of our Board Committees has historically focused and continues to focus on specific risks within their respective areas of responsibility. Our Chief Financial Officer, General Counsel, and our internal audit team are the primary personnel responsible to the Board of Directors in the planning, assessment, and reporting of our risk profile. Luxfer's management has day-to-day responsibility for identifying, evaluating, managing, and mitigating the Company's risk, as well as reporting any potential risks to the Board and appropriate personnel. The Board reviews an assessment of, and a report on, the Company’s risk profile on a regular basis.

OVERSIGHT OF LUXFER’S STRATEGY

At least once per year, the Board of Directors and senior management engage in an in-depth strategic review of Luxfer’s outlook and strategies, which are designed to create long-term shareholder value and serve as the foundation upon which Company goals are established. Throughout the year, the Board of Directors monitors management’s progress against such goals.

OVERSIGHT IN SUCCESSION PLANNING

The Board views its role in succession planning and talent development as a key responsibility. At least once annually, usually as part of the annual talent review process, the Board discusses and reviews the succession plans for the Chief Executive Officer, Chief Financial Officer, Executive Officers, and other key contributors. The Directors become familiar with potential successors for key management positions through various means, including annual talent reviews, presentations to the Board, and communications outside of meetings. Our succession planning process is an organization-wide practice designed to proactively identify, develop, and retain the leadership talent critical to the future success of the Company.

COMMUNICATION WITH SHAREHOLDERS AND INTERESTED PARTIES

Maintaining an active dialogue with our shareholders, other stakeholders, and interested parties is an important factor in Luxfer’s long-term success. Despite travel restrictions, we worked hard to bridge geographical distance between us and our stakeholders, which allowed us to maintain active engagement and communication throughout 2020. We had more than 100 calls and meetings with shareholders during the year through investor conferences, non-deal roadshows, and scheduled post-earnings follow up calls. To continuously improve our shareholder communication and outreach, we review the feedback we receive during these meetings with our Board of Directors. Our Directors, along with management, carefully consider and evaluate this valuable information and modify the Company's approach to advance our shareholder engagement efforts.

If you wish to provide us with feedback, please send an email to investor.relations@luxfer.com. Alternatively, if you wish to communicate with the Board of Directors, specific Directors as a group, or any individual Director, you may send a letter addressed to the relevant party, c/o Company Secretary, Luxfer Holdings PLC, Lumns Lane, Manchester M27 8LN, United Kingdom. Any such communications will be forwarded directly to the addressee(s). Additional information can be found on our website at https://www.luxfer.com/contact/.

policies and procedures

Our Board has adopted written policies and procedures regarding Director and Executive Officer conflicts of interest, related party transactions, and security ownership. These policies and procedures are further described below.

CONFLICTS OF INTEREST

Luxfer's Code of Ethics and Business Conduct and Corporate Governance Guidelines address conflicts of interest. As provided in the Code of Ethics and Business Conduct, a “conflict of interest” occurs when an individual’s private interest (or the interest of a member of their family) interferes, or even appears to interfere, with the interests of the Company. A conflict of interest can arise when an employee, Executive Officer, or Director (or a member of their family) takes actions or has interests that may make it difficult to perform their work for Luxfer objectively and effectively. Conflicts of interest also arise when an employee, Executive Officer, or Director (or a member of their family) receives improper personal benefits as a result of their position in Luxfer. The Company periodically, but no less frequent than annually, solicits information from Directors and Executive Officers in order to monitor potential conflicts of interest. Directors and Executive Officers are expected to always be mindful of their fiduciary obligations to the Company, and they must seek determinations and prior authorizations or approvals of potential conflicts of interest (i) from the Board Chair or Nominating and Governance Committee, as appropriate, in the case of Directors or (ii) from Luxfer’s General Counsel, or where a conflict arises, the Nominating and Governance Committee, in the case of Executive Officers.

In 2020, there were no conflicts of interest.

RELATED PARTY TRANSACTIONS

In addition to standards set forth in our Corporate Governance Guidelines, Luxfer has established a Related Party Transactions Policy. As defined in the Policy, a “Related Person” is any (i) person who is or was (since the beginning of the last fiscal year for which Luxfer has filed a Form 10-K and Proxy Statement, even if they do not presently serve in that role) an Executive Officer, Director, or nominee for election as a Director of Luxfer, (ii) person who is the beneficial owner of greater than 5% of Luxfer’s outstanding ordinary shares, or (iii) Immediate Family Member of any of the foregoing. “Immediate Family Member” is defined as “any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of a person.”

In accordance with the Related Party Transactions Policy, the Audit Committee must review all “Interested Transactions.” An “Interested Transaction” is any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness), in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) Luxfer is a participant, and (iii) any Related Person has or will have a direct or indirect material interest [other than solely as a result of being a Director or trustee (or any similar position) or a less than 10% beneficial owner of another entity]. In considering whether to approve an Interested Transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the arrangement.

In 2020, there were no related party transactions.

SECURITY OWNERSHIP

Various Luxfer policies address security ownership, including the Insider Trading and Dealing Policy and the Stock Ownership Guidelines. Particularly, Luxfer's Insider Trading and Dealing Policy prohibits a number of transactions by “Covered Persons.” “Covered Persons” include Directors, Executive Officers, and various Luxfer employees and consultants in management, corporate, finance, IT, and investor relations roles. Specifically, the Policy prohibits the following in relation to Company securities: short-term trading, short sales, options trading, trading on margin, and hedging. All Covered Persons – including family members of Covered Persons, members of a Covered Person's household, and entities controlled by Covered Persons – are expected to comply with the Insider Trading and Dealing Policy, as well as applicable securities laws and regulations.

Further, Luxfer has established Stock Ownership Guidelines, which apply to all Directors, Executive Officers, and any other key employees that the Remuneration Committee may identify from time to time in consultation with management. The Company’s Articles of Association does not currently require Directors to hold a minimum number of shares in the Company in order to qualify for appointment to the Board of Directors; however, the Stock Ownership Guidelines provide the Company's expectations as to the minimum amount of shares such persons should own in the Company as best practice. These minimum amounts are based on the total value of the shares owned by a person being equal to a certain multiple of such person’s annual base salary or retainer fee. Additionally, the Stock Ownership Guidelines include share retention ratios to assist in a person's continuous progress toward their respective ownership guideline. Directors and Executive Officers are expected to achieve the minimum ownership guidelines within five years of the effective date of the Stock Ownership Guidelines or their appointment or election, whichever occurs later.

environment, social and governance

We recognize the importance of environmental stewardship, social responsibility, and leading governance practices. Advancing Environmental, Social and Governance (“ESG”) matters is not only crucial to our business, our customers, and to all stakeholders, but it is simply the right thing to do. While 2020 brought disruption with the COVID-19 pandemic, it also drove health and safety issues to the forefront, challenging us all to think differently about our world, our experiences, and our beliefs. Although difficult at times, 2020 inspired us to reflect on our purpose. We are taking deliberate steps to fully integrate ESG into our strategy and our daily actions, which reflects our commitment to sustainable growth and long-term financial performance.

The Board oversees the Company's approach to ESG matters, including the Company's governance-related policies and practices; our systems of risk oversight and management; how we advance sustainability in our business and operations; health and safety; human rights; human capital management and corporate culture; and the manner in which we serve our customers and support our communities. We recognize that the long-term success of Luxfer requires continued focus on these evolving topics, and we are committed to regularly evaluating and improving our performance in relation to them.

We are more devoted than ever to ESG efforts and corporate responsibility. The publication of our 2020 ESG Report in November set the stage for further integration of sustainable practices and resource management throughout the Company. Following publication of our 2020 ESG Report, we were highly encouraged by the positive feedback we received from shareholders and advisory firms alike. As of November 30, 2020, our ESG ratings through Institutional Shareholder Service (ISS) improved by 50%. Our score in the ‘environment’ category improved from a 9 to a 4, indicating a lower risk to investors. Our score in the ‘social’ category improved from a 6 to a 1, the best possible rating under ISS’s system.

2025 ENVIRONMENTAL GOALS

Luxfer understands that our customers, employees and stakeholders are passionate about environmental responsibility, and so are we. We believe that it is possible for profitable business growth to coexist with the natural world. As such, our 2020 ESG Report set forth our 2025 Environmental Goals, which set measurable, quantifiable targets to reduce our carbon emissions, freshwater usage, and waste sent to landfill. Targets have also been set to improve the material efficiency of our operations and increase the use of recycled packaging in our products. As the name suggests, we seek to achieve the following targets by 2025:

▪	20% reduction of CO2 equivalent emissions;
▪	20% reduction in waste sent to landfill;
▪	15% increase in recycled packaging;
▪	10% increase in material efficiency; and
▪	10% reduction in freshwater usage.

To assist in our achievement of these targets, we have implemented our Environmental, Health and Safety (“EHS”) Management System. Based on ISO 14001 standards, our EHS Management System is comprised of policies, procedures and objectives focused on compliance, footprint reduction, and management of EHS performance. Luxfer’s businesses track progress and perform self-audits in accordance with the EHS Management System, with the aim to continually improve the safety of our products, enhance environmental protection initiatives, and prevent occupational illnesses and injuries.

ENERGY & EMISSIONS

Greenhouse gases, including carbon dioxide (CO2) and CO2 equivalent emissions (CO2e), contribute to climate change. Acknowledging that we can mitigate climate change by limiting our energy usage and our emissions, Luxfer has committed to a 20% reduction in CO2e emissions by 2025. Each Luxfer business unit compiles greenhouse gas emission inventories and monitors electricity and natural gas usage. Any other greenhouse gases produced as a result of manufacturing processes are also recorded. Natural gas, propane usage and other CO2e emissions are classified as “Scope 1,” while indirect emissions attributable to the Company through purchased electricity usage is classified as “Scope 2.” This data is compiled and converted into CO2e emissions to calculate our total output according to standard conversion factors that are readily available from sources such as the U.S. Environmental Protection Agency. Broadly speaking, natural gas and other pure gases have a very similar CO2 equivalency regardless of where it is sourced. Year-on-year figures are used to identify any anomalies, and similar business units are compared to one another to ensure consistency and understanding of this data. At present, we do not collect details of emissions from travel.

The chart below provides a summary of the Company’s Scope 1 and 2 greenhouse gas emissions for 2020 and 2019.

	2020		2019
	(tCO2e)[1]	(tCO2e/$1mSV)[2]	(tCO2e)[1]	(tCO2e/$1mSV)[3]
Scope 1	54,124	166.6	71,764	192.2
Scope 2	40,218	123.8	29,448	78.9
Total	94,342	290.5	101,212	271.1

1 Tons of CO2 equivalent

2 Tons of CO2 equivalent/Annual Company Sales Value ($324.8 million in 2020)

3 Tons of CO2 equivalent/Annual Company Sales Value ($443.5 million in 2019)

Our CO2e emissions decreased by 6.8% from continuing operations in 2020, and our CO2e emissions per $ million of sales increased by 7.2%. From 2019 to 2020, fuel combustion (Scope 1) decreased by 24.6%, while purchased electricity (Scope 2) increased by 36.6%. We attribute the decrease in overall emissions, in part, to the divesture of several manufacturing plants, one of which was a large contributor to Scope 1 emissions through the use of propane in its operations. Another factor that impacted our overall totals for Scope 1 and 2 emissions in 2020, particularly our CO2e emissions per $ million of sales, is reduced sales as a result of the COVID-19 pandemic.

PRODUCTS

With transportation being one of the highest pollution-emitting sectors, many of our products already serve the growing need to safeguard the environment in this field. For example, Luxfer played a vital role in developing the U.K.’s first hydrogen-powered train. The project was comprised of an electric train which was retrofitted to run using our G-Stor® H2 hydrogen fuel system and began operations in September 2020. We have also developed partnerships with bus companies and, in late 2020, unveiled the first hydrogen-powered double-decker bus. Our hydrogen fuel systems have been applied to a variety of vehicles in a series of world firsts, including the first commercially produced hydrogen powered trucks, refuse trucks, boats and tractors.

Similarly, our zirconium-based autocatalyst products help to reduce automotive emissions from traditional gasoline and diesel engines. Driven by more stringent legislation, we work with our customers to offer tailor-made solutions with our Gasoline Particulate Filtration systems, Diesel Oxidation Catalysts, Diesel Particulate Filters, passive NOx Absorbers, and selective catalytic reduction systems. Further, our unique magnesium alloys used in aerospace and automotive designs enable lighter and stronger models, which help maximize fuel efficiency, lower emissions, and increase performance through lightweight materials.

FACILITIES AND OPERATIONS

We continually evaluate the design of our facilities in order to reduce the environmental impact of our operations to the greatest extent possible. Our EHS Management System, along with various policies and procedures, ensure that proper systems are in place to guarantee product quality; create a workforce that conforms to health, safety and environmental laws; and drive our focus on preserving earth’s natural resources. Currently, over 85% of all Luxfer operations are ISO 14001 certified. Additionally, various facilities have been recognized as ISO 9001, ISO 45001, ISO 13485, AS 9100, IATF 16969, and NSF 61 compliant. Additional efforts to reduce the environmental impact of our operations and facilities include: the introduction of low energy usage LED lighting; the removal of standalone printers to reduce usage of ink; the installation of air dryers in restrooms; participation in energy curtailment programs; the usage of variable speed drives; and the introduction of an effluent treatment plant to ensure stability and tighter control over water-based emissions. Additionally, Luxfer Graphic Arts recently installed a thermal oxidizer to help with Volatile Organic Compound (VOC) abatement, reducing VOC output of the facility by 98%.

Furthermore, our manufacturing teams continue to find innovative ways to refurbish and recycle materials through the life cycle of our products. Luxfer Gas Cylinders’ Trade-Up Program allows customers to trade their used aluminum cylinders in exchange for new cylinders at a reduced price, while we make arrangements for the old cylinders to be recycled. With focus on reducing the amount of waste that goes to landfill, we conduct regular waste stream analyses to determine ways in which we can reduce or recycle our waste. Our re-use and recycling practices include: the reprocessing and recycling of unused and non-conforming aluminum products and magnesium and iron fines; recycling sorts of waste generated at our facilities; recycling and repurposing of computer equipment, toner, and paper; the use of recyclable green film and packaging materials; and the use of reusable stillages and pallets, rather than cardboard boxes. Finding innovative ways to reduce, re-use, and recycle reduces our costs and minimizes our impact on the environment.

HUMAN RIGHTS

We recognize that as a responsible global company, it is our obligation to respect and uphold internationally recognized human rights standards, such as the UN Universal Declaration of Human Rights, the UN Guiding Principles on Business and Human Rights, and other applicable laws. As such, Luxfer's Code of Ethics and Business Conduct and our Human Rights and Labor Practices Policy make clear the principles, requirements, and expectations of Luxfer and its employees to protect human rights in all areas of our business. Our Policies require fair and humane treatment; protections against forced labor, human trafficking and child labor; fair wages, benefits and working hours; and the respect of workers’ rights, such as the right to exercise freedom of association and collective bargaining, without fear of reprisal, intimidation or harassment. Our Third Party Code of Conduct extends these same standards to suppliers, contractors, service providers or any other third party with whom we do business. We also publish annual reports and statements, including Luxfer’s UK Modern Slavery Act Statement, as required by the UK Modern Slavery Act, and Conflict Minerals Report, as required by Rule 13p-1 under the Securities Exchange Act of 1934. These reports and statements can be found on our website at https://www.luxfer.com/about/environment-social-and-governance/.

We assess our potential and actual impact on human rights on a regular basis. As of 2020, Luxfer has obtained ISO 45001/OHSAS 18001 certification for our labor and human rights management system, which covers up to 40% of our current operations. To ensure compliance with these standards and policies, our employees undergo extensive training on how to identify human rights violations and how to combat and prevent such violations. We encourage employees, stakeholders, and others working in our supply chains to bring to light any issues or grievances relating to any wrongdoing involving human rights through our anonymous whistleblowing hotline and in accordance with our Whistleblowing Policy. Our Policy describes the procedures in place to ensure our due diligence in thoroughly investigating and remedying any reports through this avenue. Under the Policy, whistleblowers are protected against retaliation and harassment, further encouraging those who see something to say something.

EQUAL OPPORTUNITY, NON-DISCRIMINATION AND ANTI-HARASSMENT

At Luxfer, we continuously strive to create an environment where differences are valued, supported, and encouraged. As described in our Equal Opportunity, Non-Discrimination and Anti-Harassment Policy, Luxfer is an equal opportunity employer. No applicant or employee shall receive less favorable treatment on the grounds of age, race, color, creed, gender (including gender identity and gender expression), religion (all aspects of religious beliefs, observance or practice, including religious dress or grooming practices), marital status, registered domestic partner status, family status, age, ethnic origin or ancestry, social origin, physical or mental disability, medical condition, sex, sexual orientation, genetic information, military or veteran status or any other consideration made unlawful by federal, state, or local laws. We have a zero-tolerance approach to discrimination in all aspects of employment, including in recruitment, job assignment, promotion, remuneration, training and benefits.

Moreover, Luxfer is committed to providing a work environment that is free of harassment, abusive behavior or unprofessional conduct. Our Policy applies to all employees and persons involved in the operation of the Company, as well as vendors, customers, independent contractors, interns, volunteers or any other persons connected to the Company. To ensure that complaints are heard and handled in a timely manner, Luxfer has a comprehensive complaint procedure in place so that any person, whether the subject or the witness, can report harassment as soon as possible. We do not tolerate verbal, physical, or sexual harassment of any kind at any level of our operations.

Training is key to promoting equal opportunities and diversity. Our talent acquisition team and hiring managers undergo regular training to ensure that a diverse slate of candidates is considered for all job openings. We have developed recruitment practices to target diverse candidates, including minorities, veterans and women. We also monitor our current workforce for diversity, age, and gender demographics and use this information to develop employment and recruitment practices that support an inclusive work environment. All new and existing employees are required to undergo anti-harassment, non-discrimination, unconscious bias, and bullying and violence trainings annually. Through these methods, Luxfer continues to develop a world-class team.

HEALTH & SAFETY

Luxfer's safety performance, as measured through the total recordable incident rate, is strong in comparison to similar industries and is indicative of Luxfer's mature safety culture. To comply with the Occupational Safety and Health Administration (OSHA) standards and other applicable legislation, each of our sites records and measures Incident Frequency Rate (IFR). IFR is defined as the number of work-related injuries per 100 full-time workers during a one-year period. These safety measurements are integrated into the performance evaluations of our Executives and are reported to the Board on a regular basis. The table below shows Luxfer’s IFR from 2017 to 2020.

	2020	2019	2018	2017
IFR	1.89	2.09	3.14	2.95

Various initiatives that emphasize safe behavior and encourage suggestions, ideas, and observations from our workforce have helped us achieve a strong safety record. For example, we hold “safety moments” as often as possible to increase awareness of workplace and day-to-day hazards, while delivering key messages to reduce or minimize the risk of those hazards causing injury. Additional safety efforts include: monthly safety meetings with all employees, safety audits by management, safety audits by selected employees, and the inclusion of safety initiatives as part of select employees' incentive programs. Through these safety efforts, many of our facilities' safety records have improved year-over-year.

Additionally, we believe that promoting the health and well-being of our employees increases employee productivity, improves morale, creates a positive and healthy work environment, and reduces healthcare costs. As such, Luxfer encourages our employees to participate in employee health and wellness programs, which include smoking cessation programs and fitness programs which allow for reimbursement of expenses relating to gym memberships and exercise programs. We also provide access to wellness clinics and funded counseling sessions to improve our employees' overall physical and mental health. Health and welfare information is regularly provided to our employees through newsletters and notices posted in readily accessible areas, such as break rooms.

EMPLOYEE BENEFIT PROGRAMS

Luxfer's workforce is one of our greatest sources of sustainable value. Our ability to deliver on our objectives and build lasting relationships with our customers depends on the capabilities, attraction and retention of the talented individuals who come to work every day. As such, we continuously strive to offer competitive pay and benefits and maintain a work-life balance for our employees in order to foster job satisfaction and increase retention.

Luxfer offers competitive base pay and, depending on position, variable incentive pay associated with individual performance and the performance of the Company as a whole. While some programs differ internationally due to local regulations, Luxfer offers group medical, dental, vision, disability and life insurance plan options; savings and retirement plans; and many other resources that enhance employees’ lives. These benefits are available to all regular, full-time employees and, in some instances, eligible dependents. We also support our employees by offering family-friendly programs, such as dependent care options, time off for parents, and insurance benefits as a part of our U.S. healthcare plan. We provide family and medical care leave to U.S. employees, as required by the Family and Medical Leave Act and other local legislation. We also strive to accommodate where and when our employees do their best work. Based on their job function, employees are encouraged to discuss arrangements for telecommuting or a flexible work schedule with their supervisor, as set out in Luxfer’s internal policies.

Due in part to the foregoing benefits, over 90% of Luxfer’s employment positions are permanent. Luxfer is committed to limiting non-regular employment as much as possible and strives to ensure that employment is permanent and regular. Our goal is to limit non-regular employment (e.g., temporary contracts and non-direct employment) to 10% or less, thus minimizing any possible negative effects of non-regular employment. In the event of operation changes or restructuring, we vigorously pursue employment security and responsible workforce restructuring through avoidance or minimization of compulsory redundancies, responsible redundancy procedures, and measures to mitigate the consequences for employees made redundant, in compliance with all applicable laws and regulations.

TRAINING AND EDUCATION

One of Luxfer’s core values is ‘Personal Development’ – because we understand that investing in our people makes good busines sense. In recent years, we have significantly increased resources and time allocated to employee training, recruitment, personal development, and retention. As a part of our compliance program, we operate an enterprise-wide online training platform which provides interactive trainings on compliance topics, such as business ethics, code of conduct awareness, anti-bribery and corruption, conflicts of interest, integrity in the workplace, diversity, cybersecurity, insider trading, whistleblowing, and more. These mandatory compliance trainings are required for all Luxfer staff and a new topic is presented each month. At least once annually, employees are required to undergo training on Luxfer’s Code of Ethics and Business Conduct, which requires written attestation that employees have read, understand, and agree to comply with the Code. Individual training and highly-specialized training plans are also utilized at the business unit level in a variety of formats specific to the job type. These trainings are delivered via internal resources, third-party external resources and the Company’s online training platform, as appropriate.

Training is vital at all levels of our operations. As such, Luxfer sets annual benchmarks for training hours for all staff members, including the Senior Leadership Team (SLT) and Executive Leadership Team (ELT). Our goal is a minimum of 40 hours of training per year for each of the 54 members of the SLT and ELT across our business units. A total of 1,809 training hours were completed in 2020, which fell below our target of 2,160 total hours and was due, in part, to the COVID-19 pandemic and availability of in-person trainings. For all other employees, Luxfer has targeted five days of training per year. In total, Luxfer spent approximately $579,400 on training and education in 2020. With approximately 1,400 full-time employees, this equates to over $400 per employee.

COMMUNITY INVOLVEMENT

Luxfer works to build sustainable communities through the investment and involvement of our businesses, sites, and employees worldwide. We leverage our skills and experience to make a difference in the world through community activities, donations and employee engagement initiatives that are consistently encouraged and sponsored by our Executive Leadership Team. Luxfer and its business units support a wide variety of charitable causes. Among others, our business units have partnered with Air Ambulance Charity, American Red Cross, Boys and Girls Club of Cincinnati, Feed America, the Piedmont Rescue Mission, Pratham, United Way and the Veterans Food Bank of Calgary. We also participate in annual blood drives, canned food drives, community clean up events, and holiday gift drives. Luxfer encourages all employees to participate in volunteer activities on an individual basis as well. Our Volunteer Time Off (VTO) Program was rolled out to U.S. employees and will soon be extended to all Luxfer employees. Through the VTO Program, full-time employees can volunteer one working day per calendar year toward a non-profit or charitable organization of their choice, and such day constitutes additional paid time off. Further, Luxfer Gas Cylinders has teamed with United Way and implemented an Employee Fair Share Program. Employees are encouraged to donate one hour of pay per month to United Way, and, in exchange, Luxfer provides the participant with one additional vacation day. Through the Employee Fair Share Program, Luxfer Gas Cylinders’ Riverside facility donated $35,000 to United Way, which included both employee and Company contributions. Moreover, our business units are committed to providing learning opportunities and work experience to students in our communities. We offer a number of internship and apprenticeship opportunities in various fields. We have developed a Science, Technology, Engineering, and Math (STEM) apprenticeship program to encourage students to pursue careers in STEM fields.

THIRD PARTY RELATIONS AND SUPPLY CHAIN COMPLIANCE

Luxfer has implemented a Third Party Code of Conduct, which sets forth certain standards that our contractors, suppliers, agents, distributors, service providers, customers or any other third party with whom we do business (“Third Party Representatives”) are required to uphold. The Third Party Code of Conduct requires such Third Party Representatives to (i) adopt sound policies and practices with respect to human rights, labor practices, business integrity, anti-corruption, conflict-free mineral sourcing, health, safety, environmental protection, and other matters in accordance with the International Labor Organization’s (ILO) eight fundamental conventions and other applicable legislation and (ii) extend these standards to their supply chain.

Among other standards and practices, Luxfer’s Third Party Code of Conduct requires Third Party Representatives to:

  uphold the fundamental human rights of workers and treat workers in a fair and humane manner;

  ensure that no worker is subjected to any form of discrimination, harassment, or abuse in any aspect of employment, including in recruitment, promotion and remuneration;
  ensure that all work performed under the Third Party Representative is performed on a voluntary basis;
  not use, or benefit from, any form of involuntary or forced labor, including indentured, bonded, slave or prison labor in accordance with the ILO Forced Labour Convention (No. 29) and the Abolition of Forced Labor Convention (No. 105);
  not use, and prohibit the use of, child labor pursuant to the ILO Minimum Age Convention;
  implement a policy of fair compensation, wages, and benefits in accordance with applicable law;
  pay workers for (i) regular hours of work and (ii) overtime hours at a premium rate, in accordance with applicable law;
  not to deduct wages as a disciplinary measure;
  not require workers to work more than (i) 60 hours per week or (ii) the limits on regular and overtime hours required by the law in the jurisdiction in which the Third Party Representative operates;
  provide workers with at least one day off in every seven day period;
  recognize and respect the rights of workers to exercise their lawful rights of free association and collective bargaining;
  act positively to prevent injury, ill health, damage, and loss arising from their operations in compliance with all applicable laws, regulations and rules relating to health and safety; and
  conduct business with integrity and free from any and all forms of corruption or bribery.

Luxfer has a complex global supply chain, and we understand our responsibility to conduct due diligence on Third Party Representatives. Success in this realm starts in our purchasing department, where our buyers are regularly trained on the supplier standards covering human rights, labor practices, and working conditions. These objectives are integrated into our buyers’ performance reviews. We also conduct thorough examinations of new and existing Third Party Representatives on a regular and ongoing basis utilizing several different methods, including risk assessments and both on- and off-site audits. Our Third Party Code of Conduct provides Luxfer access to third party production facilities, worker records, and workers for confidential interviews by representatives from Luxfer and, if requested, Luxfer’s customers. We use appropriate due diligence procedures to vet our Third Party Representatives prior to entering into any agreements, and we reject Third Party Representatives who do not fulfil our requirements. Additionally, Luxfer will discontinue its business with an existing Third Party Representative in the event of continual or severe non-compliance with the Third Party Code of Conduct.

We encourage and facilitate reporting of social or environmental non-compliance in our operations and throughout our supply chain through our confidential, anonymous whistleblowing hotline. Concerned individuals may report violations anonymously via our hotline, which is available 24/7 and offers multi-lingual support for reporters in more than 170 languages.

SHAREHOLDER AND PUBLIC ENGAGEMENT ON ESG MATTERS

We recognize that ESG reporting is an area of interest to our shareholders and the public. We value feedback and seek a collaborative and mutually beneficial approach to address issues of importance to our stakeholders and assure that our corporate governance and ESG practices remain industry-leading from their perspectives. All Luxfer Policies, annual disclosures and our 2020 ESG Report can be found on our website at https://www.luxfer.com/.

Luxfer’s public policy engagement is often conducted in conjunction with efforts of allied business, trade and issue organizations of which the Company is a member. Luxfer and our employees participate in the public policy process in a variety of ways, including government affair activities designed to educate policy makers on key issues related to the Company’s business. While Luxfer respects employees’ rights to engage in the political process, political contributions made by or on behalf of the Company are strictly prohibited, as set forth in Luxfer’s Anti-Corruption Policy. Luxfer does not participate in political lobbying activities and employees are prohibited from engaging in political lobbying activities on behalf of Luxfer under any circumstance. Luxfer makes payments to governments only in the capacity of regular payment of taxes or other fees on sales, inputs and income as defined by law. Luxfer prohibits tax evasion, as set forth in our Anti-Facilitation of Tax Evasion Policy.

Board Leadership, self-assessments and education

BOARD LEADERSHIP STRUCTURE

The Board believes it is important to maintain flexibility in choosing the leadership structure that is best able to meet the needs of Luxfer and its shareholders, based on circumstances that exist at the time and the qualifications of available individuals. Currently, we do not have a policy requiring the positions of Board Chair and Chief Executive Officer to be held by different persons. However, these two positions have been separate and are expected to remain separate. The Board believes this structure is advantageous. Specifically, separating the positions provides the appropriate balance between strategy development and oversight of management, while also allowing the CEO to focus attention on driving business performance rather than Board governance. Additionally, this structure is consistent with corporate best practice, the Institutional Shareholder Services’ recommendation, the views of Luxfer’s shareholders, and the U.K. Corporate Governance Code.

David Landless currently serves as the Chair of Luxfer's Board of Directors. He is a Non-Executive Director and considered independent under the NYSE listing standards. Luxfer believes that David Landless’ service as the Chair is appropriate because he has extensive experience serving on the boards of public companies, as well as knowledge of Luxfer and the manufacturing and engineering industries in general. The responsibilities of the independent Board Chair include, among other things:

▪	leading the Board, including the oversight and coordination of the Board's and its Committees' work;
▪	serving as a liaison between the CEO, other members of senior management, the Non-Executive Directors, and the Committee Chairs;
▪	presiding at all meetings of the Board, including executive sessions of the independent Non-Executive Directors;
▪	presiding at all meetings of the shareholders;
▪	setting the Board's meeting agendas and ensuring there is sufficient time for discussion of all agenda items;
▪	recommending agendas for shareholder meetings and providing guidance to the Board on positions the Board should take on issues to come before shareholder meetings;
▪	participating in discussions with the Nominating and Governance Committee on matters related to Board and Committee organization, composition, membership terms, and meeting structure; and
▪	participating in discussions with the Nominating and Governance Committee and Remuneration Committee on matters related to the hiring, evaluation, and compensation of, and the succession planning for, the CEO, other Executive Officers, and Directors.

BOARD AND COMMITTEE SELF-ASSESSMENTS

Annual self-assessment and evaluation of Board performance helps ensure that the Board and its Committees function effectively and in the best interest of our shareholders. The Nominating and Governance Committee is responsible for establishing and overseeing a process for self-assessment. The Board annually conducts a self-assessment of the Board and each Committee. The assessment process consists of a written evaluation comprising both quantitative scoring and qualitative comments on a range of topics, including the composition and structure of the Board, the type and frequency of communications and information provided to the Board and its Committees, the Board's and its Committees’ effectiveness in carrying out their functions and responsibilities, the effectiveness of the Committee structure, Directors’ preparation and participation in the meetings, and the values and culture displayed by the Directors. With the assistance of the Company Secretary, the assessment responses are compiled by the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee Chair leads a discussion of the assessment results at the following Board and Committee meetings. In addition to this annual self-assessment, verbal assessments are conducted in independent executive sessions at the end of every Board and Committee meeting.

BOARD EDUCATION

Board education is an ongoing, year-round process, which begins when a Director joins our Board. Upon joining the Board, new Directors are provided with an orientation to the Company, including our businesses, strategy, and governance. On an ongoing basis, Directors receive educational presentations on a variety of topics related to their responsibilities as Directors and the industries in which Luxfer operates. These presentations are provided by external advisors and/or our senior management team. In 2020, topics for Board education included ESG; Luxfer values and culture; anti-corruption and anti-bribery; anti-trust compliance; global insider dealing; changes in the small-cap equity investment landscape; Merger, Acquisition and Divesture strategy; the impact of COVID-19 on valuation and corporate financing; and diversity and unconscious biases.

Board committees

The Board has three standing committees comprised solely of independent Directors: the Nominating and Governance Committee, the Remuneration Committee, and the Audit Committee. The independent Directors also generally meet in executive session, without management present, at each meeting.

8 MEETINGS OF THE BOARD OF DIRECTORS IN 2020 (1 physical meeting; 7 videoconference meetings)
3 – Meetings of the Nominating and Governance Committee	4 – Meetings of the Remuneration Committee	7 – Meetings of the Audit Committee

NOMINATING AND GOVERNANCE COMMITTEE

Role:	The Nominating and Governance Committee advises the Board on matters relating to corporate governance, Board structure, and Board composition. Responsibilities of the Nominating and Governance Committee include, among other things, establishing criteria for Director candidates and identifying individuals for nomination to become Directors, including engaging advisors to assist in the search process where appropriate, and considering potential candidates recommended by shareholders; developing plans and making recommendations in relation to the organization, composition, membership terms, and meeting structure of the Board and its Committees; administering the self-assessment of the Board and its Committees; overseeing Luxfer's corporate governance and compliance structure and practices; and overseeing and recommending to the Board changes to our Corporate Governance Guidelines, Committee Charters, and other governing instruments.

A full description of the Committee’s role is set forth in the Nominating and Governance Committee Charter, available at https://www.luxfer.com/investors/governance/.

Members:	Clive Snowdon (Chair as of April 2020), Allisha Elliott (Chair through April 2020), and David Landless.

All members of the Nominating and Governance Committee have been determined to be independent under SEC and NYSE rules.

REMUNERATION COMMITTEE

Role:	The Remuneration Committee sets and administers the policies that govern executive, director and senior management compensation. Responsibilities of the Remuneration Committee include, among other things, evaluating Executive Officer and senior management performance; establishing and administering executive compensation, including base salaries, non-equity incentive compensation, and equity-based incentive compensation; reviewing and approving the Executive Compensation Discussion and Analysis included in the annual Proxy Statement; recommending actions regarding the Chief Executive Officer's compensation for approval by the Non-Executive Directors of our Board; and approving individual compensation actions for all Executive Officers other than the CEO. To assist the Remuneration Committee in its review of executive and director compensation programs, Meridian Compensation Partners LLC ("Meridian"), a human resource consulting firm, provides advice, data, and insight. Meridian was retained by the Remuneration Committee in 2020 and provides advice at times the Remuneration Committee deems appropriate. Any other work undertaken by Meridian for the Company must be approved by the Remuneration Committee. The Remuneration Committee has conducted an assessment of the independence of Meridian and has determined that Meridian does not have any conflict of interest. Aside from data provided by Meridian, the Committee also considers other sources to evaluate external market, industry, and peer company practices in its review of our compensation programs.

A full description of the Committee’s role is set forth in the Remuneration Committee Charter, available at https://www.luxfer.com/investors/governance/.

Members:	Richard Hipple (Chair), Allisha Elliott, and Lisa Trimberger.

All members of the Remuneration Committee have been determined to be independent under SEC and NYSE rules.

Remuneration Committee Interlocks and Insider Participation: No member of the Remuneration Committee is involved in a relationship requiring disclosure as an interlocking Director/Executive Officer or otherwise under Item 404 of Regulation S-K.

Report:	Prior to the Annual General Meeting, the Directors’ Remuneration Report will be made available on our website at https://www.luxfer.com/investors/reports-and-presentations/annual-reports/.

AUDIT COMMITTEE

Role:	The Audit Committee advises the Board on financial matters and oversees the Company's accounting, financial reporting, and internal control policies and procedures. Responsibilities of the Audit Committee include, among other things, overseeing financial reporting, controls, and audit quality and performance; monitoring and overseeing the independence and performance of our Independent Auditors, with responsibility for the selection, evaluation, remuneration, and, if applicable, discharge of such Independent Auditors; approving, in advance, all of the audit and non-audit services provided to the Company by the Independent Auditors; facilitating open communication among our Board, senior management, internal audit, and the Independent Auditors; and overseeing our enterprise risk management and financial compliance programs.

A further description of the Committee’s role is set forth in the Audit Committee Charter, available at https://www.luxfer.com/investors/governance/.

Members:	Lisa Trimberger (Chair as of April 2020), Clive Snowdon (Chair through April 2020), and Richard Hipple.

All members of the Audit Committee have been determined to be independent under SEC and NYSE rules.

Report:	The Audit Committee Report can be found under the section entitled “Audit Committee Report” on page 55 of this Proxy Statement.

Financial Experts:	The Board has determined that Lisa Trimberger, Clive Snowdon, and Richard Hipple are all financially literate under NYSE rules and qualify as financial experts under SEC standards.

ATTENDANCE AT MEETINGS

The Board held eight meetings in 2020, two of which were telephone meetings related to the COVID-19 pandemic. The first and only in-person meeting occurred in early March, prior to the implementation of widespread lockdowns due to the COVID-19 pandemic. The remaining seven meetings occurred virtually via videoconference. Directors are expected to attend all scheduled meetings of the Board of Directors, the meetings of the Committees on which they serve, and all shareholder meetings. In each regularly scheduled meeting, the independent Directors also met in executive session, without the Chief Executive Officer or other members of management present.

All Directors attended all eight general Board meetings. During the period in which they served, all members of each Board Committee were present at every Committee meeting held in 2020.

We expect our Directors to attend our Annual General Meetings. All the Directors who were appointed for the 2020 term attended the 2020 Annual General Meeting.

DIRECTOR COMPENSATION

Director compensation is recommended by the Remuneration Committee and approved by the Board of Directors. We use a combination of cash and equity-based incentive compensation to attract and retain qualified Directors. Our director compensation program reflects our belief that a significant portion of the Directors’ compensation should be tied to long-term growth in shareholder value.

The Remuneration Committee's annual compensation review includes a periodic analysis of data, comparing the Company's director compensation levels against a peer group of publicly held companies. In conducting such review, the Remuneration Committee may utilize publicly available market data, compensation survey data, and advice provided by compensation consultants. The Remuneration Committee then reaches a recommendation regarding our director compensation program and the compensation paid to our Directors. The Remuneration Committee's recommendation is subsequently provided to the full Board for review and final approval.

In 2020, Meridian, the Remuneration Committee’s independent compensation consultant, provided the Committee with a benchmark study, as well as advice and recommendations on the composition of the peer group and competitive data used for benchmarking our director compensation program. The Remuneration Committee used the information provided by Meridian, as well as other trend data, to reach an independent recommendation regarding the compensation paid to our Directors. This recommendation was provided to the full Board for review and final approval.

DIRECTOR RETAINERS

In 2020, the annual retainer payable to Non-Executive Directors, not including the Board Chair, for service on the Board of Directors and Board Committees was US$82,000. The annual retainer payable to the Board Chair for service on the Board of Directors and Board Committees was US$115,000. Alok Maskara, our CEO, is the only Executive Director. He receives no separate compensation for his Board service. Directors do not receive additional fees for meeting attendance or service on Board Committees. Following the Remuneration Committee's compensation review, the Board did not implement an increase to the annual retainers paid to Non-Executive Directors in 2020 or 2021.

DIRECTOR EQUITY AWARDS

Director equity awards are designed to (i) align the interests of Luxfer's Directors with the interests of the Company's shareholders, (ii) act as a retention tool, (iii) promote sound corporate governance, and (iv) demonstrate a commitment to the Company. Equity awards provided to Non-Executive Directors are granted under the Equity Incentive Plan (“EIP”). The plan under which awards are granted to Executive Directors is the Luxfer Holdings PLC Long-Term Umbrella Incentive Plan (“LTIP”). U.K.-based Executive Directors are eligible to participate in Luxfer’s U.K. Share Incentive Plan (“SIP”), which is open to all U.K. employees and U.K.-based Executive Directors. In the U.S., Luxfer has also established an Employee Stock Purchase Plan (“ESPP”), which is open to all U.S. employees and U.S.-based Executive Directors.

▪	EIP: Annual awards are made to Non-Executive Directors under the EIP as part of their fees. The value of the award is defined in the Directors’ Remuneration Policy and, as of 2020, is up to 55% of the retainer fee paid to a Non-Executive Director. These awards are made the day after Luxfer's Annual General Meeting each year and vest the day before the following year’s AGM. Annual awards are typically made as restricted stock units. They are paid out immediately on vesting, together with dividends that have accumulated during the vesting period. New Non-Executive Directors cannot participate in the annual awards until they have served six months on the Board of Directors; however, the awards they would have earned from the date of their appointment are added to the next annual award, provided they are re-elected at the AGM. Following the Remuneration Committee’s 2020 compensation review, the Board is recommending an increase to Director equity awards, as set forth in the proposed Directors’ Remuneration Policy.

▪	LTIP: The LTIP was adopted as part of Luxfer’s initial public offering (“IPO”) in 2012. It is used to grant awards not only to Executive Directors but also senior and junior managers in Luxfer. A variety of different awards can be granted under the LTIP. The maximum value of awards that can be granted to the Executive Director under the LTIP is defined in the Directors’ Remuneration Policy.

▪	SIP: The purpose of the SIP is to provide benefits to employees, including U.K.-based Executive Directors and Officers, so as to give such employees a continuing stake in Luxfer. Shares awarded under the SIP are allocated based on payroll contributions made by employees of the Company.

▪	ESPP: The purpose of the ESPP is to provide benefits to employees, including U.S.-based Executive Directors and Officers, so as to give such employees a continuing stake in Luxfer. Shares awarded under the ESPP are allocated based on payroll contributions made by employees of the Company.

Copies of the above-mentioned EIP, LTIP, SIP and ESPP are on file with the SEC.

Additionally, Luxfer has established Stock Ownership Guidelines, which apply to all Directors and provide the Company's expectation as to the minimum amount of shares such Directors should own in the Company as best practice. Further information on the Stock Ownership Guidelines is provided in the section entitled “Security Ownership.”

NON-EXECUTIVE DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation that the Company paid for the period ended December 31, 2020 to the Non-Executive Directors serving on our Board of Directors at any time from January 1, 2020 through December 31, 2020. In 2020, the average total Non-Executive Director compensation was US$163,838.40.

	Retainers (US$)	Equity Awards (1) (2) (US$)	Total (US$)
David Landless (3)	115,000	58,966	173,966
Clive Snowdon (4)	82,000	42,046	124,046
Richard Hipple (5)	82,000	106,776 (8)	188,776
Allisha Elliott (6)	82,000	94,572 (9)	176,572
Lisa Trimberger (7)	82,000	73,832 (10)	155,832

_____________________

(1)	Represents the fair value of restricted stock units granted on June 4, 2020, at a share price of US$14.79, less the issue cost of US$1.00 per share, as compensation for their services.
(2)	These time-based restricted stock units carry with them the right to receive accumulated dividends (in shares) during the period of the award. The dividends are not credited until the award vests. The awards made under the EIP in 2019 vested on June 4, 2020. The value of the dividend shares that vested in 2020, less the issue cost of US$1.00 per share, for each of the Non-Executive Directors were as follows: David Landless US$907.90 (70 shares) and Clive Snowdon US$726.32 (56 shares), These values have not been included in the table above.
(3)	As of December 31, 2020, David Landless had 4,361 unvested restricted stock units. The foregoing figure includes dividends (in shares) accumulated through December 31, 2020.
(4)	As of December 31, 2020, Clive Snowdon had 3,107 unvested restricted stock units. The foregoing figure includes dividends (in shares) accumulated through December 31, 2020.
(5)	As of December 31, 2020, Richard Hipple had 7,892 unvested restricted stock units. The foregoing figure includes dividends (in shares) accumulated through December 31, 2020.
(6)	As of December 31, 2020, Allisha Elliott had 6,991 unvested restricted stock units. The foregoing figure includes dividends (in shares) accumulated through December 31, 2020.
(7)	As of December 31, 2020, Lisa Trimberger had 5,460 unvested restricted stock units. The foregoing figure includes dividends (in shares) accumulated through December 31, 2020.
(8)	Includes additional time-based restricted stock units added to the 2020 annual equity award, as Directors are not eligible for annual equity awards until such Director has served six months on the Board of Directors and is elected or re-elected at the AGM. In addition to 3,049 time-based restricted stock units granted with respect to 2020 service, the above figure includes 4,694 time-based restricted stock units awarded for the period beginning November 19, 2018, the date of Richard Hipple’s appointment, and ending June 3, 2020.
(9)	Includes additional time-based restricted stock units added to the 2020 annual equity award, as Directors are not eligible for annual equity awards until such Director has served six months on the Board of Directors and is elected or re-elected at the AGM. In addition to 3,049 time-based restricted stock units granted with respect to 2020 service, the above figure includes 3,809 time-based restricted stock units awarded for the period beginning March 5, 2019, the date of Allisha Elliott’s appointment, and ending June 3, 2020.
(10)	Includes additional time-based restricted stock units added to the 2020 annual equity award, as Directors are not eligible for annual equity awards until such Director has served six months on the Board of Directors and is elected or re-elected at the AGM. In addition to 3,049 time-based restricted stock units granted with respect to 2020 service, the above figure includes 2,305 time-based restricted stock units awarded for the period beginning September 1, 2019, the date of Lisa Trimberger’s appointment, and ending June 3, 2020.

REMUNERATION COMMITTEE REPORT

The Remuneration Committee is responsible for, among other things, setting, reviewing and approving Executive Officer compensation, including matters regarding Luxfer’s various benefit plans, and continually assessing the effectiveness of our compensation programs in consideration of the stated compensation strategy. The Remuneration Committee may fulfill these responsibilities independently or in conjunction with the Board, as appropriate. The Remuneration Committee operates independently of management and in consultation with its independent compensation consultant.

The Remuneration Committee has reviewed and discussed the following Executive Compensation Discussion and Analysis with management, and based on such review and discussions, the Remuneration Committee has recommended to the Board that the Executive Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for the Annual General Meeting, to be filed with the SEC.

THE REMUNERATION COMMITTEE

Richard Hipple

Allisha Elliott

Lisa Trimberger

In accordance with the recommendation of the Remuneration Committee, our Board approved inclusion of the Executive Compensation Discussion and Analysis in this Proxy Statement on March 2, 2021.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

This Executive Compensation Discussion and Analysis describes Luxfer’s compensation practices and the executive compensation policies, decisions, and actions of our Remuneration Committee. This Executive Compensation Discussion and Analysis specifically relates to the compensation earned during 2020 by our Named Executive Officers. Please note that the compensation earned during 2020, as well as the Company's performance, was affected by the COVID-19 pandemic. The COVID-19 pandemic impacted the specific actions taken by the Board, the Remuneration Committee and management; the Company's financial results; and 2020 compensation outcomes.

NAMED EXECUTIVE OFFICERS

The following section identifies and provides background on our Named Executive Officers, other than Alok Maskara, Luxfer’s CEO, about whom information is provided in the section titled “Directors Standing for Election or Re-Election.”

HEATHER HARDING

Chief Financial Officer

Age: 52

Heather Harding was named Chief Financial Officer of Luxfer Holdings PLC in January 2018. From 2012 to 2017, Ms. Harding was Vice President of Finance for Eaton Lighting, a business unit of Eaton Corporation, a power management company. Prior to that, she was Vice President of Finance for various operating units within Cooper Industries and Emerson Electric. Ms. Harding is a Certified Public Accountant and received a Bachelor of Science degree in Accounting from Southern Illinois University at Carbondale.

ANDREW BUTCHER

President, Luxfer Gas Cylinders

Age: 52

Andrew Butcher has served as President of our global Luxfer Gas Cylinders business since April 2014, having been the President of Luxfer Gas Cylinders North America from 2009 to 2014. Mr. Butcher joined Luxfer in Nottingham, United Kingdom, in 1991. He held positions of increasing responsibility throughout his career at Luxfer, including leading the development of our composite business beginning in 2002, first as General Manager and then as Executive Vice President. Mr. Butcher holds a Master of Arts degree in Engineering from Cambridge University and an M.B.A. from Keele University.

JAMES GARDELLA

President, Luxfer Magtech

Age: 64

James Gardella was appointed President of Luxfer Magtech in July 2017. Prior to serving in his current position, he was appointed President of the Company’s Magnesium Elektron Powders business in 2007, which he joined in 1990 as Financial Controller. Mr. Gardella holds a Bachelor of Science degree in Accounting from Villanova University and an M.B.A. in Finance. He is also a Certified Public Accountant.

GRAHAM WARDLOW

Managing Director, Luxfer MEL Technologies

Age: 53

Graham Wardlow was appointed Managing Director of Luxfer MEL Technologies in October 2017, following the merger of our MEL Chemicals and Magnesium Elektron Alloys businesses. Mr. Wardlow joined Magnesium Elektron in 1984 and undertook several technical and commercial roles before becoming Managing Director of the Alloys business in 2008 and Divisional Managing Director of MEL Chemicals in May 2017. Mr. Wardlow holds a degree in Materials Engineering from Imperial College, University of London, as well as an M.B.A. from Keele University.

OTHER EXECUTIVE OFFICERS OF THE REGISTRANT

In addition to the individuals identified as Named Executive Officers, the individuals listed below are current Executive Officers of the Company.

MARK CHIVERS

Divisional Managing Director, Luxfer Superform

Age: 52

Mark Chivers was appointed Divisional Managing Director of Luxfer Superform in April 2018. Mr. Chivers joined Luxfer in 2009 as Operations Director of Superform U.K., before moving to California in 2014 to become General Manager of the Riverside facility. Before joining Luxfer, Mr. Chivers held Production and Operations Management and Vice President roles in the castings and tool making industry, particularly servicing the automotive sector. Mr. Chivers holds a Bachelor of Arts degree in Business Studies from Wolverhampton University.

PETER GIBBONS

Vice President and General Manager, Luxfer Graphic Arts

Age: 50

Peter Gibbons was appointed Vice President and General Manager of Luxfer Graphic Arts in July 2019. Mr. Gibbons joined Luxfer in 2004 as European Financial Controller at Magnesium Elektron, before moving to the corporate office to take up the Group Financial Controller role. He returned to Magnesium Elektron in 2014 as Divisional Finance Director. Mr. Gibbons was appointed Director of Sourcing and IT and became a member of the Executive Leadership Team in July 2017.

MEGAN GLISE

General Counsel and Company Secretary

Age: 28

Megan Glise joined Luxfer as U.S. Legal Counsel in July 2018 and was appointed Associate General Counsel in February 2019. In January 2020, Ms. Glise became a member of the Executive Leadership Team and an Executive Officer of the Company. She was appointed General Counsel and Company Secretary in September 2020. Before joining Luxfer, Ms. Glise was an Associate Attorney at a Wisconsin-based law firm, where she focused her practice on corporate and transactional law. Ms. Glise received her Juris Doctor from Marquette University Law School and holds a Bachelor of Arts degree in English and Criminology and Law Studies from Marquette University.

STEPHEN WEBSTER

Corporate Controller

Age: 49

Stephen Webster joined Luxfer as Corporate Controller in September 2016. Before joining Luxfer, Mr. Webster held various finance leadership roles with global businesses, including those listed on various stock exchanges. Mr. Webster has extensive experience in financial shared services, ERP implementation, and external reporting under IFRS and U.S. GAAP. Mr. Webster qualified as a Chartered Accountant with PricewaterhouseCoopers LLP and holds a degree in International Management and Modern Languages from the University of Bath.

OVERVIEW OF COMPENSATION PROGRAM, PHILOSOPHY AND OBJECTIVES

The Remuneration Committee sets and administers the policies that govern Luxfer’s executive compensation and is responsible for:

▪	establishing and reviewing executive base salaries;
▪	overseeing our annual incentive compensation plans;
▪	overseeing our long-term, equity-based compensation plans;

▪	approving all awards under those plans;
▪	annually evaluating risk considerations associated with our executive compensation program; and
▪	annually approving all compensation decisions for the Named Executive Officers included in the Summary Compensation Table below.

The Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish such alignment by rewarding the achievement of specific annual, longer-term and strategic goals that create lasting shareholder value. Specific objectives of our executive compensation program include:

▪	motivating and rewarding executives for achieving financial and strategic objectives;
▪	aligning management and shareholder interests by encouraging employee stock ownership;
▪	providing rewards commensurate with individual and Company performance;
▪	encouraging growth and innovation; and
▪	attracting and retaining high caliber executives and key employees.

To balance the objectives described above, our executive compensation program includes the following compensation elements: (i) base salary; (ii) non-equity incentive awards; (iii) long-term incentive stock awards; (iv) pension or 401(k) contributions; (v) employee share purchase plans; and (vi) other benefits, such as flex perks and healthcare, life, and disability insurance coverage.

The Remuneration Committee reviews total compensation for Executive Officers and the relative levels of each of these forms of compensation against the program’s objectives. The total compensation structures for our CEO and the other Named Executive Officers in 2020 are shown in the graphs below.

2020 NAMED EXECUTIVE OFFICERS' COMPENSATION STRUCTURE

2020 COMPANY PERFORMANCE

Although Luxfer's 2020 financial performance fell short due to the COVID-19 pandemic and related macro-economic conditions, solid progress was made toward business restructuring initiatives, which were aimed at further reducing the fixed cost structure while seeding organic growth. In order to assess the appropriateness and effectiveness of Luxfer's fiscal 2020 compensation program, Luxfer's overall financial performance, as well as the individual performance of the Named Executive Officers, is considered.

In 2020, each of our Named Executive Officers was compensated as follows:

▪	A base salary comparative to salaries for their respective role, as measured against external and internal benchmarking data. The base salary is periodically adjusted for inflation; however, no changes to the Named Executive

Officers’ base salaries were made in 2020. The total salary payout in 2020 was lower than 2019 due to the impact of COVID-related furloughs and voluntary pay reductions;

▪	A variable, non-equity incentive award, where 80% to 100% of the annual payout is dependent on a well-defined set of annual financial metrics that relate to either each business unit’s or Luxfer’s overall performance, as applicable. The remaining 0% to 20% of the payout depends on a defined set of individual balanced scorecard objectives, which are intended to drive long-term business performance. Individual balanced scorecard objectives are only considered with respect to the Business Unit Leaders’ non-equity incentive award. The CEO’s and CFO’s non-equity incentive award is solely dependent on the achievement of certain financial metrics. Luxfer’s incentive plan allows the Company to withhold a non-equity incentive award if Luxfer’s EBITA falls below the established Threshold, even if the business units achieve their own EBITA Budget; and

▪	A stock-based, long-term incentive award, where the majority of the payout is based on Luxfer’s earnings per share and relative total shareholder return. The award is vested over a period of four years. The LTIP payout for 2020 for the Executive Officers is expected to be at the low end, as the Company did not achieve its adjusted earnings per share target and the measurement period for the total shareholder return metric remains ongoing.[5]
EXECUTIVE PERFORMANCE

Consistent with our focus on Pay for Performance, each of our Named Executive Officer's performance in relation to their individual objectives contributes to their overall compensation. These objectives include both strategic and financial initiatives, which are aimed at ensuring Luxfer's long-term, sustainable performance and competitive differentiated value proposition. Each of our Named Executive Officer's delivery against these individual objectives is analyzed to determine their overall performance. The following is a summary of the Named Executive Officers’ delivery against their individual objectives.

▪	Alok Maskara and Heather Harding (Corporate Executives). Successfully navigated the Company through the COVID-19 pandemic, while generating strong cash flow and good earnings given the circumstances. Continued progress on developing and executing strategies to allocate capital, develop talent, and ensure strong governance practices, while making progress on the Company’s Transformation Plan to enhance shareholder value.

▪	Andrew Butcher, James Gardella and Graham Wardlow (Business Unit Leaders). Successfully led business units through the COVID-19 pandemic, while executing strategies to ensure the health and safety of their employees and sustain business. Maintained a sustainable competitive advantage in the markets they serve given the difficult COVID-related conditions.

COMPARATIVE FRAMEWORK

In setting compensation for our Executive Officers, including our Named Executive Officers, the Remuneration Committee uses competitive compensation data from a total compensation study of selected peer companies and other relevant survey sources to inform its decisions about overall compensation levels and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee applies judgment and discretion in establishing targeted compensation levels, considering not only competitive market data but also factors such as company, business unit, and individual performance; scope of responsibility; critical needs and skill sets; experience; leadership potential; and succession planning. In setting compensation for 2020, the Committee used the output from the total compensation study performed by Meridian Compensation Partners LLC ("Meridian") during 2019.

Based on Meridian's review and recommendations, as well as the foregoing criteria, the Committee used the companies listed below (the “Comparator Group”) for benchmarking purposes:

Timken Steel Corporation	Materion Corporation	Lydall, Inc.
Helios Technologies, Inc.	Synalloy Corporation	L.B. Foster Company
ESCO Technologies, Inc.	Standex International Corp.	DMC Global Inc.
Ciner Resources LP	Ampco-Pittsburgh Corp.	Trecora Resources
Universal Stainless & Alloy Products Inc.	Quaker Chemical Corp.	Kadant Inc.
The Groman-Rupp Company	Haynes International, Inc.	Altra Industrial Motion Corp.

All of the companies included in the Comparator Group were (i) publicly-traded on a major exchange; (ii) similar in business size to our business units and global in nature; and (iii) engaged in the same or a similar industry to ours. As provided by Meridian as part of the total compensation study completed in 2019, the Comparator Group companies had revenues ranging

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5 Adjusted earnings per share is a non-GAAP measure. For a reconciliation and explanation of this non-GAAP measure, see Appendix A.

from approximately US$398 million to US$1,834 million, with median revenues of approximately US$597 million. On a similar basis, Luxfer’s revenue for the year ended December 31, 2019 was US$436 million. Please note that this Comparator Group was used only for purposes of a total compensation study. This Comparator Group, and the data related thereto, should not be referenced for purposes of a valuation or a market capitalization comparison.

2020 COMPENSATION program elements

For 2020, the Named Executive Officers' total compensation was compromised of the following forms:

▪	base salary;
▪	annual non-equity incentive awards;
▪	long-term incentive stock awards;
▪	employee share purchase plans;
▪	pension or 401(k) contributions; and
▪	benefits, such as flex perks and healthcare, life, and disability insurance coverage.

The Committee reviews total compensation for Executive Officers, and the relative levels of each of these forms of compensation, against the objectives of the compensation program to (i) align the interests of the Executive Officers with those of our shareholders; (ii) attract, retain, and incentivize talented Executives; (iii) provide competitive compensation that motivates and rewards the Executive Officers for achieving financial and strategic objectives; and (iv) provide compensation commensurate with performance.

BASE SALARY

We provide each Named Executive Officer with a fixed base salary. In setting base salaries, the Remuneration Committee generally references comparable positions at peer companies based on available market data, which includes published survey data and proxy statement data for our Comparator Group. The Committee considers compensation at comparable companies as one of many factors in setting base salaries. Differences in base salaries among the Named Executive Officers are determined by the Committee based on numerous factors, such as competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s level of responsibility, experience, and individual performance.

The Committee undertook its annual review of base salaries for the then-serving Named Executive Officers, in accordance with its normal procedures. Due to 2019 financial performance being weaker than what was anticipated, base salaries for the Named Executive Officers in 2020 remained the same as 2019 base salaries. Moreover, the total salary payout in 2020 was lower than in 2019 due to the impact of COVID-related furloughs and voluntary pay reductions.

NON-EQUITY INCENTIVE COMPENSATION

The goal of Luxfer’s non-equity incentive compensation program is to retain, motivate, and incentivize high caliber individuals and promote the achievement of Luxfer's key financial and strategic goals and targets by:

▪	providing above-market award opportunities for superior performance;
▪	placing emphasis on combined company-wide and business unit results;
▪	recognizing, as appropriate, individual and non-financial factors that contribute to Luxfer’s overall success; and
▪	emphasizing teamwork and collaboration across all business units.

To achieve these objectives, non-equity incentive awards are tied to financial and individual performance metrics. The Remuneration Committee determines a percentage of each then-serving Named Executive Officer’s base salary as a targeted level of incentive opportunity. These targeted levels are based on the Committee’s review of Meridian's recommendations, relevant survey data, and, in the case of Named Executive Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. Generally, the Committee sets each Executive's target incentive opportunity as a percentage of base salary, with reference to the Comparator Group’s median target payouts.

The actual annual incentive opportunity set by the Committee for each Named Executive Officer varies depending on a wide range of factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s performance, level of responsibility, and experience.

An Executive Officer’s base salary multiplied by the annual incentive opportunity percentage establishes the target annual incentive for which the Executive Officer is eligible. The Committee determined annual incentive targets in 2020 for all Named Executive Officers. These annual incentive targets (as a percentage of salary and their value in U.S. dollars) are shown below, together with the maximum non-equity incentive compensation opportunity available and the actual non-equity incentive compensation payout for 2020.

	Incentive Target as a % of Salary	Target (US$)(1)	Maximum Non-Equity Incentive Compensation (US$)	2020 Annual Payout (US$)
Alok Maskara	100%	675,000	1,350,000	337,500
Heather Harding	60%	195,000	390,000	97,500
Andrew Butcher	40%	144,800	289,600	72,400
James Gardella	40%	107,531	215,062	0
Graham Wardlow	40%	97,189	194,378	48,640

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(1)	Actual non-equity incentive compensation payout was lower for most Named Executive Officers in 2020 due to reduced salaries as a result of COVID-related furloughs and voluntary pay reductions.

In determining the 2020 non-equity incentive compensation for Luxfer’s Chief Executive Officer, Alok Maskara, and Chief Financial Officer, Heather Harding, the Remuneration Committee considered the following two performance measures: Cash Conversion and Management EBITA. For purposes of this calculation, Management EBITA is defined as operating income adjusted for equity income/(loss) of unconsolidated affiliates, qualifying restructuring charges, impairment charges, acquisition-related charges/credits, amortization of finance costs, the unwind of deferred consideration, amortization of acquired intangibles, and share-based compensation charges. Additionally, Cash Conversion is defined as the ratio of Management EBITA to adjusted operating cash flow. Adjusted operating cash flow is reconciled from Management EBITA by adding back depreciation; loss/(gain) on the disposal of property, plants, and equipment; and changes in assets and liabilities net of effects of business acquisitions, non-restructuring capital expenditures, equity income of unconsolidated affiliates, and U.K. pension deficit funding contributions.6

Each year, the Remuneration Committee reviews and sets, and the Board approves, the Management EBITA targets applicable to the CEO and CFO for the following year. Given the impact of COVID-19 in 2020, the Committee set the EBITA Threshold lower than in previous years and capped the total payout factor at 50% for the CEO and 30% for the CFO. The performance measures, together with the corresponding Threshold, Budget (or Target), and Max values, applicable to our Chief Executive Officer and Chief Financial Officer in 2020, as well as the weight assigned to each performance measure, were as follows:

Cash Conversion (1)	CEO Payout Factor as a % of Base Salary	CFO Payout Factor as a % of Base Salary
Threshold = 80%	25%	15%
Budget = 90%	50%	30%
Max = 100%	100%	60%
Management EBITA (Group) (2)
Threshold = US$36.8 million	25%	15%
Budget = US$58.0 million	50%	30%
Max = US$61.5 million	100%	60%
TOTAL
Threshold	50%	30%
Budget	100%	60%
Max	200%	120%

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(1)	Cash Conversion achieved in 2020 was approximately 219%. However, the payout was capped at Threshold level due to the COVID-19 pandemic and related macro-economic conditions.
(2)	Management EBITA (Group) achieved in 2020 was approximately US$40.6M.

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6 Management EBITA, Cash Conversion, and adjusted operating cash flow are non-GAAP measures. For a reconciliation of these non-GAAP measures, see Appendix A.

While the preceding paragraphs describe the processes and philosophies used by the Remuneration Committee and the Board in setting the Company’s overall performance measures applicable to the CEO and CFO, substantially the same processes and philosophies are used in setting the business unit performance measures applicable to the other Named Executive Officers.

In determining the 2020 non-equity incentive compensation for the other Named Executive Officers – Andy Butcher, James Gardella, and Graham Wardlow – the Committee considered, based upon recommendations of the Chief Executive Officer, the following three performance measures in relation to each Named Executive Officer’s business unit: Cash Conversion, Management EBITA, and Individual Objectives (as set by the CEO based on performance against established Balanced Scorecard Metrics, which are further described below).

The Threshold Cash Conversion for all business units was set at 85%, the Budget Cash Conversion for all business units was set at 100%, and the Maximum Cash Conversion for all business units was set at 115%. The Cash Conversion performance measures applied to the other Named Executive Officers are slightly higher than the measures applied to the CEO and CFO, as the Cash Conversion applicable to the CEO and CFO is based on the overall Cash Conversion for the Group, which includes the overall net cash position for the corporate cost center, traditionally a net cash outflow.

In December of each year, after the Remuneration Committee approves the overall compensation framework, the Chief Executive Officer and Chief Financial Officer review and set the Management EBITA targets applicable to the other Named Executive Officers for the following year. Please refer to the chart below for the performance measures, together with the corresponding Threshold, Budget (or Target), and Max values, applicable to the other Named Executive Officers in 2020.

The other Named Executive Officers’ Individual Objectives are determined and measured against the Balanced Scorecard Metrics. The Balanced Scorecard Metrics for 2020 included three separate scorecards:

▪	Growth Scorecard. The Growth Scorecard includes the following metrics: a net promoter score, sales pipeline value as a percent of revenue, and new product introduction sales value as a percent of sales revenue.
▪	Operations Scorecard. The Operations Scorecard includes metrics on quality, delivery, cost, and cash.
▪	Human Capital Scorecard. The Human Capital Scorecard includes metrics on voluntary turnover, employee development processes, and development plans implemented.

The performance measures applicable to the other Named Executive Officers, as well as the weight assigned to each performance measure, were as follows:

Cash Conversion	Payout Factor as a % of Base Salary
Threshold = 85%	8%
Budget = 100%	16%
Max = 115%	32%
Management EBITA (Business Unit)
Threshold	8%
Budget	16%
Max	32%
Individual Objectives (Balanced Scorecard Metrics)
Threshold	0%
Budget	8%
Max	16%
TOTAL
Threshold	16%
Budget	40%
Max	80%

The following chart shows the total non-equity incentive compensation earned by each of the Named Executive Officers for 2020 and the maximum opportunity available to each of them (as a percentage of their base salary). Overall, the non-equity incentive compensation earned by each of our Named Executive Officers in 2020 was approximately 34% lower than the non-equity incentive compensation earned in 2019, which was driven by lower Management EBITDA year-over-year despite strong

Cash Conversion. On average, Cash Conversion was significantly higher in 2020 than in 2019 at both the Group and business unit level. However, Management EBITA performance was lower at both the Group and business unit level.

In terms of delivery against Individual Objectives, which applies to all Named Executive Officers' with the exception of the CEO and CFO, performance was above average in 2020. Specifically, on the Operations Scorecard, there was significant year-over-year improvement in safety. Further, on the Growth Scorecard, the Company’s revenue from new products continued to grow. However, given the impact of the COVID-19 pandemic on the Company’s 2020 financial results, the non-equity incentive payout in relation to Individual Objectives was capped at the Threshold level.

2020 NON-EQUITY INCENTIVE COMPENSATION AWARDS

LONG-TERM INCENTIVE COMPENSATION

The goal of Luxfer’s Long-Term Umbrella Incentive Plan (“LTIP”) is to align executive awards with shareholder returns through personal financial investment. Additionally, the program is designed to attract and retain high quality executives in an environment where compensation levels are based on a global market. Under the LTIP, the Remuneration Committee has the discretion to use a range of performance targets. These performance targets are to be appropriate and support Luxfer’s long-term strategy at the time the award is granted. For recent awards, the Committee has used the following performance targets in various combinations: time-based (four-year vesting), earnings per share (“EPS”), and total shareholder return (“TSR”).

The LTIP provides the Remuneration Committee the discretion to grant time-based market value, or performance-based awards, including in the form of Restricted Stock Units (“RSUs”) and stock options. These awards are designed to strengthen the alignment between executives and shareholders, motivate shareholder value creation, and maximize the value of the Company. Discretion over what type or combination of types of awards to be made is exercised by the Committee based on what they consider to be the market norm in the U.S. and U.K., as well as the circumstances in which the award is made. Awards are made and satisfied using existing treasury shares, through the issue of new shares, or using shares held in an employee benefit trust. Participants are required to pay, at minimum, the nominal cost of an ordinary share.

In 2020, the Remuneration Committee awarded long-term incentive compensation under the LTIP. As it does each year, the Remuneration Committee referenced benchmark data (including compensation surveys, Comparator Group information, and other data provided by Meridian) in setting Target dollar award levels for each Named Executive Officer. For each Named Executive Officer’s award available at Target level, 40% of this award was granted in March 2020 in the form of time-based RSUs or time-based options, vesting evenly on the first four anniversaries of the award and beginning on the grant date. The remaining 60% of the Target award allocation was split as follows: 24% of the award available based on the delivery of a certain adjusted diluted EPS for the year ended December 31, 2020 and 36% of the award available on the delivery of a certain TSR.

The TSR metric consists of a ranking of Luxfer's performance against a peer group of twenty companies for the last ninety days of the year ending December 31, 2022. Based on the relative level of shareholder return achieved, awards in relation to TSR would vest evenly in March of 2023 and 2024.

For both performance elements of these awards, the Named Executive Officers can achieve a Threshold, Budget (or Target), or Maximum number of awards, based on delivery of financial performance during the relevant measurement period. Maximum award potential is capped at a certain percentage of each Named Executive Officer’s salary, depending on the share price at the award communication date.

The table below summarizes the total Target award made available to each of the Named Executive Officers in March 2020, which was approved by the Remuneration Committee.

Named Executive Officer	# Time Based Awards (4 Year Vesting @ 25% per year) 40% award allocation	# EPS Awards (Vesting on 2nd, 3rd and 4th Year) 24% award allocation	# TSR Awards (Vesting evenly on 3rd and 4th Year) 36% award allocation	Total Target Award (# of Awards)
Alok Maskara	33,400	20,040	30,060	83,500
Heather Harding	9,320	5,590	8,390	23,300
Andrew Butcher	7,740	4,640	6,970	19,350
James Gardella	5,140	3,080	4,630	12,850
Graham Wardlow	5,140	3,080	4,630	12,850

The adjusted diluted EPS Threshold for the following year is set using the forecast EPS in December of the current year. The adjusted diluted EPS Budget (or Target) and Max amounts for the following year are set using a calculation that considers the EBITA Budget (or Target) and Max amounts, target tax rate, and target interest expense. RSUs and stock options awarded as a result of EPS achievement are also subject to a service-based vesting requirement, with 33.33% of the earned units vesting on the second anniversary of the grant date, 33.33% on the third anniversary of the grant date, and 33.33% on the fourth anniversary of the grant date. The TSR performance award achievement varies based on Luxfer's TSR being between the 25th and 75th percentile at the end of the measurement period. RSUs and stock options awarded as a result of TSR achievement are also subject to a service-based vesting requirement, with 50% of the earned units vesting on each the third and fourth anniversaries of the grant date.

BENEFITS

Healthcare Benefits

We provide employee benefits – such as medical, dental, and vision insurance; life insurance; and disability coverage – to our Named Executive Officers and other employees. These benefits are available to all full-time U.S. employees through our active employee plans. Luxfer provides complimentary life, accidental death, and dismemberment insurance to its full-time U.S. employees, with a benefit amount of US$50,000. Employees are also offered voluntary life insurance coverage with a benefit amount of 5x such employee's salary (up to a maximum of US$500,000). Additionally, long-term disability insurance coverage is provided complimentary, with a benefit amount of 60% of such employee's salary (up to a maximum of US$6,000). In addition to these benefits for active, full-time U.S. employees, we provide post-retirement medical, dental, vision, and life insurance coverage to certain retirees in accordance with the legacy company plans that applied at the time the retiree was actively employed.

The U.K. equivalent of certain healthcare benefits and insurance coverages are made available to U.K. employees. U.K. employees that are invited and elect to join the healthcare insurance program receive this benefit as a benefit-in-kind. U.K. employees that belong to a Company pension plan receive life insurance coverage with a benefit amount of 7x such employee's salary. U.K. employees that have chosen not to join a Company pension plan receive life insurance coverage with a benefit amount of 3x such employee's salary.

The value of these healthcare benefits is not required to be included in the Summary Compensation Table, as they are generally available on a non-discriminatory basis to all full-time employees.

401(k) Savings Plan

All of our Named Executive Officers who are based in the U.S. are eligible to participate in Luxfer's 401(k) Savings Plan in the same manner as all U.S. employees. Participants in the 401(k) Savings Plan are eligible for a 100% match on up to 6% of eligible pay saved, subject to IRS-qualified plan compensation limits and highly compensated threshold limits. Eligible employees may not receive 401(k) benefits in excess of these limits.

Other Retirement Benefits

Named Executive Officers based in the U.K. are eligible to participate in the defined contribution pension scheme and may have participated in the Luxfer Group Pension and Supplementary Pension Plans in the past, which have now been frozen. These pension plans are further described below in the section entitled “2020 Pension Benefits.” The Chief Executive Officer is paid the equivalent of 25% of his annual base salary as a salary supplement in lieu of contributions to the Company’s pension plans. Currently, a portion of this supplement is being paid into Luxfer's 401(k) Savings Plan for Alok Maskara.

Other Paid Time Off Benefits

We also provide vacation and other paid holidays to all employees, including the Named Executive Officers, which we have determined to be comparable to those provided at other similar companies.

CLAWBACK PROCEDURES

Luxfer has established policies and procedures, which apply to all employees, including our Named Executive Officers, in relation to the clawback of certain incentive compensation. Specifically, if, during the preparation of the current year’s financial results, a material misstatement of the previous year’s results is discovered, a clawback of the non-equity incentive compensation and long-term incentive awards granted with respect to such misstated financial results may occur. The Remuneration Committee has discretion in applying such policy to recover or recoup incentive compensation in situations involving a material misstatement of financial results. Furthermore, the Remuneration Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid incentive compensation; how much incentive compensation to recoup from individual Executive Officers and employees; and the form of such incentive compensation to be recouped.

COMPENSATION-RELATED RISK

Annually, the Remuneration Committee, in consultation with management, conducts a review of the Company's compensation plans and practices with respect to risk. To aid in this review, the Remuneration Committee consulted with Meridian, the Committee’s independent compensation consultant, to identify risk aggravators and mitigating factors, particularly in the incentive plans offered to management personnel, and opine whether such factors are reasonably likely to incentivize employees to take risks that could have a material adverse effect on the Company. In considering Meridian’s analysis and its own discussions, with and without management present, the Remuneration Committee concluded that the Company’s compensation plans and practices are not reasonably likely to incentivize employees to take risks that could have a material adverse effect on the Company. The reasons for concluding that Luxfer’s compensation plans and practices do not create material risk for Luxfer include that the Company (i) implements risk mitigation mechanisms; specifically, it utilizes short (one-year) performance periods, measures performance at Group level, considers discretionary individual performance factors, and utilizes the Remuneration Committee to oversee awards to executives and employees; (ii) sufficiently monitors the appropriateness of the compensation and benefit plans that are available to Luxfer's executives; and (iii) leverages the expertise of third party service providers, such as Meridian, where necessary to ensure that Luxfer’s compensation and deferred compensation programs are appropriate when compared to market. As there has been no change to the compensation plans and practices in 2020, the Remuneration Committee is still of the opinion that Luxfer’s compensation plans and practices are not reasonably likely to incentivize employees to take risks that could have a material adverse effect on the Company for the reasons stated above.

TERMINATION AND CHANGE IN CONTROL

Alok Maskara and Heather Harding are party to employment agreements with Luxfer Holdings PLC. Each employment agreement contains provisions regarding the termination of such Executive’s employment and the Company's related severance obligations. Employment agreements were historically issued to Executives at a certain level, and other than the CEO and the CFO who each entered into employment agreements at the time of hire, Luxfer’s current practice is not to enter into employment agreements for non-CEO/CFO roles unless required by law. If Luxfer terminates an Executive who is party to an employment agreement for “Cause” or if the Executive resigns without “Good Reason” (as each term is defined in the employment agreement), Luxfer will pay the Executive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which Luxfer will have no further obligation under the employment agreement to the Executive, unless specified by further written agreement. If the employment of the Executive who is party to an employment agreement terminates due to their death or “Disability” (as such term is defined in the employment agreement), the Executive or their estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of death or disability, after which all right to benefits will terminate and Luxfer will have no further obligation to the Executive or their estate under the employment agreement.

If the employment of the Executive who is party to an employment agreement is terminated for any reason other than death, Disability, or Cause, the Executive will be entitled to (i) cash severance payments equal to 12 months of the Executive’s annual base salary at the time of termination; (ii) cash payment equivalent of the Executive’s annual non-equity incentive compensation at Budget; and (iii) immediate vesting of any unvested and outstanding time-based restricted stock. Performance-based awards will be treated in accordance with the Remuneration Policy and the rules of the Long-Term Umbrella Incentive Plan. The foregoing severance benefits are subject to the Executive entering into and not revoking a release of claims in favor of Luxfer and its affiliated entities.

Upon a “Change in Control” of Luxfer (as defined in the Executive’s employment agreement), the severance payment shall be calculated at two times the highest basic annual salary of the Executive. Outstanding, but unvested, time-based long-term incentive awards shall vest immediately, while performance-based awards and non-equity incentive compensation will be treated in accordance with the Remuneration Policy and the rules of the Long-Term Umbrella Incentive Plan. Luxfer will have no further obligation under the employment agreement to the Executive. The table below summarizes the total payout to each of the Named Executive Officers subject to an employment agreement in the event of a termination for reasons other than death, Disability, or Cause, as well as termination following a Change in Control.

Name and Principal Position	Termination for Reasons other than Death, Disability, or Cause			Termination following Change in Control
	Severance Payment (US$)	Outstanding or Unvested Time Based Awards (US$)	Total Payout (US$)	Severance Payment (US$)	Outstanding or Unvested Time Based Awards (US$)	Total Payout (US$)
Alok Maskara Chief Executive Officer	1,430,000	1,638,876	3,068,876	2,145,000	1,638,876	3,783,876
Heather Harding Chief Financial Officer	730,000	424,431	1,154,431	1,095,000	424,431	1,519,431

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the years ended December 31, 2020, 2019, and 2018.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary (US$)(5)	Annual Bonus (US$)(1)	Annual LTIP Stock Awards (US$)(2)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)(4)	Total Compensation (US$)
Alok Maskara Chief Executive Officer	2020	657,000	—	833,764	—	337,500	—	205,480	2,033,744
	2019	675,000	—	940,729	—	405,711	—	208,750	2,230,190
	2018	615,000	—	860,870	—	1,230,000	—	193,750	2,899,620
Heather Harding Chief Financial Officer	2020	314,167	—	232,648	—	97,500	—	36,500	680,815
	2019	325,000	—	248,495	—	117,234	—	36,800	727,529
	2018	325,000	90,000	1,092,981	—	390,000	—	16,500	1,914,481
Andrew Butcher President, Gas Cylinders	2020	352,254	—	193,200	—	72,400	—	36,165	654,019
	2019	362,000	—	195,245	—	142,483	—	38,148	737,876
	2018	357,179	—	208,776	—	274,313	—	34,548	874,816
James Gardella President, Magtech	2020	269,127	—	128,297	—	0	—	39,075	436,449
	2019	268,828	—	141,997	—	138,842	—	45,461	595,128
	2018	268,828	—	156,522	—	173,125	—	31,932	630,407
Graham Wardlow (6) Managing Director, MEL Technologies	2020	235,314	—	128,297	—	48,640	—	77,759	490,010
	2019	242,972	—	141,997	—	43,735	—	79,733	508,437
	2018	238,892	—	143,638	—	183,176	—	76,205	641,911

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(1)	The amount represented in column (d) with respect to 2018 represents a signing bonus for Heather Harding, who joined Luxfer on January 1, 2018. The Annual Bonus was offered to offset the loss of a non-equity incentive payment with her previous employer.

(2)	The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (ASC) 718, of restricted stock units or options granted during each year under the LTIP.

(3)	The amounts in column (g) with respect to 2020 reflect cash bonuses awarded to the Named Executive Officers under the Luxfer Holdings Senior Leadership Bonus Plan in 2020, with final payouts approved by the Committee at its March 2021 meeting and paid shortly thereafter.

(4)	The table below shows the components of column (i) for 2020, which include perquisites, auto allowances, other personal benefits, Luxfer contributions under the 401(k) Savings Plan, the U.S. Employee Stock Purchase Plan (the “ESPP”), and the U.K. Share Incentive Plan (the “SIP”):

	(A)	(B)	(C)	(D)	(E)	(F)
Name	Executive Perquisites Package (US$)	Auto Allowance (US$)	Other Perquisites and Personal Benefits (US$)	Contributions Under a Defined Contribution Plan (US$) (d)	Contributions Under the ESPP or SIP (US$)	Total All Other Compensation (US$)
Alok Maskara	40,000 (a)	—	148,980 (b)	16,500	—	205,480
Heather Harding	20,000	—	—	16,500	—	36,500
Andrew Butcher	20,000	—	—	16,165	1,429	37,594
James Gardella	21,975	—	—	17,100	9,181	48,256
Graham Wardlow	19,218	—	57,594 (c)	—	947	77,759

_________________

(a)	Chief Executive Officer, Alok Maskara, is given a paid allowance to cover personal automotive costs and other perquisites. Per his employment agreement, this amount is US$40,000 per annum and is included in column (A).
(b)	The amount shown in column (C) for Alok Maskara reflects that, in accordance with his employment agreement, he is eligible to receive cash payments to offset the loss of a Supplemental Executive Retirement Plan that he had with his previous employer. This amount represents 25% of Mr. Maskara’s salary for 2020, less the amount of Luxfer contributions of US$16,500 paid into Mr. Makara’s 401(k) account.
(c)	Graham Wardlow is eligible for a monthly compensation adjustment paid as a fixed percentage of base salary in lieu of contributions to a U.K. pension scheme. For 2020, this compensation adjustment was valued at the equivalent of US$54,771 at an exchange rate of £1: US$1.2812. This amount, along with other perquisites and personal benefits, are included within column (C).
(d)	The amounts shown in column (D) for each Named Executive Officer reflects amounts contributed by Luxfer into individual 401(k) accounts.
(5)	Actual base salary payout was lower for most Named Executive Officers in 2020 due to the impact of COVID-related furloughs and voluntary pay reductions.
(6)	Mr. Wardlow is employed in the United Kingdom and is paid in GBP sterling. His compensation has been translated into U.S. dollars at the following average exchange rates for each of the years: 2018: £1: US$1.3318, 2019: £1: US$1.2788, and 2020: £1: US$1.2812.

GRANTS OF PLAN-BASED AWARDS IN 2020 (1)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Remuneration Committee Approval Date	Threshold (US$)	Target (US$)	Maximum (US$)	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards: Number of Shares of Stock or Units (#)(4)	All other Stock Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards (US$/Sh)	Grant Date Fair Value of Stock and Option Awards (US$)(6)
Alok Maskara	March 13, 2020	March 3, 2020				10,020	20,040	40,080			1.00	224,849
	March 13, 2020	March 3, 2020				15,030	30,060	45,090			1.00	234,167
	March 13, 2020	March 3, 2020							33,400		1.00	374,748
			337,500	675,000	1,350,000
Heather Harding	March 13, 2020	March 3, 2020				2,795	5,590	11,180			1.00	62,720
	March 13, 2020	March 3, 2020				4,195	8,390	12,585			1.00	65,358
	March 13, 2020	March 3, 2020							9,320		1.00	104,570
			97,500	195,000	390,000
Andrew Butcher	March 13, 2020	March 3, 2020				2,320	4,640	9,280			1.00	52,061
	March 13, 2020	March 3, 2020				3,485	6,970	10,455			1.00	54,296
	March 13, 2020	March 3, 2020							7,740		1.00	86,843
			72,400	144,800	289,600
James Gardella	March 13, 2020	March 3, 2020				1,540	3,080	6,160			1.00	34,558
	March 13, 2020	March 3, 2020				2,315	4,630	6,945			1.00	36,068
	March 13, 2020	March 3, 2020							5,140		1.00	57,671
			53,766	107,531	215,062
Graham Wardlow	March 13, 2020	March 3, 2020				1,540	3,080	6,160			1.00	34,558
	March 13, 2020	March 3, 2020				2,315	4,630	6,945			1.00	36,068
	March 13, 2020	March 3, 2020								5,140	1.00	57,671
			48,594	97,189	194,378

_____________________

(1)	The Remuneration Committee’s practices for granting restricted stock units and options, including the timing of grants and approvals thereof, are described in the section entitled “Executive Compensation Discussion and Analysis - Long-Term Incentive Compensation.”

(2)	The amounts shown in column (d) reflect the Threshold payment for each Named Executive Officer under our non-equity incentive compensation plan. This amount is 50% of the Target amounts shown in column (e). The amounts shown in column (f) are 200% of the Target amounts shown in column (e) for each Named Executive Officer. These amounts are based on the individual’s current annual base salary as in effect on December 1, 2020.

(3)	The amounts shown in column (g), (h) and (i) reflect the Threshold, Target and Maximum payment levels for the awards of performance-related restricted stock units and stock options granted in 2020 to each Named Executive Officer. Performance- related awards were granted for two different metrics: adjusted diluted EPS and TSR, as described in the section titled “Executive

Compensation Discussion and Analysis – Long-Term Incentive Compensation.” Of the performance-based awards granted on March 13, 2020, 40% of this award allocation is related to certain adjusted diluted EPS targets and 60% is related to certain TSR targets. The amounts shown in column (g) reflect the total number of awards (including both performance metrics) at the Threshold level for each of the Named Executive Officers. These amounts are 50% of the total number of awards (including both performance metrics) at the Target level shown in column (h). The amounts shown in column (i) reflect the total number of awards at 200% of the Target for the awards granted under adjusted diluted EPS and 150% of the Target for the awards granted under TSR. The award amounts available were based on the individual’s annual base salary at the time of the Remuneration Committee's approval in March 2020. The adjusted diluted EPS performance metrics for the year ending December 31, 2020 ranged from: US$1.45 earnings per share for a Threshold award payout to US$1.65 or higher earnings per share for a Maximum award payout.

(4)	All other award amounts in column (j) reflect the 40% element of the time-based awards made in relation to 2020, as further described in the section entitled “Executive Compensation Discussion and Analysis - Long-Term Incentive Compensation.”

(5)	Mr. Wardlow is employed in the U.K. and received time-based stock options as part of his 40% time-based award entitlement for 2020, as shown in column (k). These awards vest equally over a four-year period from the anniversary of grant date, at the option cost per share equivalent to the nominal value as detailed in the section entitled “Executive Compensation Discussion and Analysis - Long-Term Incentive Compensation.”

(6)	The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock units, performance share units, and stock options computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Un- exercisable	Equity Incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise (US$)(1)	Option Expiration date	Number of shares of stock or units that have not been vested (#)(2)	Market value of shares of stock or units that have not vested (US$)(3)	Equity incentive plan awards: Number of unearned shares that have not vested (#)(4)	Equity incentive plan awards: Market payout value of unearned shares that have not vested (#)(5)
Alok Maskara						105,124	1,638,876
2018								35,640	560,974
2019								9,540	147,107
2020								15,030	231,763
Heather Harding						27,240	424,431
2018								9,720	152,993
2019								2,520	38,858
2020								4,195	64,687
Andrew Butcher						22,615	352,428
2018								8,640	135,994
2019								1,980	30,532
2020								3,485	53,739
James Gardella						15,620	243,446
2018								6,480	101,995
2019								1,440	22,205
2020								2,315	35,697
Graham Wardlow		4,000		0.68	March 22, 2023
		1,470		0.68	March 26, 2023
		2,640		0.68	March 26, 2023
2018			5,940	0.68	March 26, 2023
		2,400		1.00	March 14, 2025
2019			1,440	1.00	March 14, 2025
		5,140		1.00	March 13, 2026
2020			2,315	1.00	March 13, 2026

__________________

(1)	Except for the stock option grants with an exercise price of US$1.00 per share, the stock option grants set out in this table have an exercise price of £0.50 per share, or US$0.68 per share translated at the December 31, 2020, exchange rate of £1: US$1.3663.

(2)	The grant dates and number of restricted stock units remaining from these grants which have not yet vested are as follows:

Name	Grant Date	Number of Restricted Stock Units
Alok Maskara	August 23, 2017	15,000 (a)
	March 23, 2018	16,184 (b)
	March 26, 2018	8,800 (c)
	March 26, 2018	15,840 (d)
	March 14, 2019	15,900 (e)
	March 13, 2020	33,400 (f)
Heather Harding	January 1, 2018	7,000 (g)
	March 26, 2018	2,400 (c)
	March 26, 2018	4,320 (d)
	March 14, 2019	4,200 (e)
	March 13, 2020	9,320 (f)

Name	Grant Date	Number of Restricted Stock Units
Andrew Butcher	March 23, 2018	5,600 (b)
	March 26, 2018	2,135 (c)
	March 26, 2018	3,840 (d)
	March 14, 2019	3,300 (e)
	March 13, 2020	7,740 (f)
James Gardella	March 23, 2018	3,600 (b)
	March 26, 2018	1,600 (c)
	March 26, 2018	2,880 (d)
	March 14, 2019	2,400 (e)
	March 13, 2020	5,140 (f)

_________________

(a)	Upon Mr. Maskara’s appointment as new Chief Executive Officer, the Remuneration Committee determined to make a one-off share award to him, outside the terms of the Long-Term Umbrella Incentive Plan, of 60,000 time-based nominal cost restricted stock units, to vest over four years commencing on May 23, 2018.

(b)	These awards were made on attainment of 2017 EPS performance goals and include “holding period” and “clawback” provisions. Time-based restricted stock units accumulate additional restricted stock units when the Company pays a dividend. Shares underlying the total amount of restricted stock units are then issued when the restricted stock units vest. The award will vest evenly in three equal amounts on the first three anniversaries of the grant date.

(c)	These awards were granted on March 26, 2018 and include “holding period” and “clawback” provisions. These awards represent the 40% of the time element of the award. Time-based restricted stock units accumulate additional restricted stock units when the Company pays a dividend. Shares underlying the total amount of restricted stock units are then issued when the restricted stock units vest. The award will vest evenly in three equal amounts on the first three anniversaries of the grant date.

(d)	These awards were granted on March 26, 2018 and include “holding period” and “clawback” provisions. These awards represent the adjusted diluted EPS performance element of the award allotted for 2018. Based on the financial performance of Luxfer for the year ended December 31, 2018 and an adjusted diluted EPS of US$1.69 per share being achieved, the maximum level of awards associated with this performance criteria have been achieved. As a result, these performance-based awards will vest in equal amounts on March 26, 2020 and March 26, 2021.

(e)	These awards were granted on March 14, 2019 and include “holding period” and “clawback” provisions. These awards represent the 40% of the time element of the Target award allotted for 2019. Time-based restricted stock units accumulate additional restricted stock units when the Company pays a dividend. Shares underlying the total amount of restricted stock units are then issued when the restricted stock units vest. The award will vest evenly in four equal amounts on the first four anniversaries of the grant date.

Given that the adjusted diluted EPS performance for the year ended December 31, 2019 was below the US$1.65 earnings per share level required for the Threshold allotment of share awards, no share awards have been earned in relation to the EPS performance metric.

(f)	These awards were granted on March 13, 2020 and include “holding period” and “clawback” provisions. These awards represent the 40% of the time element of the Target award allotted for 2020. Time-based restricted stock units accumulate additional restricted stock units when the Company pays a dividend. Shares underlying the total amount of restricted stock units are then issued when the restricted stock units vest. The award will vest evenly in four equal amounts on the first four anniversaries of the grant date.

Given that the adjusted diluted EPS performance for the year ended December 31, 2020 was below the US$1.45 earnings per share level required for the Threshold allotment of share awards, no share awards have been earned in relation to the EPS performance metric.

(g)	Upon Heather Harding’s appointment as the new Chief Financial Officer, the Remuneration Committee determined to make a one-off share award to her of 21,000 time-based nominal cost restricted stock units, to vest over three years commencing on January 31, 2019.

(3)	The amounts in this column were calculated by multiplying the closing market price of our ordinary shares on the last trading day of our most recently completed fiscal year, which was US$16.42, less option cost (being £0.50 per share (translated at the year-end rate of £1: US$1.3663) for all awards prior to 2019, or $1.00 per share for the 2019 and 2020 awards), by the number of unvested restricted stock units.

(4)	For the 2018 TSR awards, the number of performance share units shown in this column reflects the Target performance level, in accordance with SEC regulations, given relative shareholder return at the end of measurement period ended December 31, 2020.

For the 2019 TSR awards, the number of performance share units shown in this column reflects the Threshold performance level, in accordance with SEC regulations, given that the performance level at December 31, 2020 is below Threshold. The measurement period continues until December 31, 2021.

For the 2020 TSR awards, the number of performance share units shown in this column reflects the Threshold performance level, in accordance with SEC regulations, given the performance level at December 31, 2020 is at Threshold. The measurement period continues until December 31, 2022.

(5)	The amounts in this column were calculated by multiplying the closing market price of our ordinary shares on the last trading day of our most recently completed fiscal year of US$16.42, less option cost (being £0.50 per share (translated at the year-end rate of £1: US$1.3663) for the 2018 awards, or $1.00 per share for the 2019 and 2020 awards), by the number of unearned share awards that have not vested. The table below shows the number of unearned share awards that have not vested and their respective vesting date.
Name	Vesting Date	Number of Performance Share Units or Options (a)
Alok Maskara	March 26, 2021	35,640
	March 14, 2022	4,770
	March 14, 2023	4,770
	March 13, 2023	7,515
	March 13, 2024	7,515
Heather Harding	March 26, 2021	9,720
	March 14, 2022	1,260
	March 14, 2023	1,260
	March 13, 2023	2,098
	March 13, 2024	2,098
Andrew Butcher	March 26, 2021	8,640
	March 14, 2022	990
	March 14, 2023	990
	March 13, 2023	1,743
	March 13, 2024	1,743
James Gardella	March 26, 2021	6,480
	March 14, 2022	720
	March 14, 2023	720
	March 13, 2023	1,158
	March 13, 2024	1,158
Graham Wardlow	March 26, 2021	5,940
	March 14, 2022	720
	March 14, 2023	720
	March 13, 2023	1,158
	March 13, 2024	1,158

_________________

(a)	As Graham Wardlow is a U.K.-based employee, he receives awards in the form of time-based stock options, which expire two years following the final vesting date of a specific stock option award. All other Named Executive Officers receive awards in the form of restricted stock units.

2020 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows a summary of the stock options exercised by the Named Executive Officers in 2020 and the restricted stock or restricted stock units vested for the Named Executive Officers during 2020.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise (US$) (1)	Number of shares acquired on vesting (#)	Value realized on vesting (US$) (2)
Alok Maskara	—	—	41,025	556,104
Heather Harding	—	—	7,937	116,069
Andrew Butcher	—	—	7,980	104,350
James Gardella	—	—	5,695	74,728
Graham Wardlow	6,604	102,032	—	—

_____________________

(1)	Reflects the amount of the shares acquired on exercise at the share price on the date of exercise. The number of shares acquired is after the forfeiture of shares to cover option cost and taxes due.

(2)	Reflects the amount of the shares acquired on vesting of the restricted stock units at the share price on the date of vesting. The number of shares acquired is after the forfeiture of shares to cover option cost and taxes due. In addition, restricted stock units carry with them the right to receive accumulated dividends, in shares, during the period of the award. The dividends are not credited until the award vests. The value realized on vesting includes the vesting of the required portion of these dividend shares.

2020 PENSION BENEFITS

Luxfer’s pension plans, the Luxfer Group Pension Plan and the Luxfer Group Supplementary Pension Plan (“Salaried Pension Plans”), are frozen. Participants in the Salaried Pension Plans no longer earn additional credited service, and changes in salary for a participant are not considered in determining pension benefits. The Salaried Pension Plans were frozen consistent with contemporary benefit practices.

The Named Executive Officers who were employed by Luxfer on or before December 31, 2016, participate on the same basis as other salaried employees in the non-contributory Salaried Pension Plans. Alok Maskara and Heather Harding do not participate in the Salaried Pension Plans because they joined Luxfer after December 31, 2016.

The table below lists the number of years of credited service and present value of accumulated pension benefits as of December 31, 2020, for each of the Named Executive Officers who participated in the Salaried Pension Plans. The disclosed amounts are actuarial estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time they become eligible for payment.

Name	Name of Plan	Length of Credited Service	Present value of accumulated benefit (US$) (1)	Payments during last fiscal year (US$)
Graham Wardlow	Luxfer Group Pension Plan	31 years, 7 months	1,686,640	—
	Luxfer Group Supplementary Pension Plan	4 years	57,359	—
Andrew Butcher	Luxfer Group Pension Plan	21 years, 6 months	1,539,144	—
	Luxfer Group Supplementary Pension Plan	1 year, 3 months	30,045	—

_____________________

(1)	The present value of accumulated benefit is a U.K. benefit and is paid in GBP sterling. The amounts have been translated into U.S. dollars at the December 31, 2020 exchange rate of £1: US$1.3657.

CEO PAY RATIO

Identification of Median Employee

In accordance with Item 402(u) of Regulation S-K, we are required to provide certain information concerning the ratio between Luxfer's CEO's, Alok Maskara’s, annual total compensation and the annual total compensation of the Company’s estimated median compensated employee (“MCE”), in each case generally calculated in the manner that annual total compensation is calculated for the purposes of the Summary Compensation Table.

Summary

As described in more detail below, the total compensation of the Company’s MCE was US$58,677 in 2020. Mr. Maskara’s compensation for purposes of the ratio totaled US$2,033,744, resulting in an estimated ratio to the MCE’s total fiscal 2020 compensation of 35 to 1. Mr. Maskara’s compensation for purposes of the ratio is the same as that reported in the Summary Compensation Table above.

Methodology

We first determined our MCE during and for fiscal 2018 for the purposes of determining our CEO Pay Ratio. Item 402(u) of Regulation S-K requires the identification of a median compensated employee at least once every three years. As the Company determined that there were no material changes to its employment population or compensation arrangements that would warrant a change in the MCE or the methodology, the Company’s MCE for fiscal 2020 is the same as the MCE identified for fiscal 2018 and 2019. The MCE identified and used for purposes of determining our CEO Pay Ratio for fiscal 2018 and 2019 was a production employee at one of the Company’s U.K. facilities. For a discussion regarding the methodology used by the Company to determine the fiscal 2018 and 2019 MCE, please refer to the section entitled “CEO Pay Ratio” in the Company’s Proxy Statement for its 2019 Annual General Meeting of Shareholders, which was filed with the SEC on April 5, 2019.

For fiscal 2020, the Company calculated the total compensation of the MCE using the same methodology as was used to calculate Mr. Maskara’s total fiscal 2020 compensation for purposes of the Summary Compensation Table. This included adding the MCE’s actual fiscal year 2020 hourly pay, overtime pay, fiscal 2020 bonus, mobile phone allowance, and calendar 2020 pension contribution, resulting in a total 2020 compensation of US$58,677. The MCE is paid in GBP sterling; thus, the total 2020 compensation was translated per the average exchange rate of the year of £1: US$1.2837.

SEC rules and guidance for identifying the median of the annual total compensation of employees and calculating the pay ratio based on the MCE's annual total compensation allow companies to adopt a variety of methodologies; to apply certain exclusions; and to make reasonable estimates and assumptions that reflect employee populations and compensation practices. Accordingly, the pay ratios reported by other companies may not be comparable to Luxfer's pay ratio, as other companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

audit committee pre-approval policy

The Audit Committee reviews and approves the external Independent Auditors’ engagement and audit plan, including fees, scope, staffing, and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the Independent Auditors. Any permitted non-audit services to be performed by the Independent Auditors must be pre-approved by the Audit Committee after the Committee is advised of the nature of the engagement and particular services to be provided. The Audit Committee pre-approved audit fees and all permitted non-audit services of the Independent Auditors in 2020. Responsibility for this pre-approval cannot be delegated to one or more members of the Audit Committee, and the Audit Committee may not delegate authority for pre-approvals to Luxfer management.

fees paid to the independent auditors

We engaged PricewaterhouseCoopers LLP ("PwC") to provide various audit and other authorized non-audit services to the Company during fiscal years 2020, 2019 and 2018.

The Audit Committee approved all fees paid to PwC and underlying services provided by the Independent Auditors. Their fees for these services were as follows:

	2020 (US$)		2019 (US$)		2018 (US$)
Audit Fees (1)	1,655,000		1,403,000		1,218,000
Audit-Related Fees (2)	57,000	(3)	377,000	(4)	280,000	(6)
All Other Fees	—		—		386,000	(7)
TOTAL	1,712,000		1,780,000	(5)	1,884,000

_____________________

(1)	Audit Fees consist of fees for audits of our consolidated annual financial statements and the effectiveness of internal controls over financial reporting; reviews of our quarterly financial statements; statutory audits; review of SEC filings; consents for registration statements; comfort letters in connection with securities offerings; and consultation and review work necessary to comply with the standards of the PCAOB.
(2)	Audit-Related Fees consist of fees reasonably related to PwC's audit and review of the Company's financial statements and the effectiveness of internal controls over financial reporting. Audit-Related fees principally include audit work related to information systems and special projects, as well as the audit of U.S. GAAP transition work.
(3)	Audit-Related Fees in 2020 consist of fees related to the remediation of a material weakness involving the implementation of a new ERP system.
(4)	Audit-Related Fees in 2019 consist of fees for additional audit work required in relation to the closure of the Gerzat, France facility and additional audit work relating to the implementation and testing of ERP systems, including internal controls over such systems. Audit-Related Fees in 2019 have been restated from the prior year to include an overrun fee for additional audit-related services, which was billed in June of 2020.
(5)	Total Audit Fees in 2019 have been restated from the prior year to include an overrun fee for additional audit-related services, which was billed in June of 2020.
(6)	Audit-Related Fees in 2018 consist solely of fees related to the audit of U.S. GAAP transition work.
(7)	A breakdown of All Other Fees paid in 2018 is as follows:

U.S. GAAP transition accounting advice	US$194,000
Transaction advice - terminated acquisition of Neo Performance Materials Inc.	US$133,000
Additional SAS 100 reviews - terminated acquisition of Neo Performance Materials Inc.	US$56,000
Other	US$3,000

audit committee report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, internal control over financial reporting, and compliance with legal and regulatory requirements. The Company’s internal audit function is responsible for, among other things, evaluating and improving the effectiveness of risk management, control processes, and governance practices. The Independent Auditors are responsible for expressing opinions on the conformity of the Company’s consolidated financial statements with generally accepted accounting principles, the fairness of the presentation of the Company’s financial statement schedules, and the effectiveness of internal controls over financial reporting in accordance with the Public Company Accounting Oversight Board (“PCAOB”). The role of the Audit Committee is to oversee the foregoing activities.

Management completed its evaluation of the Company’s internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Committee received periodic updates provided by management and the internal audit function at each regularly scheduled Committee meeting. At the conclusion of the process, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2020 and reported its conclusion to the Audit Committee. The Committee reviewed Management’s Assessment of the Effectiveness of Internal Control over Financial Reporting contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC, as well as the Independent Auditors’ Report of Independent Registered Public Accounting Firm. The Committee continues to oversee the Company’s efforts related to internal control over financial reporting and management’s preparations for the evaluation in 2021.

Furthermore, the Audit Committee met with the Company’s accounting and financial management team, the internal audit function, and the Independent Auditors to review the Company’s annual and quarterly periodic filings containing consolidated financial statements prior to the Company’s submission of such filings with the SEC. Additionally, the Audit Committee discussed with the Company’s internal auditors and Independent Auditors the overall scope and plans for their respective audits. The Committee meets with the Company’s internal auditors and Independent Auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements. Additionally, in conformance with PCAOB rules, the Committee reviewed and discussed with the Independent Auditors one critical audit matter arising from the current period audit of the Company’s financial statements. A critical audit matter (“CAM”) is defined to be any matter arising from the audit of the financial statements that was communicated or required to be communicated to the Audit Committee and that (i) relates to accounts or disclosures that are material to the financial statements and (ii) involves especially challenging, subjective, or complex audit judgment. The Committee concurred with the Independent Auditors’ assessment and identification of the CAM contained in the Report of Independent Registered Public Accounting Firm included within the 2020 Annual Report on Form 10-K.

In connection with the financial statements for the year ended December 31, 2020, the Audit Committee has:

▪	reviewed and discussed the Company’s audited U.S. GAAP consolidated financial statements and U.K. statutory financial statements for the year ended December 31, 2020 with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm;
▪	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301 and Rule 2-07 of SEC Regulation S-X, which addresses communication between audit committees and independent registered public accounting firms; and
▪	received the written disclosures and the letter from PricewaterhouseCoopers LLP, as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed PricewaterhouseCoopers LLP's independence with representatives of the firm.

In reliance of the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 2, 2021. The Board approved these inclusions.

THE AUDIT COMMITTEE

Lisa Trimberger

Richard Hipple

Clive Snowdon

equity compensation plan information

The following table gives aggregate information under all equity compensation plans of the Company as of December 31, 2020.

	Number of securities to be issued upon vesting and exercise of outstanding share awards	Weighted-average vesting and exercise price of outstanding share awards	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)(2)	398,818	N/A (3)	347,353
Equity compensation plans not approved by security holders (4)(5)(6)(7)	412,804	$0.87	393,275
Total	811,622		740,628

_____________________

(1)	As of December 31, 2020, 185,209 shares were available for issuance under the Employee Stock Purchase Plan (“ESPP”), which became effective in May 2014.
(2)	As of December 31, 2020, 162,144 shares were available for issuance under the Share Incentive Plan (“SIP”), which became effective in May 2014. The number of £0.50 ordinary shares registered under this Plan is currently 500,000.
(3)	Shares awarded under the ESPP and SIP are allocated based on payroll contributions made by employees of the Company. The nominal value of the Company’s shares is £0.50 per share (c. $0.68 per share at December 31, 2020, exchange rates). No exercise price is associated with employees receiving shares under these Plans.
(4)	As of December 31, 2020, 393,275 shares remained available for issuance under the Long-Term Umbrella Incentive Plan (“LTIP”) and the Non-Executive Directors’ Equity Incentive Plan (“EIP”). Both Plans were established as part of the IPO arrangements in 2012.

The LTIP is used to grant awards to the Executive Officers, as well as senior and junior managers in Luxfer. A variety of different awards can be granted under the LTIP. The maximum value of awards that can be granted to the Chief Executive Officer, the only Executive Director, under the LTIP is defined in the Remuneration Policy.

The EIP is used to grant awards to Non-Executive Directors as part of their annual fees. The value of the award is currently up to 55% of the annual retainer fee of a Non-Executive Director. These awards are made the day after the Company’s Annual General Meeting each year and vest the day before the following year’s AGM. Annual awards are usually made as restricted stock units. They are paid out immediately on vesting, together with dividends that have been accumulated during the vesting period. New Non-Executive Directors cannot participate in the annual awards until they have served six months; however, the awards they would have earned from the date of appointment are added to the next annual award provided they are elected or re-elected at the AGM.

(5)	In 2012, as part of the IPO arrangements, the Company implemented the Executive Officer IPO Stock Option Grant Agreement. All the options made available under this Agreement have been exercised or have now lapsed. As a result, information in respect of this arrangement has been excluded from the above analysis.
(6)	In 2012, as part of the IPO arrangements, the Company implemented the Non-Executive Officer IPO Stock Option Grant Agreement. All the options made available under this Agreement have been exercised or have now lapsed. As a result, information in respect of this arrangement has been excluded from the above analysis.
(7)	In 2007, prior to the 2012 IPO, the Company implemented the Luxfer Holdings Executive Share Options Plan (“ESOP 2007”). All the options made available under the 2007 Plan have been exercised. As a result, information in respect of the ESOP 2007 has been excluded from the above analysis.

security ownership

The following table contains information concerning the beneficial ownership of our ordinary shares as of March 1, 2021, by each Director and Director nominee, by each Named Executive Officer listed in the Summary Compensation Table, and by all Directors and Executive Officers as a group. Our ordinary shares subject to share awards that are currently exercisable or exercisable within 60 days of March 1, 2021, are considered outstanding and beneficially owned by the person holding the awards for the purpose of calculating the ownership percentage of that person but not for the purpose of calculating the ownership percentage of any other person. Based on a review of filings with the SEC, the following table also contains information concerning each person who we know beneficially owned more than 5% of our ordinary shares as of December 31, 2020.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors, Director Nominees and Named Executive Officers: David Landless (1)	11,160	*%
Clive Snowdon (2)	7,459	*%
Richard Hipple (3)	6,044	*%
Allisha Elliott	0	—%
Lisa Trimberger (4)	5,000	*%
Alok Maskara (5)	278,228	*%
Heather Harding (6)	55,032	*%
Andrew Butcher (7)	118,845	*%
James Gardella (8)	70,263	*%
Graham Wardlow (9)	47,400	*%
Aggregate Directors and Executive Officers (14 individuals)(10)	635,534	2.9%
5% Shareholders: FMR LLC (11)	3,662,932	13.3%
Wellington Management Company LLP(12)	3,493,147	12.7%
Nantahala Capital Management, LLC (13)	2,344,245	8.5%
Paradice Investment Management LLC (14)	2,321,954	8.4%
William Blair Investment Management, LLC (15)	1,700,597	6.2%
Kempen Capital Management N.V. (16)	1,623,923	5.8%

_____________________

* Representing 1% or less ownership.

(1)	Represents a shareholding of 11,160 ordinary shares.

(2)	Represents a shareholding of 7,459 ordinary shares, held in an account owned solely by the Director’s spouse.

(3)	Represents a shareholding of 6,044 ordinary shares, including 44 additional shares acquired from dividend reinvestment transactions.

(4)	Represents a shareholding of 5,000 ordinary shares held by trust of which the Director is the sole beneficiary and the Director's spouse is the trustee.

(5)	Consists of (i) 195,950 ordinary shares and (ii) 82,278 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 1, 2021. Restricted stock units carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the award vests. These amounts have been reflected in the table above.

(6)	Consists of (i) 37,420 ordinary shares and (ii) 17,612 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 1, 2021. Restricted stock units carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the award vests. These amounts have been reflected in the table above.

(7)	Consists of (i) 97,364 ordinary shares and (ii) 21,481 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 1, 2021. Restricted stock units carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the award vests. These amounts have been reflected in the table above.

(8)	Consists of (i) 55,012 ordinary shares and (ii) 15,251 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 1, 2021. Restricted stock units carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the award vests. These amounts have been reflected in the table above.

(9)	Consists of (i) 33,245 ordinary shares, including 7,520 ordinary shares held by the Named Executive Officer’s spouse and (ii) 14,155 ordinary shares issuable upon exercise of stock options within 60 days of March 1, 2021. Stock options carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the stock option is exercised.

(10)	Consists of (i) 469,779 ordinary shares, (ii) 23,055 ordinary shares issuable upon exercise of stock options within 60 days of March 1, 2021, and (iii) 142,700 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 1, 2021. Such amounts include (i) 21,125 ordinary shares, (ii) 8,900 ordinary shares issuable upon exercise of stock options within 60 days of March 1, 2021, and (iii) 6,078 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 1, 2021 held by Executive Officers not listed in the table above. Restricted stock units and stock options carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the award vests. These amounts have been reflected in the table above with respect to restricted stock units.

(11)	Based solely on a Schedule 13G/A filed by FMR LLC and Abigail P. Johnson on February 5, 2021, FMR LLC has sole voting power with respect to 34,249 shares and sole power to dispose or direct the disposition of 3,662,932 shares. The principal business address for the entity is 245 Summer Street, Boston, Massachusetts 02210.

(12)	Based solely on a Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP on February 15, 2021, each of the aforementioned filers is deemed to be the beneficial owner with shared dispositive power of 3,493,147 shares and shared voting power with respect to 3,102,383 shares. The principal business address for each of these entities is 280 Congress Street, Boston, Massachusetts 02210.

(13)	Based solely on a Schedule 13G/A filed by Nantahala Capital Management, LLC, Wilmot B. Harkey, and Daniel Mack on February 16, 2021, each of the aforementioned filers is deemed to be the beneficial owner with shared dispositive power of 2,344,245 shares and shared voting power of 2,344,245 shares. The principal business address for those beneficial owners is 130 Main Street, 2nd Floor, New Canaan, Connecticut 06840.

(14)	Based solely on a Schedule 13G/A filed by Paradice Investment Management LLC and Paradice Investment Management Pty Ltd on February 16, 2021, both aforementioned filers are deemed to be the beneficial owner with shared dispositive power of 2,321,954 shares and shared voting power with respect to 1,563,895 shares. The principal business address for Paradice Investment Management LLC is 257 Fillmore Street, Suite 200, Denver, Colorado 80206. The principal business address for Paradice Investment Management Pty Ltd is Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia.

(15)	Based solely on a Schedule 13G filed by William Blair Investment Management, LLC on February 10, 2021, William Blair Investment Management, LLC has sole voting power with respect to 1,360,162 shares and sole power to dispose or direct the disposition of 1,700,597 shares. The principal business address for the entity is 150 North Riverside Plaza, Chicago, Illinois 60606.

(16)	Based solely on a Schedule 13G filed by Kempen Capital Management N.V. on February 12, 2021, Kempen Capital Management N.V. has the sole voting power with respect to 1,354,274 shares and sole power to dispose or direct the disposition of 1,623,923 shares. The principal business address for the entity is Beethovenstraat 300, 1077WZ Amsterdam, The Netherlands.

section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires the Company's Directors and Officers, and persons who beneficially own more than 10% of the Company's ordinary shares, to file with the SEC initial reports of ownership and reports of changes in ownership relating to the Company's ordinary shares. Such persons are required by SEC regulations to furnish the Company with copies of all Forms 3, 4, and 5 in which they file. Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that each of said persons complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2020.

shareholder proposals and nominations for the 2022 annual general meeting of shareholders

The deadline for submitting a shareholder proposal for inclusion in our proxy materials for our 2022 Annual General Meeting pursuant to SEC Rule 14a-8 is December 28, 2021. Any such proposal must meet the rules and regulations of the SEC, including Rule 14a-8, for such proposals to be eligible for inclusion in our proxy statement and form of proxy for our 2022 Annual General Meeting.

In addition, our Articles of Association establish an advance notice procedure outside of Rule 14a-8 for shareholders who wish to present nominations for the election of Directors at an annual general meeting. Any such nominations must be submitted in accordance with the requirements of our Articles, which provide that no person, other than a Director retiring at the general meeting, shall be appointed or re-appointed a Director at any general meeting unless he or she is recommended by the Board of Directors, or, not less than 7 nor more than 42 days before the day appointed for the meeting, notice in writing by a member qualified to vote at the meeting has been given to the Company Secretary with the intention to propose the person for appointment, together with confirmation in writing by that person of their willingness to be appointed.

Shareholder and interested party proposals or nominations pursuant to any of the foregoing should be sent to us at our headquarters: c/o Company Secretary, Luxfer Holdings PLC, Lumns Lane, Manchester M27 8LN, United Kingdom.

shareholders sharing an address

In addition to furnishing proxy materials electronically, we take advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one set of proxy materials is delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders.

If you are a shareholder sharing an address and wish to receive a separate copy of the proxy materials, you may so request by contacting Computershare by phone at 1-866-641-4276 or by email at investorvote@computershare.com (please include “Proxy Materials Luxfer Holdings PLC” in the subject line and include your full name and address). A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future.

If you currently share an address with another shareholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting Computershare at the phone number or email address shown above.

where you can find more information

Luxfer files annual, quarterly, and special reports; proxy statements; and other information with the SEC. You may read and copy any document that Luxfer files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Luxfer. The SEC’s Internet site can be found at http://www.sec.gov.

Any shareholder or interested party wishing to review, without charge, a copy of our 2020 Annual Report on Form 10-K (without exhibits) filed with the SEC or any other documents incorporated by reference in this Proxy Statement should write to us at our headquarters: c/o Company Secretary, Luxfer Holdings PLC, Lumns Lane, Manchester M27 8LN, United Kingdom. We can also be reached by telephone at +1-414-269-2419.

appendix A:

reconciliation of non-gaap financial measures to gaap measures

The following table of non-GAAP summary financial data presents a reconciliation of net income to adjusted net income, adjusted earnings per share, adjusted EBITA (also referred to as Management EBITA), adjusted EBITDA, adjusted operating cash flow, and organic revenue for the periods presented, being the most comparable GAAP measure.

Management believes that adjusted net income, adjusted earnings per share, adjusted EBITA, adjusted EBITDA, adjusted operating cash flow, and organic revenue are key performance indicators (“KPIs”) used by the investment community and that such presentation will enhance an investor’s understanding of the Company’s operational results. In addition, Luxfer’s CEO, CFO, and other senior management use these KPIs, among others, to evaluate business performance. However, investors should not consider these metrics in isolation as an alternative to net income, earnings per share, EBITA, EBITDA, operating cash flow, or revenue when evaluating Luxfer’s operating performance or measuring Luxfer’s profitability.

Discontinued Operations

As a result of our decision to exit non-strategic aluminum product lines such as our Superform aluminum superplastic forming business operating from sites in the UK and our US aluminum gas cylinders business, we have reflected the results of operations of these businesses as discontinued operations in the tables below. Certain amounts in prior-year financial statements were reclassified to conform to the current-year presentation primarily due to the classification of these businesses as discontinued operations.

		Years ended December 31,
In millions except per share data	2020	2019	2018	2017	2016
Net income from continuing operations	20.8	8.7	27.7	16.6	17.8
Accounting charges / (credits) relating to acquisitions and disposals of businesses:
Unwind of discount on deferred consideration	—	0.2	0.2	0.2	0.4
Amortization on acquired intangibles	0.7	1.2	1.2	1.3	1.0
Acquisitions and disposals	—	1.4	4.3	(1.3)	—
Defined benefit pension credit	(4.3)	(1.3)	(4.7)	(4.2)	2.8
Restructuring charges	8.9	25.9	13.2	8.4	0.4
Impairment charges	—	(0.2)	5.9	3.7	—
Other charges (1)	0.4	2.5	—	5.8	—
Other general income	—	—	—	—	(2.5)
Share-based compensation charges	2.8	4.5	4.8	2.2	1.4
Impact of U.S. tax reform	—	—	—	(2.0)	—
Other non-recurring tax items	—	—	(2.9)	—	—
Income tax on adjusted items	(0.4)	(2.0)	(1.7)	(3.1)	(0.8)
Adjusted net income from continuing operations	28.9	40.9	48.0	27.6	20.5
Adjusted earnings per ordinary share
Diluted earnings per ordinary share	0.74	0.31	1.00	0.62	0.67
Impact of adjusted items	0.29	1.16	0.73	0.41	0.10
Adjusted diluted earnings per ordinary share (2)	1.03	1.47	1.73	1.03	0.77

_____________________

(1)	In 2019, the Company decided to commence a project to remove low-level naturally occurring radioactive material (NORM) from a redundant building at Elektron’s Manchester, UK site. The work represents remediation of a legacy environmental issue and is expected to complete in the first quarter of 2021. In 2020 and 2019, the Company recognized US$0.4 million and US$2.5 million respectively, in other charges on the Statements of Income in Form 10-K related to this remediation.

(2)	For the purpose of calculating diluted earnings per share, the weighted average number of ordinary shares outstanding during the financial year has been adjusted for the dilutive effects of all potential ordinary shares and share options granted to employees.

A-1

appendix A:

reconciliation of non-gaap financial measures to gaap measures

		Years ended December 31,
In millions	2020	2019	2018	2017	2016
Adjusted net income from continuing operations	28.9	40.9	48.0	27.6	20.5
Add back / (deduct):
Impact of U.S. tax reform	—	—	—	2.0	—
Other non-recurring tax items	—	—	2.9	—	—
Income tax on adjusted items	0.4	2.0	1.7	3.1	0.8
Income tax expense	6.9	7.6	6.5	3.3	6.8
Net finance costs	5.0	4.4	4.5	6.3	6.0
Adjusted EBITA from continuing operations (1)	41.2	54.9	63.6	42.3	34.1
Loss on disposal of PPE	0.1	0.2	0.3	—	0.2
Depreciation	12.6	12.0	15.7	17.0	17.0
Adjusted EBITDA from continuing operations	53.9	67.1	79.6	59.3	51.3
Adjustments to reconcile from U.S. GAAP (2)	—	—	—	2.0	3.5
Changes in assets and liabilities, net of effects of business acquisition	20.9	(5.2)	3.8	5.7	(8.3)
Non-restructuring capital expenditures	(8.2)	(12.7)	(10.3)	(11.3)	(18.4)
Equity income of unconsolidated affiliates	(0.1)	0.7	0.4	(0.1)	(0.5)
UK pension deficit funding contributions	(5.3)	(5.2)	(5.5)	(7.2)	(6.1)
Adjusted operating cash flow	61.2	44.3	67.2	48.4	21.5
Organic revenue
Group revenue	324.8	373.4	401.9	441.3	414.8
Deduct:
Czech divestiture	—	(7.6)	(18.7)	(18.9)	(15.8)
Organic revenue	324.8	365.8	383.2	329.1	308.4
Organic revenue (decline) / growth	(11.2)%	(4.5)%	16.4%	6.7%	(8.1)%

_____________________

(1)	Also referred to in this Proxy Statement as Management EBITA.

(2)	Prior to 2018, Luxfer was a Foreign Private Issuer and reported under IFRS as adopted by the E.U. (“IFRS E.U.”), which differs in certain respects from U.S. generally accepted accounting principles (“U.S. GAAP”). The adjusted EBITDA figures for 2017 and 2016 reported under U.S. GAAP in our Annual Report on Form 10-K have been reconciled to IFRS E.U. for the purposes of reconciliation to the non-GAAP adjusted operating cash flow metrics.

A-2

appendix b:

proposed directors’ remuneration policy

INTRODUCTION

As required by Sections 439 and 440 of the Companies Act 2006, a company incorporated in the United Kingdom whose shares are publicly listed, whether in or outside of the UK, must submit its Directors’ Remuneration Policy to a binding shareholders’ vote at least once every three (3) years. The current Directors’ Remuneration Policy was last approved at the 2018 Annual General Meeting held on May 22, 2018, where 86.84% of the votes cast were cast in favor of approving the Directors’ Remuneration Policy.

The Board of Directors of Luxfer Holdings PLC (the “Board” and the “Company” respectively) approved at its meeting on March 3, 2021, on the recommendation of the Remuneration Committee (the “Committee”), the submission of this Directors’ Remuneration Policy for fiscal years 2021, 2022 and 2023 (“Directors’ Remuneration Policy” or “Policy”) to a binding shareholders’ vote at the 2021 Annual General Meeting of Shareholders (“Annual General Meeting” or “AGM”). As such, the Board hereby presents this proposed Directors’ Remuneration Policy for shareholder approval.

Following approval at the 2021 Annual General Meeting, the Directors’ Remuneration Policy will take effect immediately following the conclusion of the Annual General Meeting, without requiring further shareholder approval, and will be valid for a period of three (3) years or until a subsequent version is approved by an ordinary resolution of the shareholders.

ARTICLE 1
OBJECTIVES AND PRINCIPLES

This Policy (i) sets forth the criteria and objectives applicable to the remuneration of the Company’s Non-Executive Directors and Executive Director and (ii) guides the activities of the Remuneration Committee and the Board with respect to Director remuneration. The Committee may exercise operational and administrative discretion in several areas, as described in further detail in this Policy, including under relevant standalone deeds of grant or plan rules. In addition to this Policy, the Committee is governed by the Remuneration Committee Charter, which sets forth the responsibilities of the Committee and the rules governing its composition and conduct. The Remuneration Committee Charter is available on the Company’s website at https://www.luxfer.com/investors/governance/.

The Remuneration Committee considers the Policy annually to ensure that it remains aligned with business needs and is appropriately positioned relative to the market. However, in the absence of exceptional or unexpected circumstances which may necessitate change to the Policy, there is currently no intention to revise the Policy more frequently than every three (3) years.

With respect to Non-Executive Directors, this Policy is intended to remunerate Directors appropriately in accordance with their qualifications, responsibility assumed, and dedication to the Company. The Committee seeks to ensure that such remuneration is in line with market standards and sufficient to attract and retain Directors of the desired profile, but not so high as to compromise the independence of the Non-Executive Directors.

The Company’s Chief Executive Officer is currently the only Executive Director. With respect to the Executive Director, this Policy aims to attract, retain, and incentivize the Executive Director and reward the Executive Director for achievement of the Company’s long-term financial and strategic objectives.

In accordance with the foregoing objectives, this Directors’ Remuneration Policy is based on the following principles:

Alignment with Shareholders’ Interests and Long-Term Value Creation	■	To ensure alignment between the achievement of strategic objectives and the creation of long-term shareholder value
	■	To associate a significant part of the Executive Directors’ remuneration with the achievement of financial, strategic, value-creation and sustainability objectives

Talent Attraction, Retention and Motivation	■	To offer competitive and fair remuneration to attract and retain high-quality talent
	■	To consider the evolution of national and international standards, best practices, recommendations and trends in Director remuneration to ensure that remuneration packages remain competitive
Compensation for Professional Accountability	■	To appropriately compensate each Director’s professional responsibility, dedication, experience and accountability
	■	To establish a level of transparency in line with corporate governance best practices, with the aim of building trust between the Company and shareholders
External Competitiveness and Internal Equity	■	To offer remuneration packages that are competitive with that of comparable companies on an international scale, in terms of both structure and overall size
	■	To establish remuneration levels that are appropriate in terms of the Directors’ qualifications, responsibilities and experience
	■	To ensure that remuneration is fair and non-discriminatory
Balance Between the Remuneration Elements	■	To establish a balanced remuneration package for the Executive Director, in which a significant part of the total remuneration is variable
	■	To deliver an overall remuneration package for the Executive Director that provides an appropriate balance between short-term and long-term reward

For the duration of this Policy, the Company will honor any commitments made in respect of Executive Director and Non-Executive Director remuneration and benefits before the date on which either (i) the Directors’ Remuneration Policy becomes effective or (ii) an individual becomes a Director, even where such commitments are not consistent with the Remuneration Policy prevailing at the time any such commitment is fulfilled. This includes, without limitation, all existing share awards that remain outstanding and any commitments entered into (such as grants of share awards) consistent with a previously approved Remuneration Policy that was applicable at the relevant time.

ARTICLE 2
PROPOSED POLICY CHANGES

While this Policy contains no additional components that were not included in the Remuneration Policy approved at the 2018 Annual General Meeting, certain changes were made to allow for consideration of the latest benchmarking studies when setting Director remuneration. The following is a summary of the key changes from the 2018 Remuneration Policy:

■	The maximum amount of long-term equity incentive awards available to the Executive Director for achievement of certain financial targets under the Company’s Long-Term Umbrella Incentive Plan (“LTIP”) is increased from 220% to 300% of the Executive Director’s base salary.

■	The long-term equity awards available to Non-Executive Directors are increased from 55% to 100% of the Non-Executive Directors’ annual retainer fee.

■	Clawback policies relating to certain incentive compensation have been added as a standalone provision of this Policy.

ARTICLE 3
EXECUTIVE DIRECTOR REMUNERATION

FIXED REMUNERATION
Base Salary
Purpose and Link to Strategy
■	Attract, retain, incentivize, and reward talented individuals who can deliver on the Company’s strategic and financial objectives
■	Recognize market value of the role and an individual’s skills, experience and performance to ensure the Company can attract and retain high-caliber talent
■	Offer competitive remuneration

Operation

Salaries are reviewed annually and normally fixed for 12 months from January 1st to December 31st of each year. Salaries are paid in 12 equal monthly installments. Setting and reviews of salaries consider a variety of factors, including:

■	Remuneration packages for Executives of the same position at comparable companies;
■	Market data and pay practices in the US and UK;
■	Rises in the cost of living and market rates;
■	Individual experience, performance, and skills;
■	Scale of the Company’s operations;
■	Company performance and affordability;
■	Total remuneration level; and
■	Increases throughout the rest of the Company.

Maximum Opportunity

There is no prescribed maximum to base salaries to avoid setting expectations. Salaries are typically set at or about the median salaries of the external comparator group, as determined by the Committee in consultation with its independent remuneration consultant. The Committee retains discretion to adjust salaries, at or about the median salaries of the external comparator group, to maximize the Company’s top-quartile performance. When the Committee is satisfied that salaries are at or about the median of the external comparator group, annual increases are typically limited to the general level of increases granted to the Company’s wider workforce, but may be higher in certain circumstances, such as a change in the role or an increase in responsibilities, in which case the Committee would increase salaries at its discretion.

Performance Metric None.
Provisions for Recovery or Withholding of Payment None.
Benefits in Kind
Purpose and Link to Strategy
■	Aid in the recruitment and retention of high-caliber talent
■	Provide employment benefits which ensure the overall remuneration package is market competitive when taking these elements into account

Operation

Benefits generally include (i) a car allowance or mileage reimbursement; (ii) medical, dental and vision insurance; and (iii) life and disability assurance benefits. These benefits are provided directly by the Company or through the Company’s plans or pension schemes. Additional benefits may be provided where required by law or to align with market practice, so long as such benefits are not significant in value. The Company may introduce new benefits that become prevalent in the jurisdiction in which it operates or in which the Executive Director is located. Where an Executive Director is relocated, benefits such as relocation expenses, travel expenses, accommodation, tax equalization, professional advice, and post-retirement medical expenses may be provided.

Maximum Opportunity

Benefits are set at a level which the Committee considers to be appropriate against comparable roles in companies of similar size in the relevant market. No maximum value is set, but the Committee regularly monitors the overall cost of these benefits to ensure they are affordable, competitive, and in line with market practice.

Performance Metric None.
Provisions for Recovery or Withholding of Payment None.
Pension or 401(k) Contribution
Purpose and Link to Strategy
■	Provide competitive post-retirement benefits or cash allowance equivalent
■	Encourage and enable individuals to build savings for their retirement

Operation

Executive Directors are eligible to participate in the Company’s defined contribution schemes or retirement savings plans. The Company previously maintained defined benefit pension schemes; however, those schemes were frozen in 2016, consistent with contemporary benefit practices. The Company makes contributions to pension plans or retirement savings plans (i) in accordance with the terms of such plans; (ii) in accordance with regulatory requirements; and (iii) to match prevailing local market practices. In certain circumstances, such as when an individual Director’s pension planning is restricted by one or more tax allowance, an equivalent allocation or payment may be made to an unregistered alternative savings vehicle or as a salary supplement in lieu of pension contributions. Arrangements are reviewed annually to ensure consistency with market practice and to take into account the effect of regulatory changes on an individual Director’s benefits.

Maximum Opportunity

The UK defined contribution scheme provides a maximum Company contribution of 25% of base salary with respect to the current Executive Director. With limited exceptions, the Company’s 401(k) savings plan currently provides matching Company contributions up to six percent (6%) of base salary, subject to US statutory limits.

Performance Metric None.
Provisions for Recovery or Withholding of Payment None.

VARIABLE REMUNERATION
Annual Cash Bonus Incentive
Purpose and Link to Strategy
■ Promote and reward the achievement of key financial targets and strategic objectives in the applicable financial year
■ Retain, motivate and incentivize high-caliber talent

Operation

The annual cash bonus is awarded with respect to the achievement of certain performance targets over the previous financial year. Performance targets are set at the beginning of the financial year and typically based on the achievement of various financial targets (typically EBITA and net cash conversion) measured against the budgeted levels approved by the Committee for the bonus year. Bonuses are awarded for achieving financial targets on a sliding scale between “Threshold”, “Target” and “Max.” If deemed appropriate, the Committee retains flexibility to (i) grant additional cash bonus incentives for attaining “Target” or “Max”, as well as a single objective and (ii) use non-financial and personal objectives in addition to financial targets.

Maximum Opportunity The annual cash bonus incentive is capped at 200% of the Chief Executive Officer’s – the only Executive Director’s – base salary.

Performance Metric

The weight of each measurement for achieving financial and non-financial targets are adjusted annually and are driven by the Company’s strategy, financial goals, and requirement to maintain and improve operating efficiencies.

Provisions for Recovery or Withholding of Payment

If the Executive Director qualifies as a “good leaver” during the year to which the bonus relates, it is payable retrospectively pro-rata for the time in service. If, during the preparation of the current year’s accounts, a material misstatement of the previous year’s accounts is discovered, a clawback of the annual cash bonus with respect to the misstated element of the previous year’s accounts may apply. Additional details can be found in Article 11 of this Policy.

Long-Term Equity Incentive
Purpose and Link to Strategy
■ Align employee rewards with returns to shareholders through personal financial investment
■ Reward the achievement of financial targets and key strategic objectives
■ Attract and retain high-quality employees in an environment where remuneration levels are based on a global market

Operation

Long-term equity incentive awards to the Executive Director are made in accordance with the Company’s Long-Term Umbrella Incentive Plan (“LTIP”). The size of the awards granted is based on a targeted percentage of salary, which is divided by the share price to determine the number of shares subject to the award. The Committee considers the type, level, and vesting criteria of awards on an annual basis to ensure alignment to shareholders’ interests and Company strategy. The LTIP provides the Committee discretion to grant time-based, market value, or performance-based awards in the form of Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units (RSUs), and other stock-based awards or a combination of such awards. The award type or combination of award types is based upon what the Committee considers to be the market norm in the UK and US and the particular circumstances under which the award is made. Awards are made and satisfied through the use of existing treasury shares or the issue of new shares. Participants are required to pay, at a minimum, the nominal cost of the regular share.

The Committee has the discretion (as deemed appropriate to a “good leaver” in a particular circumstance, such as retirement of long serving employees or due to sickness or disability) to: (i) accelerate vesting and exercise dates; (ii) waive conditions to vesting, exercise, or transferability; and (iii) extend exercise periods after termination of employment.

RSUs may be settled in cash, shares, or a combination of both, at the discretion of the Committee, in accordance with the Company’s best interests. Awards may accrue dividends, either under the rules of the Plan or at the discretion of the Committee, payable in cash or shares. Dividend equivalents in respect of vested shares may be paid, in cash or shares, at the time of vesting (or exercise, in the case of options) and are not taken into account when determining individual limits.

Maximum Opportunity

The maximum award in any calendar year under the LTIP may not exceed 300% of the Executive Director’s base salary. The maximum amount of dividend paid with respect to any award will be the dividends paid on the regular share over which the awards are granted between the grant date and vest date.

Performance Metric

The Committee has discretion to use a range of performance metrics for performance-based awards, as deemed appropriate to support the long-term strategy of the Company at the time of grant. For recent performance awards, the Committee has used profit, cash flow, Earnings Per Share (EPS) and Total Shareholder Return (TSR) performance metrics in various combinations.

Provisions for Recovery or Withholding of Payment

If, during the preparation of the current year’s accounts, a material misstatement of the previous year’s accounts is discovered, a clawback of the long-term equity incentive award with respect to the misstated element of the previous year’s accounts may apply. Additional details can be found in Article 11 of this Policy.

All Employee Share Purchase Plans
Purpose and Link to Strategy
■ Encourage share ownership by all employees
■ Increase employee alignment with shareholders

Operation

The Executive Director is eligible to participate in the Company’s UK Share Incentive Plan (“SIP”) or US Employee Stock Purchase Plan (“ESPP”) under the same conditions as all other employees. The UK SIP is an HMRC approved plan, subject to prescribed limits, to provide all eligible employees (including Executive Directors) with a tax-efficient way of purchasing ordinary shares out of monthly savings over a six month accumulation period. The Company currently provides 1 free matching share for every 2 shares purchased. Dividends on both purchased and matching shares are used to purchase additional shares. The US ESPP also allows all eligible employees (including Executive Directors) with a cost-efficient way of purchasing ordinary shares at a discounted rate out of regular payroll contributions made by the participant over a six month offering period. Additional share incentive schemes may be offered, where practical, on a cost-efficient basis.

Maximum Opportunity

Participants in the UK SIP can invest up to £150 per month (£1,800 p.a.) or 10% of salary, if lower, in any tax year to purchase ordinary shares using the participant’s contributions at the end of each accumulation period. Such purchases are made at the lower of (i) the price at the start of the accumulation period or (ii) the price immediately before purchase. The maximum number of shares purchased by the participant through contributions is matched 1:1 by the Company, but the Company’s current practice is to match 1:2.

Participants in the US ESPP can purchase a maximum of 1,500 shares per each 6-month offering period and invest up to $25,000 annually.

In other jurisdictions where the Company operates, the plan(s) may have a maximum opportunity commensurate with the UK plan or applicable legislation, if deemed appropriate by the Committee.

Performance Metric None.

Provisions for Recovery or Withholding of Payment

Under the UK SIP, matching shares are forfeited if not held for 3 years, except if the participant leaves employment through redundancy, retirement, disability or TUPE transfer.

Illustration of Remuneration Policy in Practice; Pay for Performance

The below graph seeks to demonstrate how pay varies with performance and is reflective of this Policy being presented for approval at the 2021 Annual General Meeting. The graph below sets out the level of remuneration that would be received by the Executive Director in accordance with this Policy in the first year to which the Policy applies in each of three scenarios: if the Director receives the minimum remuneration available; if the Director performs in line with the Company’s expectations in respect of performance measures; and if the Director receives the maximum remuneration available (not allowing for any share price appreciation).

(1)	The above graph excludes remuneration in the form of taxable benefits and pension contributions.
(2)	The base salary for the Executive Director is set by the Committee for the year ending 31 December 2021 in US Dollars.
(3)	Bonus targets are set by the Committee in early 2021. An annual cash bonus is earned only when the Company’s performance exceeds a “Threshold” level. The “Target” level is generally set to be half of the maximum bonus potential. Maximum bonus is earned for meeting the “Max” target, which is considerably above the Board-approved Target and represents exceptional performance.

(4)	Equity incentive awards under the LTIP may be made through a combination of performance and time-based awards. Each year, the Committee sets a “Threshold” level, a “Target” level, and a “Max” level. Performance below “Threshold” means that no performance element of the LTIP is awarded in the following year. Currently, meeting the “Target” level results in a grant of awards at a value of 180% of the base salary for the CEO. Each subsequent year’s “Target” level typically represents a material improvement on the prior-year “Threshold.” Achieving the “Max” level means that the Company has considerably outperformed the Board’s expectations, resulting in the maximum grant of awards at a value up to 300% of the CEO’s base salary.

ARTICLE 4
NON-EXECUTIVE DIRECTOR REMUNERATION

FIXED REMUNERATION
Annual Retainer Fee
Purpose and Link to Strategy
■ Support the recruitment and retention of Non-Executive Directors
■ Attract Non-Executive Directors who have a broad range of experience and skills to provide independent judgment on issues affecting the Company
■ Offer competitive remuneration to Non-Executive Directors in line with market practice

Operation

Each Non-Executive Director receives an annual retainer fee for their services, with an additional amount payable for acting as the Board Chair. The Non-Executive Directors do not receive supplemental fees for acting as the chair of any of the Board committees or their respective committee responsibilities. The Committee reserves the discretion to implement such supplemental fees if deemed appropriate and in line with market practice.

Annual retainer fees are reviewed annually. In setting and reviewing the annual retainer, the Committee considers a variety of factors, including (i) inflation, (ii) market rates, (iii) affordability, (iv) total remuneration levels, (v) pay and practices in both the US and UK, and (vi) increases in remuneration throughout the rest of the Company.

Non-Executive Directors may choose to forego annual or periodic increases to their annual retainer in lieu of an equivalent value of share awards. The annual retainers are denominated in USD.

Maximum Opportunity

There is no prescribed maximum with respect to the Non-Executive Directors’ annual retainers to avoid setting expectations. Retainers are regularly reviewed and increased in line with market practice.

Performance Metric None.
Provisions for Recovery or Withholding of Payment None.
Long-Term Equity Awards
Purpose and Link to Strategy
■ Strengthen the alignment between the interests of shareholders and Non-Executive Directors through share ownership

Operation

Non-Executive Directors receive a non-discretionary grant of share awards in the form of Options, Restricted Stock, or RSUs. Awards are made once annually, immediately after the Annual General Meeting. The awards vest the day prior to the following year’s Annual General Meeting. The size of the awards granted is based on a targeted percentage of the annual retainer fee, which is divided by the share price to determine the number of shares subject to the award.

New Non-Executive Directors cannot participate in the annual equity awards until they have served six months on the Board of Directors; however, the awards they would have earned from the date of their appointment are added to the next annual award, provided they are elected or re-elected at the AGM.

Maximum Opportunity The maximum award in any calendar year may not exceed 100% of the Non-Executive Director’s annual retainer fee, valued as of the grant date.
Performance Metric None.
Provisions for Recovery or Withholding of Payment None.

ARTICLE 5
ALIGNMENT OF EXECUTIVE DIRECTOR REMUNERATION

WITH EMPLOYEE REMUNERATION

The Committee considers the remuneration strategy applicable to other Luxfer employees when setting the Executive Director’s remuneration. In this respect, the remuneration policy applicable to the Executive Director is aligned with that of other Luxfer employees and shares the following principles:

■	The Committee’s approach to annual salary reviews is consistent with the approach used across the Company, with consideration given to the scope of the role, level of responsibility, experience, performance, and market data for similar roles in other companies.

■	Senior, middle, and lower management may participate in an annual bonus scheme with similar structures and metrics to those used for the Executive Director, although these bonuses are set a lower percentage of base salary. Other employees may participate in performance-based incentive plans which vary by organizational level and contain various metrics relevant to the particular business or function. In general, there is a greater emphasis on performance-related pay for management, and bonus opportunities for other employees may be lower or not available, depending on the jurisdiction.

■	Equity incentive awards made under the LTIP is limited to the Executive Director and certain senior officers and managers in the Company. The nature of any award under the LTIP depends on the individual’s location, role, and responsibilities. At the discretion of the Committee, market value share awards or time-based share awards may be awarded to employees in recognition of outstanding performance and to encourage share ownership and retention.

■	The Executive Director is eligible to participate in the UK Share Incentive Plan and US Employee Stock Purchase Plan on the same basis as other employees.

■	Participation in defined contribution schemes or retirement savings plans are generally provided to eligible employees on the same basis. Pension arrangements are offered where it is the norm in the jurisdiction in which the employee is located. Where local regulation permits and where it is market norm, higher contributions may be available for more senior management. The Company’s primary pension schemes and retirement savings plans are described in the Company’s financial statements.

■	Benefits available to Luxfer employees generally include (i) medical, dental and vision insurance and (ii) life and disability assurance benefits. However, the benefits available are dependent on the employee’s position and the market norms of the jurisdiction in which they are located.

While Executive Director and employee remuneration are aligned in many respects, differences are due to levels of responsibility, seniority, and market norms in the jurisdictions in which such persons are employed.

ARTICLE 6
APPROACH TO RECRUITMENT REMUNERATION

Luxfer’s policy is to pay a fair remuneration package for the role being undertaken and the experience of the individual to be appointed.

Executive Director

When setting a remuneration package for a new Executive Director, including internal promotions, the Committee will apply similar principles to those set out in the most recent and approved Remuneration Policy. Luxfer expects remuneration packages for Executive Directors to include base salary, an annual cash bonus incentive, initial and ongoing equity incentive awards, pension or 401(k) contributions, and standard benefits. The table below sets out the maximum variable remuneration opportunity:

Element of Remuneration	Approach	Maximum Opportunity
Base Salary	Set at a level appropriate to the role and experience of the new Executive Director. This may include, if appropriate, an agreement to increase base salary over a defined period up to a pre-defined level on acquiring experience and having delivered satisfactory performance, in which case the salary may exceed inflation or other increases given to the general workforce in the country in which the new Executive Director is based.	In line with existing Remuneration Policy
Benefits	In line with existing Remuneration Policy	In line with existing Remuneration Policy
Pension or 401(k) Contribution	In line with existing Remuneration Policy	In line with existing Remuneration Policy
Annual Cash Bonus Incentive	In line with existing Remuneration Policy	In line with existing Remuneration Policy
Long-Term Equity Incentives	In line with existing Remuneration Policy	In line with existing Remuneration Policy

The Committee may also consider special provisions tailored to the recruitment situation, such as a sign-on bonus, reasonable relocation support, and make-whole awards for remuneration forfeited from a prior employer (whether on account of cash bonuses, share awards, pension benefits or other forfeited items). In the event of an external appointment, the Committee may consider compensating a new Executive Director in cash or shares for remuneration forfeited on leaving their former employment if they consider it to be in the best interest of the Company and its shareholders. The Committee would consider the amount of remuneration forfeited, as well as the nature, vesting dates, and performance requirements of the forfeited remuneration.

Any new Executive Director will be required to hold Company shares at a minimum value of 4x their annual base salary and is allowed a period of five (5) years from the date of appointment or the effective date of the Company’s Stock Ownership Guidelines, whichever occurs later, to acquire this minimum holding. The Committee may award a new Executive Director up to 100% of their base salary in time-based options outside of the terms of the LTIP. These options would vest in three equal installments over the three anniversaries of the award. Additionally, the Committee may award a new Executive Director up to 300% of their base salary in performance-based options outside the terms of the LTIP. These options may be made available in installments, with various performance targets, over a period of up to seven (7) years to allow for the delivery of strategic objectives. Shares acquired under this performance-based element must be retained for a minimum of five (5) years from the date of appointment.

Non-Executive Directors

New Non-Executive Directors will be offered remuneration on the same basis as existing Non-Executive Directors, including annual retainer fees and long-term equity awards. Long-term equity awards are granted to Non-Executive Directors pursuant to the Equity Incentive Plan (“EIP”), under which the annual awards are non-discretionary. Awards can be made in the form of Options, Restricted Stock, or Restricted Stock Units at the discretion of the Committee, based on the value of each type of award and the number of shares left in the Plan. The vesting period is determined at the discretion of the Committee.

ARTICLE 8
SERVICE CONTRACTS AND LETTERS OF APPOINTMENT

In accordance with Luxfer’s long-standing policy, the Executive Director is party to a Service Contract, while Non-Executive Directors are subject to Letters of Appointment, which detail the basis of their appointment. Service Contracts and Letters of Appointment are available for inspection at the Company’s registered office.

Executive Director

It is generally the Company’s policy that Service Contracts for Executive Directors shall not include a fixed term. Notice periods are set by the Board, having regard to the Company’s need to attract and retain talent, ensure an orderly succession, and enable the Company to manage personnel while avoiding excessive costs. Generally, Service Contracts may be terminated by either party, upon twelve months’ notice, and contain change in control provisions. At the Committee’s discretion, Service Contracts may provide for pay in lieu of notice in the event of early termination. Such payment in lieu of notice may include base salary, benefits, pension contributions, or payment of the annual cash bonus incentive.

The Company may terminate, without notice, the Executive Director’s Service Contract for “Cause” (as such term is defined in the Service Contract) upon the occurrence of certain events identified in the Service Contract. Such termination would typically occur if the Executive Director’s conduct justifies dismissal, such as gross misconduct. In such event, the Company will pay the Executive Director all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which Luxfer will have no further obligation to the Executive Director under the Service Contract, unless specified by further written agreement. The Executive Director has the same employment rights as any other employee in the case of redundancy or if a relevant tribunal determines that their termination was unlawful or unfair under applicable law.

The below table summarizes various terms of the current Executive Director’s Service Contract.

Executive Director	Date of Current Service Contract	Notice Period	Remuneration Entitlement
Alok Maskara	23 May 2017	12 months	■	Payment in lieu of notice in the event of early termination: May include base salary, benefits, and pension contributions payable for the notice period. A cash bonus may be paid if the period for which pay in lieu of notice is made extends past the year-end, subject to performance targets being achieved.
			■	Termination for Cause: All accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination.
			■	Death or Disability: All accrued and unpaid base salary and any accrued and unpaid benefits through the date of death or disability.
Change in Control

In the event of (A) a change in control and (B) (i) the Executive Director’s Service Contract not being assumed by the acquiring entity or (ii) a materially different position is offered to the Executive Director, a severance payment is payable by the Company to the Executive Director upon termination of the Service Contract. The severance payment shall be made in accordance with the terms of the Service Contract or, where not applicable, the Company’s then-current Severance Policy. In the event of a severance payment as a result of a change in control, the severance payment is calculated at 2x the highest basic annual salary for the Executive Director (as opposed to twelve months’ salary at the base salary in effect as of the date of termination under typical notice circumstances and provisions).

Upon a change in control, all outstanding but unvested time-based awards will fully vest and become exercisable. Unless otherwise determined by the Committee, any exercisable time-based awards shall lapse on the first anniversary of the change in control if not exercised. Pursuant to the rules of the LTIP, all performance-based awards will vest on a pro-rata basis, based on the Company’s performance as of the effective date of the change in control and the elapsed portion of the performance period.

The Committee may choose to make a cash payment equivalent of the non-equity incentive compensation to the Executive Director, typically at the Target level, and subject to performance targets being achieved.

Service Contracts for new Executive Directors to the Board, including internal promotions, will be made on the same terms as those offered to the current Executive Director, provided the Committee determines that such terms are consistent with market practice and in the best interest of the Company.

Non-Executive Directors

It is generally the Company’s policy that Letters of Appointment for Non-Executive Directors, including the Chair, shall not include a fixed term. However, the Company’s Corporate Governance Guidelines contain term limits and provisions regarding retirement age. Moreover, all Directors are subject to annual election or re-election at the Company’s Annual General Meeting, in accordance with the UK Corporate Governance Code. Non-Executive Directors, including the Chair, do not have any employment rights with the Company.

The below table summarizes various terms of the Non-Executive Directors’ Letters of Appointment.

Non- Executive Director	Date of Current Letter of Appointment	Notice Period	Remuneration Entitlement
David Landless	20 February 2013	3 months, except if the Director fails to be re-elected at an AGM, then the appointment terminates immediately, without notice or compensation	All accrued and unpaid retainer fees through the date of termination
Clive Snowdon	29 July 2016	3 months, except if the Director fails to be re-elected at an AGM, then the appointment terminates immediately, without notice or compensation	All accrued and unpaid retainer fees through the date of termination
Richard Hipple	19 November 2018	3 months, except if the Director fails to be re-elected at an AGM, then the appointment terminates immediately, without notice or compensation	All accrued and unpaid retainer fees through the date of termination
Allisha Elliott	5 March 2019	3 months, except if the Director fails to be re-elected at an AGM, then the appointment terminates immediately, without notice or compensation	All accrued and unpaid retainer fees through the date of termination
Lisa Trimberger	1 September 2019	3 months, except if the Director fails to be re-elected at an AGM, then the appointment terminates immediately, without notice or compensation	All accrued and unpaid retainer fees through the date of termination

New Non-Executive Directors to the Board will generally be appointed on the same basis as the current Non-Executive Directors.

ARTICLE 9
POLICY ON PAYMENT FOR LOSS OF OFFICE

Luxfer’s policy on payment for loss of office (i) provides a clear set of principles that govern such payments that will be made for loss of office and (ii) takes into account the individual circumstances relating to such loss of office, including the reason for termination, individual performance, and contractual obligations. Any termination payment made in connection with the departure of an Executive Director will be subject to the Committee’s approval, having regard to the terms of the Service Contract, other legal obligations, and circumstances surrounding the termination. At minimum, all contractual entitlements through the date of termination will be honored, and the Company will pay any amounts it is required to pay in accordance with the Director’s statutory employment or contractual rights.

In addition to the payments described below, the Committee may pay such amounts as are necessary to settle or compromise any claim or by way of damages, where the Committee views it as in the best interests of the Company to do so, including, without limitation, payment of or reimbursement of reasonable legal and professional fees incidentally incurred by the Director. In all cases, the Company will seek to apply the principles of mitigation to ensure that it is not paying more than is required.

Generally, Luxfer employment arrangements for Executive Directors include a notice provision and continuing payment obligations as per the individual Executive Director’s Service Contract following termination of an Executive Director without cause or termination by the Executive Director for good reason or change in control. Payment obligations, if any, typically include base salary, all or some portion of the annual cash bonus, and long-term equity incentives. Luxfer may offer payment in lieu of notice if it is considered to be in the best interests of the Company.

Base Salary – Notice; Payment In Lieu of Notice

For Executive Directors, service contracts will generally be on terms that allow such contract to be terminated on up to 12 months’ notice from either party or by way of payment of the then-current base salary in lieu of notice.

If an Executive Director is terminated for “Cause”[1] or if the Executive Director resigns without “Good Reason” (as each term is defined in the Service Contract), Luxfer will pay the Executive Director all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which Luxfer will have no further obligation under the Service Contract to the Executive Director, unless specified by further written agreement. Neither notice nor a payment in lieu of notice will be given in the event the Executive Director is terminated for “Cause” (as that term is defined in the Service Contract), such as in the event of gross misconduct.

If the employment of the Executive Director terminates due to their death or “Disability” (as defined in the Service Contract), the Executive Director or their estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of death or disability, after which all right to benefits will terminate and Luxfer will have no further obligation to the Executive Director or their estate under the Service Contract.

If the employment of the Executive Director is terminated for any reason other than death, “Disability”, or “Cause”, the Executive Director will generally be entitled to a cash severance payment equal to 12 months of the Executive Director’s annual base salary at the time of termination.

__________

[1] Unless otherwise defined in a Director’s Service Contract, termination for “Cause” is generally defined as conduct that would constitute grounds for summary dismissal.

Long-Term Equity Incentive Awards

The treatment of outstanding share awards in the event that an Executive Director leaves the Company is governed by the relevant LTIP rules.

For Directors departing for any reason other than termination for “Cause” (as that term is defined in the Service Contract) or a change in control, all outstanding and unvested time-based awards will immediately lapse. Unless otherwise determined by the Committee, any vested and exercisable time-based awards shall lapse on the first anniversary of the effective date of termination. Pursuant to the rules of the LTIP, all performance-based awards will vest on a pro-rata basis, based on the Company’s performance as of the effective date of termination and the elapsed portion of the performance period. The Committee has the discretion (as deemed appropriate to a “good leaver” in a particular circumstance, such as retirement of long serving employees or due to sickness or disability) to: (i) accelerate vesting and exercise dates; (ii) waive conditions to vesting, exercise, or transferability; and (iii) extend exercise periods after termination of employment. Such discretion is typically used in circumstances where Directors are retiring before the last vesting date or leaving the Company due to ill health or redundancy.

In the event of termination for “Cause”, all time-based awards, unvested performance-based awards, and unexercised options will immediately lapse or be forfeited as of the date of termination.

Annual Cash Bonus Incentive

Generally, an Executive Director is not entitled to an annual cash bonus incentive upon cessation of employment within the first half of the calendar year. However, the Committee may, at its discretion, make a retroactive payment on a pro-rated basis during the second half of the calendar year if the performance targets are achieved.

Where an Executive Director’s employment is terminated after the end of a performance year but before the bonus payment is made, the Executive Director will remain eligible for an annual cash bonus for that performance year, subject to an assessment of performance achieved over the period. Any resulting cash bonus will be paid on the normal bonus payment date.

A departing Executive Director is not entitled to any cash bonus incentive if they breach any obligations in their Service Contract, including, without limitation, the notice period.

ARTICLE 10
CONSIDERATION OF INTERNAL AND EXTERNAL CONDITIONS

The Committee commissions benchmarking studies of comparable companies and gives consideration to the conditions of the Company’s broader workforce when making remuneration-related decisions for the Directors. Consideration is given to various factors, such as general inflationary and cost-of-living increases. Luxfer utilizes a clear structure of pay and benefits per layer of its workforce. The Committee does not consult employees nor does it use internal comparison metrics when preparing the Directors’ Remuneration Policy. However, the Committee is aware of average pay and benefit packages available within the Company. The Committee also considers shareholder feedback and views expressed by institutional shareholder bodies, so far as it relates to remuneration, when reviewing the appropriateness of the Policy. In addition, the Committee considers potential conflicts of interest to ensure that Directors do not have sole discretion over their own remuneration.

ARTICLE 11
CLAWBACK POLICIES AND PROCEDURES

The Company has established policies and procedures, which apply to all Directors and employees in relation to the clawback of certain incentive compensation. Specifically, if, during the preparation of the current year’s financial results, a material misstatement of the previous year’s results is discovered, a clawback of the non-equity cash bonus incentive and long-term incentive awards granted with respect to such misstated financial results may occur. The Committee has discretion in applying such policy to recover or recoup incentive compensation in situations involving a material misstatement of financial results. Furthermore, the Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid incentive compensation; how much incentive compensation to recoup from individual Directors and employees; and the form of such incentive compensation to be recouped.

Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 1 U P X 8. To approve, by non-binding advisory vote, the Directors’ Remuneration Report for the year ended December 31, 2020 (the “Directors’ Remuneration Report”), excluding the part containing the Directors’ Remuneration Policy. Luxfer Holdings PLC (“Company”) Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03FYBB + + of Directors recommends that you vote “For” Resolutions 1 – 9 and 11 and 12, and every “1 Year” A for Resolution 10. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual General Meeting Proxy Card 1. To re-elect Alok Maskara as a Director of the Company. 2. To re-elect David Landless as a Director of the Company. 9. To approve, by non-binding advisory vote, the compensation of Luxfer’s Named Executive Officers (the “Named Executive Officers”). 3. To re-elect Clive Snowdon as a Director of the Company. 10. To approve, by non-binding advisory vote, the frequency of “Say-On-Pay” votes. 4. To re-elect Richard Hipple as a Director of the Company. 5. To re-elect Allisha Elliott as a Director of the Company. 6. To re-elect Lisa Trimberger as a Director of the Company. 7. To approve the Directors’ Remuneration Policy (the “Directors’ Remuneration Policy”). For Against Abstain For Against Abstain 11. To ratify the re-appointment of PricewaterhouseCoopers LLP as the independent auditors (the “Independent Auditors”) of Luxfer Holdings PLC until conclusion of the 2022 Annual General Meeting. 1 Year 2 Years 3 Years Abstain 12. To authorize the Audit Committee of the Board of Directors to set the Independent Auditors’ remuneration For Against Abstain To view the Proxy Statement, 10-K and U.K. Report and Accounts online please go to www.edocumentview.com/LXFR

 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD. Proxy — Luxfer Holdings PLC qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q + + NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. as my/our proxy to exercise all or any of my/our rights to attend, speak and vote in respect of my/our voting entitlement on my/our behalf at the Company’s Annual General Meeting of Shareholders to be held at the Company’s headquarters, particularly the Luxfer MEL Technologies site, which is located at Lumns Lane, Manchester M27 8LN, United Kingdom (with entrance on Rake Lane), on June 9, 2021, and at any adjournment thereof. My/our proxy is to vote on the resolutions as indicated on the reverse side of this card. * For the appointment of more than one proxy, see Note 3. If you fail to select any of the given options, the proxy is authorised to vote (or abstain from voting) at his or her discretion on the specified resolutions. The proxy is also authorised to vote (or abstain from voting) on any other business which may properly come before the meeting. This Form of Proxy is solicited by and on behalf of the Board of Directors. Notes to proxy: 1. A member may appoint a proxy or proxies (who need not be a member of the Company) to exercise all or any of his rights to attend, speak and vote at the meeting. If you wish to appoint a proxy other than the Chair of the meeting, delete the words “the Chair of the Meeting” and insert the name and address of your proxy in the space provided. Please initial the amendment (unless you are completing an e-mail or online version). 2. If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the box next to the proxy holder’s name the number of shares in relation to which they are authorised to act as your proxy. If left blank your proxy will be deemed to be authorised in respect of your full voting entitlement (or if this proxy form has been issued in respect of a designated account for a shareholder, the full voting entitlement for that designated account). 3. A member can appoint more than one proxy in relation to the meeting, provided that each proxy is appointed to exercise the rights attaching to different shares held by him. To appoint more than one proxy you must complete a separate form of proxy for each proxy. Additional proxy forms may be obtained by contacting the Company’s registrars or you may photocopy this form. Please indicate in the box next to the proxy holder’s name the number of shares in relation to which they are authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All forms must be signed and, if returned by post, should be included in the same envelope. 4. The proxy must attend the meeting in person to represent you. The completion of a form of proxy does not preclude the member from attending or voting in person. 5. Please indicate how you wish your proxy to vote on the resolutions by inserting ‘X’ in the appropriate space on the reverse side of this card. Any alteration made to this form of proxy should be initialled by the person signing it. 6. In the case of a corporation the proxy must be under its common seal or be signed on its behalf by an attorney or a duly authorised officer of the corporation or in such other manner as may be approved by the directors. In the case of an individual the proxy must be signed by the appointor or the appointor’s attorney or in such other manner as may be approved by the directors. Where an appointment of a proxy is signed or authenticated in accordance with the above on behalf of the appointor by an attorney, the Company may treat the appointment as invalid unless the power of attorney or a notarially certified copy of the power of attorney is submitted to the Company. 7. In the case of joint holders the signature of only one of the joint holders is required but, if more than one votes, the vote of the first named on the register of members will be accepted to the exclusion of other joint holders. Appointment of Proxyholder l/We, being a member of the Company, hereby appoint the Chair of the meeting, or the following person (see Note 1) Please leave this box blank if you have selected the Chair. Do not insert your own name(s). Please indicate the number of shares this proxy is appointed over (if less than your full voting entitlement).